     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1996


                                                       REGISTRATION NO. 333-6431

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         HAMBRECHT & QUIST GROUP, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          6211                  94-3246636
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 576-3300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               DANIEL H. CASE III
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               HAMBRECHT & QUIST
                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 576-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

          FRANCIS S. CURRIE                        KENNETH L. GUERNSEY
            NEIL J. WOLFF                             KARYN R. SMITH
            GAIL C. HUSICK                              ANN CHIGA
            YOICHIRO TAKU                   COOLEY GODWARD CASTRO HUDDLESON &
       CHRISTOPHER G. NICHOLSON                           TATUM
   WILSON SONSINI GOODRICH & ROSATI                 ONE MARITIME PLAZA
       PROFESSIONAL CORPORATION                         20TH FLOOR
          650 PAGE MILL ROAD               SAN FRANCISCO, CALIFORNIA 94111-3580
   PALO ALTO, CALIFORNIA 94304-1050                   (415) 693-2000
            (415) 493-9300

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                           --------------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED MAXIMUM
                                                      PROPOSED MAXIMUM     AGGREGATE         AMOUNT OF
      TITLE OF EACH CLASS OF           AMOUNT TO       OFFERING PRICE       OFFERING        REGISTRATION
   SECURITIES TO BE REGISTERED       BE REGISTERED      PER UNIT (1)       PRICE (1)          FEE (2)
Common Stock, par value $.01 per
 share............................  4,025,000 shares       $17.00         $68,425,000         $23,595



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).


(2)  A fee of $27,587 was paid at the time of the initial filing.

                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS SEC, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         HAMBRECHT & QUIST GROUP, INC.
                             CROSS-REFERENCE SHEET
         PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

ITEM NUMBER AND HEADING IN FORM S-1 REGISTRATION STATEMENT                       LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
                                                                  Outside Front Cover Page
 1.        Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................
                                                                  Inside Front Cover Page; Outside Back Cover Page
 2.        Inside Front and Outside Back Cover Pages
            of Prospectus.......................................
                                                                  Prospectus Summary; Risk Factors
 3.        Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................
                                                                  Use of Proceeds
 4.        Use of Proceeds......................................
                                                                  Outside Front Cover Page; Underwriting
 5.        Determination of Offering Price......................
                                                                  Dilution
 6.        Dilution.............................................
                                                                  Not Applicable
 7.        Selling Security Holders.............................
                                                                  Outside and Inside Front Cover Pages; Underwriting;
                                                                   Outside Back Cover Page
 8.        Plan of Distribution.................................
                                                                  Prospectus Summary; Capitalization; Description of
                                                                   Capital Stock; Shares Eligible for Future Sale
 9.        Description of Securities to be Registered...........
                                                                  Legal Matters
10.        Interests of Named Experts and Counsel...............
                                                                  Outside and Inside Front Cover Pages; Prospectus
                                                                   Summary; Risk Factors; The Company; Restructuring;
                                                                   Use of Proceeds; Dividend Policy; Dilution;
                                                                   Capitalization; Selected Combined Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Regulation; Net Capital Requirements; Management;
                                                                   Certain Transactions; Principal Stockholders;
                                                                   Description of Capital Stock; Shares Eligible for
                                                                   Future Sale; Combined Financial Statements; Outside
                                                                   Back Cover Page
11.        Information with Respect to the Registrant...........
                                                                  Not Applicable
12.        Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 25, 1996

PROSPECTUS

                                3,500,000 SHARES



                                     [LOGO]


                                  COMMON STOCK


    All of the shares of Common Stock offered hereby are being sold by Hambrecht & Quist Group ("Hambrecht & Quist," "H&Q" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. The initial public offering price will be determined by agreement between the Company and the Underwriters in accordance with the recommendation of a "qualified independent underwriter" as required by the Rules of the National Association of Securities Dealers, Inc. See
"Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol HMQ, subject to official notice of issuance. Upon the completion of this offering, the current directors and executive officers of the Company will exercise voting control over approximately 41% of the Company's outstanding Common Stock. See "Principal Stockholders."

                                 --------------


            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                 -------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS
     THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
       COMMISSION  PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF   THIS
       PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              PRICE TO       UNDERWRITING      PROCEEDS TO
                                               PUBLIC        DISCOUNT (1)      COMPANY (2)
Per Share................................         $                $                $
Total (3)................................         $                $                $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company, estimated at $800,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available for delivery on or about August , 1996 at the office of the agent of Hambrecht & Quist LLC in New York, New York.


HAMBRECHT & QUIST LLC


                              MORGAN STANLEY & CO.
                                  INCORPORATED
                                                               SMITH BARNEY INC.
           , 1996

    The Company intends to distribute to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."


                                  THE COMPANY


    Hambrecht & Quist is a major bracket investment bank focused on emerging growth companies and growth-oriented investors in the United States and, increasingly, worldwide. The Company's core strength has been the early identification of trends, industries and entrepreneurial companies that have the potential to become broad-based drivers of economic growth and change. The Company believes that its industry-oriented research specialization is crucial to meeting the demands of its investor and issuer clients for sophisticated and informed investment and strategic advice, and to building long-term relationships with these clients. Since its inception in 1968, Hambrecht & Quist has broadened its industry focus from technology and healthcare to encompass the branded consumer industry and companies providing business information, outsourcing and healthcare services.



    H&Q organizes its research and investment banking professionals into industry teams. Each team, together with H&Q's venture capital professionals, endeavors to develop and maintain an in-depth understanding of the secular and cyclical trends driving that particular industry sector. In addition, each team of professionals maintains close relationships not only with private and public growth companies, but also with venture capital and institutional investors, technical experts, professional service providers and other key industry participants. Through these relationships, H&Q gains the opportunity to participate actively in the growth of promising entrepreneurial companies.



    H&Q has leveraged its industry expertise by providing an increasingly broad range of investment banking and brokerage services and by investing its own capital in emerging growth companies. It has grown its business by expanding the range of services it provides to growth companies and investors, by addressing the needs of larger companies and by developing expertise in new industries and markets. The Company has significantly expanded its underwriting capability; added advisory services in mergers, acquisitions, strategic partnerships and private placements; and begun providing asset-based and mezzanine financing. H&Q also has achieved a leading role in Nasdaq market-making in securities of companies for which H&Q has managed or co-managed public offerings, expanded its retail brokerage services and increased its trading of NYSE-listed securities.


    The Company brings together growth companies and growth investors through the sponsorship of eight regular conferences, each focusing on a different industry or geographic region. In addition, to facilitate the analysis of long-term trends, the Company has developed 11 industry indices, starting with the H&Q Technology Index, a number of which are regularly cited in the media. The Company believes that these efforts, together with the Company's investment banking and brokerage activities, have closely associated the name Hambrecht & Quist with entrepreneurial, high growth companies in its chosen areas of focus.


    Hambrecht & Quist believes that its industry focus and long-term orientation, together with the depth of its resources committed to the growth company sector, have made H&Q a leading provider of investment banking and brokerage services for emerging growth companies and investors. The number of public equity offerings managed or co-managed by the Company has increased from 43 in 1991 to 90 in 1995 and 69 in the first six months of 1996. While the distribution of offerings among industries has varied over time, during 1995 and the first six months of 1996, the Company managed or co-managed 96 public equity offerings in the technology industry, 35 in the healthcare industry, 21 in the services industry and 7 in the branded consumer industry. Since 1968, Hambrecht & Quist has managed or co-managed over 650 public offerings for over 440 growth companies in the technology, healthcare, business information and outsourcing services, healthcare services, branded consumer and related industries, including Adobe, Apple, Genentech and Netscape.


                                  THE OFFERING


Common Stock offered by the Company............  3,500,000 shares
Common Stock to be outstanding after the         22,169,064 shares(1)
  offering.....................................
Use of proceeds................................  General corporate purposes
Proposed New York Stock Exchange symbol........  HMQ


- ------------------------------

(1) Based on shares outstanding at June 30, 1996. Excludes 5,697,520 shares of Common Stock issuable upon exercise of stock options outstanding at June 30, 1996 at a weighted average exercise price of $7.15 per share, 3,000,000 shares of Common Stock reserved at June 30, 1996 for future issuance under the Company's 1996 Equity Plan and 26,140 shares of Common Stock held by a wholly owned subsidiary of the Company. See "Management -- Compensation Plans" and Note 8 of Condensed Notes to Combined Financial Statements -- June 30, 1996.

                   SUMMARY COMBINED FINANCIAL INFORMATION(1)
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                               NINE MONTHS ENDED JUNE
                                                  FISCAL YEAR ENDED SEPTEMBER 30,                       30,
                                       -----------------------------------------------------  ------------------------
                                         1991       1992       1993       1994       1995        1995         1996
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
COMBINED STATEMENT OF OPERATIONS
  DATA:
  Revenues:
    Principal transactions...........  $  23,480  $  33,438  $  30,045  $  36,411  $  53,425   $  36,316    $  75,354
    Agency commissions...............     11,135     12,557     14,221     14,242     24,603      15,911       29,094
    Investment banking...............     23,176     51,517     42,960     29,234     70,360      39,400      130,522
    Corporate finance fees...........      7,409      8,371      9,993     18,561     20,709      14,530       31,947
    Net investment gains.............      7,026      8,193      3,524     10,270     33,852      18,542       19,087
    Other............................      9,620     11,418      9,804     10,612     17,074      11,988       26,358
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Total revenues...................     81,846    125,494    110,547    119,330    220,023     136,687      312,362
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Expenses:
    Compensation and benefits........     37,424     58,044     54,917     60,175    105,370      68,750      159,738
    Brokerage and clearance..........      5,611      6,184      6,892      7,367     10,441       6,678       10,017
    Occupancy and equipment..........      6,003      6,040      6,045      6,679      7,803       5,511        7,146
    Communications...................      3,461      4,135      4,377      6,244      7,394       5,533        7,310
    Interest.........................        303      1,141      1,464        987      1,266         727        1,041
    Other(3).........................     44,382     32,226     10,256     11,315     15,131      10,790       19,717
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Total expenses...................     97,184    107,770     83,951     92,767    147,405      97,989      204,969
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Minority interest(4)...............        453        794        352        526        719         454          874
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income (loss) before income tax
   provision.........................    (15,791)    16,930     26,244     26,037     71,899      38,244      106,519
  Income tax provision (credit)......     (5,878)     7,200     10,940     10,119     22,461      11,810       36,493
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Net income (loss)..................  $  (9,913) $   9,730  $  15,304  $  15,918  $  49,438   $  26,434    $  70,026
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Pro forma net income per
   share(5)..........................
  Pro forma weighted average shares
   outstanding(5)....................


                                                JUNE 30, 1996
                                       -------------------------------
                                                                AS
                                                     PRO     ADJUSTED
                                        ACTUAL    FORMA(2)    (2)(6)
                                       ---------  ---------  ---------
COMBINED BALANCE SHEET DATA:
  Total assets.......................   $ 486,736     $ 463,708      $ 514,988
  Debt obligations...................      11,252        11,252         11,252
  Stockholders' equity...............     170,394       155,725        207,005
  Book value per common share
   outstanding.......................                 $    8.34      $    9.34

                                         FISCAL YEAR     NINE MONTHS
                                       ENDED SEPTEMBER      ENDED
                                             30,          JUNE 30,
                                       ---------------  -------------
                                            1995            1996
                                       ---------------  -------------
                                                PRO FORMA(2)
COMBINED STATEMENT OF OPERATIONS
  DATA:
  Revenues:
    Principal transactions...........     $  53,425       $  75,354
    Agency commissions...............        24,603          29,094
    Investment banking...............        70,360         130,522
    Corporate finance fees...........        20,709          31,947
    Net investment gains.............        26,439          15,383
    Other............................        16,809          26,159
                                            -------     -------------
    Total revenues...................       212,345         308,459
                                            -------     -------------
  Expenses:
    Compensation and benefits........       105,370         159,738
    Brokerage and clearance..........        10,441          10,017
    Occupancy and equipment..........         7,803           7,146
    Communications...................         7,394           7,310
    Interest.........................         1,266           1,041
    Other(3).........................        15,131          19,717
                                            -------     -------------
    Total expenses...................       147,405         204,969
                                            -------     -------------
  Minority interest(4)...............           300             364
                                            -------     -------------
  Income (loss) before income tax
   provision.........................        64,640         103,126
  Income tax provision (credit)......        28,442          45,374
                                            -------     -------------
  Net income (loss)..................     $  36,198       $  57,752
                                            -------     -------------
                                            -------     -------------
  Pro forma net income per
   share(5)..........................     $    1.83       $    2.78
                                            -------     -------------
                                            -------     -------------
  Pro forma weighted average shares
   outstanding(5)....................        19,827          20,769
                                            -------     -------------
                                            -------     -------------
COMBINED BALANCE SHEET DATA:
  Total assets.......................
  Debt obligations...................
  Stockholders' equity...............
  Book value per common share
   outstanding.......................


                                                                                            NINE MONTHS
                                                                                               ENDED
                                                FISCAL YEAR ENDED SEPTEMBER 30,               JUNE 30,
                                     -----------------------------------------------------  ------------
                                       1991       1992       1993       1994       1995         1996
                                     ---------  ---------  ---------  ---------  ---------  ------------
OPERATING DATA:
  Total employees(7)...............        291        327        350        426        498          617
  Return on average equity.........         --        34%        37%        28%        58%          62%(8)
  Compensation and benefits expense
   as a percentage of total
   revenues........................        46%        46%        50%        50%        48%          51%
  Non-compensation and benefits
   expense as a percentage of total
   revenues........................        73%        40%        26%        27%        19%          14%

OPERATING DATA:
  Total employees(7)...............
  Return on average equity.........
  Compensation and benefits expense
   as a percentage of total
   revenues........................
  Non-compensation and benefits
   expense as a percentage of total
   revenues........................


- ------------------------------
(1) See Note 1 of Notes to Combined Financial Statements--September 30, 1995 for an explanation of the basis of presentation.
(2) Gives effect to the transactions described under "Restructuring" and to the Tax Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(3) Includes $36.9 million in fiscal 1991 and $22.9 million in fiscal 1992 for settlement of certain litigation relating to MiniScribe Corporation. See "Business--Legal Proceedings."

(4) Represents the pro rata interest of owners other than the Company in the earnings of Hambrecht & Quist Guaranty Finance.


(5) See Note 8 of Notes to Pro Forma Combined Financial Statements for a discussion of the number of shares used in calculating pro forma net income per share.


(6) As adjusted to reflect the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(7) Shown at end of period.
(8) Shown on an annualized basis.
                         ------------------------------


    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS THE TRANSACTIONS DESCRIBED UNDER "RESTRUCTURING" PRIOR TO THE COMPLETION OF THIS OFFERING WITH NO EXERCISE OF DISSENTERS' RIGHTS AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "RESTRUCTURING," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  RISK FACTORS


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.



RISKS ASSOCIATED WITH SECURITIES BUSINESS


    The securities business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, including the risk of losses resulting from the underwriting or ownership of securities, trading, principal activities, counterparty failure to meet commitments, customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation.


    RISKS OF REVENUE DECLINES DUE TO ECONOMIC, POLITICAL AND MARKET CONDITIONS. The securities business and its profitability are affected by many national and international factors, including economic, political and market conditions; the level and volatility of interest rates; legislative and regulatory changes; currency values; inflation; and the availability of short-term and long-term funding and capital. Any one or more of these factors may contribute to reduced levels of securities offerings and merger and acquisition activities, which would result in lower revenues from the Company's investment banking, trading and sales activities.



    RISKS ASSOCIATED WITH DECLINES IN VOLUME, PRICE AND LIQUIDITY. The securities business is also subject to declines in the volume of securities transactions and in market liquidity, which generally result in lower revenues from trading activities and commissions. Lower price levels of securities may also result in a reduced volume of underwriting transactions, which would cause a reduction in revenue from corporate finance fees, as well as the recognition of losses from declines in the market value of securities held in trading, investment and underwriting positions. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of issuers and counterparties to perform their obligations, as well as increases in customer claims. In such markets, the Company may incur losses in its principal trading and market-making activities.


    These varied risks associated with the securities business, which are beyond the Company's control, can adversely affect the Company's investment banking and sales and trading revenues. Any reduction in revenues or any loss resulting from the underwriting or ownership of securities could adversely affect the Company's operating results and financial condition.


DEPENDENCE ON SECURITIES OFFERINGS BY EMERGING GROWTH COMPANIES



    The Company's business depends to a substantial extent on the market for equity offerings by emerging growth companies, particularly companies in the technology, healthcare, business information and outsourcing services, healthcare services and branded consumer industries. These markets have historically experienced significant volatility not only in the number and size of equity offerings, but also in the after-market trading volume and prices of newly issued securities. In addition, the number of major investors and the size of managed funds in the market for growth company securities is smaller than in many other industrial sectors, producing higher volatility in the number and size of corporate financing transactions, and in the volume of after-market trading, for growth company securities.



    VARIABILITY BASED ON ECONOMIC, POLITICAL OR MARKET FACTORS. Securities offerings by growth companies can vary significantly due to economic, political and market factors. The recent growth in the Company's revenues has arisen in large part from the significantly increased number and size of underwritten transactions by companies in the Company's targeted industries, and by the related increase in after-market trading for such companies during fiscal 1995 and the first nine months of fiscal 1996. During other periods, relatively few public offerings for companies in these industries were completed, which materially adversely affected the Company's operating results. Underwriting activities in H&Q's targeted industries can decline for a number of reasons. For example, underwriting activities decreased significantly in the period from August 1990, when hostilities commenced between Iraq and Kuwait, until the first quarter of calendar 1991. Underwriting activity experienced a similar drop in the third quarter of calendar 1994, after interest rates in the United States increased sharply. In recent weeks, the market for equity securities in general, and for companies in the industries on which the Company focuses in particular, has experienced a significant decline. For example, from its all-time high on May 20, 1996 through July 23, 1996 the Hambrecht & Quist Technology Index declined by 22.5%. As a result of this market decline, many pending securities offerings have been delayed or canceled, including several offerings which the Company was managing or co-managing. Certain offerings completed in July 1996 have been effected at lower valuations and smaller total dollar sizes than the price ranges indicated in the preliminary prospectuses for these offerings. There can be no assurance that this trend will not continue. Underwriting and brokerage activity can also be materially adversely affected for a growth company or industry segment by disappointments in quarterly performance relative to analysts' expectations, or by changes in long-term prospects.



    DEPENDENCE ON CASH INFLOWS TO MUTUAL FUNDS. The demand for new equity offerings during calendar 1995 and the first six months of calendar 1996 was driven in part by institutional investors, particularly large mutual funds, seeking to invest cash received from the public. From January through May 1996, the mutual fund industry received an aggregate net cash inflow of approximately $124 billion. The financial press has reported that the net aggregate amount invested in certain mutual funds focused on technology and other growth industries declined during June and July 1996. The financial press has also reported that such funds experienced significant declines in net asset values due to the recent market decline. The public may withdraw additional cash from these and other mutual funds as a result of the decline in the market generally or as a result of a decline in mutual fund net asset values. To the extent that the decline in cash inflows into mutual funds and the decline in net asset values result in or portend a temporary or sustained reduction in demand by managers of these funds or other institutional investors for new equity offerings by emerging growth companies, the Company's business and results of operations could be materially adversely affected.



    EXPOSURE TO INDUSTRY-SPECIFIC RISKS IN TECHNOLOGY AND HEALTHCARE INDUSTRIES. The market for securities offerings in each of the industries on which the Company focuses may also be subject to industry-specific risks. For example, the prospects for growth in the personal computer market affect companies in a number of other industries, such as semiconductor-related companies and companies in the software and networking equipment industries. Similarly, changes in policies by the United States Food and Drug Administration or the United States Health Care Financing Administration can produce sharp swings in the market for the securities of biotechnology and healthcare services companies. Although the Company has recently expanded its activities in equity offerings for services and branded consumer companies, technology and healthcare underwriting transactions continue to play a relatively larger role in the Company's investment banking and research activities, continuing the Company's historic exposure to downturns in underwriting activities in these industries.



    RISKS ASSOCIATED WITH REGIONAL CONCENTRATIONS OF EMERGING GROWTH COMPANIES. The Company's focus on emerging growth companies in selected industries exposes it to risks associated with the geographic areas in which those industries are concentrated. Emerging growth companies in these industries tend to be concentrated in California and Massachusetts, with smaller concentrations in Colorado, Illinois, Minnesota, New Jersey, Pennsylvania, Texas and Washington. Approximately 49% of the companies for which H&Q served as manager or co-manager of a securities offering between January 1994 and June 1996 had principal offices located in California, and approximately 12% of these companies had principal offices located in Massachusetts. As a result, a natural disaster in one of these states, particularly in California, could adversely affect the companies in that state, which in turn could reduce the Company's underwriting and brokerage business relating to those companies.



    RISK OF DECLINE IN BROKERAGE REVENUES. H&Q also derives a significant portion of its revenues from institutional brokerage transactions related to the securities of growth companies. In the past, revenues from such institutional brokerage transactions have declined when underwriting activities in these industry sectors declined, the volume of trading on the Nasdaq National Market or New York Stock Exchange ("NYSE") declined, or when industry sectors or individual companies reported results below investors' expectations.



    As a result of its dependence on revenues related to securities issued by technology, healthcare, business information and outsourcing services, healthcare services and branded consumer companies, any downturn in the market for equity offerings by emerging growth companies in these industries could adversely affect the Company's operating results and financial condition. See "Business--Investment Banking" and
"--Sales, Trading and Syndicate."


SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


    The Company's revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the number of underwriting and merger and acquisition transactions completed by the Company's clients, access to public markets for companies in which the Company has invested as a principal, valuations of the Company's principal investments, the level of institutional and retail brokerage transactions, variations in expenditures for personnel, litigation expenses, and the expenses of establishing new business units.


    The Company's revenues from an underwriting transaction are recorded only when the underwritten securities commence trading, and revenues from a merger or acquisition transaction are recorded only when retainer fees are received or the transaction closes. Accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's quarterly operating results.



    The Company's cost structure currently is oriented to meeting the level of demand for corporate finance transactions experienced during fiscal 1995 and the first nine months of fiscal 1996. As a result, despite the variability of professional incentive compensation, the Company could experience losses if demand for these transactions declines more quickly than the Company's ability to change its cost structure.



    The recent market decline and the resulting reduction in the Company's business will cause the Company's revenues and net income in the quarter ending September 30, 1996 to be substantially lower than its revenues and net income in each of the first three quarters of fiscal 1996. Further, as a result of general seasonal trends for quarters ending on September 30, the Company's fourth quarter results are particularly dependent on revenues for the month of September to offset typically lower revenues during the August vacation period. Because of the volatility and uncertainties caused by present market conditions, the Company's revenues for the month of September 1996 and the fourth quarter of fiscal 1996 are particularly difficult to predict, and such revenues could be even lower than present expectations if market conditions continue to deteriorate. There can be no assurance that this market decline, or the related adverse effect on the Company's operating results, will not continue or worsen.


    Due to the foregoing and other factors, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON ABILITY TO RETAIN AND RECRUIT PERSONNEL



    The Company's business is dependent on the highly skilled, and often highly specialized, individuals it employs. Retention of research, investment banking, sales and trading, venture capital, money management and administrative professionals is particularly important to the Company's prospects. Hambrecht & Quist's strategy is to establish relationships with its prospective corporate clients in advance of any transaction and to maintain such relationships over the long term by providing advisory services to corporate clients in equity, convertible debt and merger and acquisition transactions. Research professionals contribute significantly to the Company's ability to secure a role in managing public offerings.



    COMPETITION FOR PROFESSIONAL EMPLOYEES. From time to time, Hambrecht & Quist has experienced losses of research, investment banking and sales and trading professionals, including recent losses of research analysts. The level of competition for key personnel has increased recently, particularly due to the market entry efforts of certain international commercial banks and other investment banks targeting or increasing their efforts in some of the same industries that H&Q serves, most notably technology and healthcare. There can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of an investment banking, research or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect the Company's operating results. See "Business--Employees" and "Management."

    LIMITATIONS OF EMPLOYEE RETENTION MECHANISMS. The Company depends on many key employees, including its managing directors, and in particular on its senior executive officers. The loss of any key employee could materially and adversely affect the Company. While Hambrecht & Quist generally does not have employment agreements with its employees, it attempts to retain its employees with incentives such as long-term deferred compensation plans, the issuance of Company stock subject to continued employment and the grant of options to buy Company stock that vest over a number of years of employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if the Company's stock price declines or fails to appreciate sufficiently to be a competitive source of a portion of professional compensation. See "--Significant Competition" and "Management--Compensation Plans."



    LIMITATIONS ON GROWTH IN PERSONNEL. The Company expects further growth in the number of its personnel, even if the current market decline continues. Competition for employees with the qualifications desired by the Company is intense, especially with respect to research and investment banking professionals with expertise in industries in which underwriting or advisory activity is robust. Competition for the recruiting and retention of employees has recently increased the Company's compensation costs, and the Company expects that continuing competition will cause its compensation costs to continue to increase. There can be no assurance that the Company will be able to recruit a sufficient number of new employees with the desired qualifications in a timely manner. The failure to recruit new employees could materially and adversely affect the Company's operating results.



SIGNIFICANT COMPETITION



    The securities business is intensely competitive. Many of the Company's competitors have greater capital, financial and other resources than the Company. The Company competes for venture capital and other principal investment opportunities in the United States through wholly owned subsidiaries and internationally through entities in which it holds minority interests. The Company competes worldwide for growth-oriented institutional investor clients and for United States underwritings of equity offerings by emerging growth companies in H&Q's areas of focus.



    COMPETITION FROM NEW MARKET ENTRANTS. In addition to competition from firms currently in the securities business, domestic commercial banks and investment banking boutiques have recently entered the business. In recent years, large international banks have entered the markets served by United States investment banks, including the markets in which the Company competes. Certain large international banks have hired investment banking, research and sales and trading professionals from the Company and its competitors in the recent past, and the Company expects that these and other competitors will continue to try to recruit professionals away from the Company. The loss of any key professional could materially and adversely affect the Company's operating results. The Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks. The Company's focus on growth companies also subjects it to direct competition from a group of specialty securities firms and smaller investment banking boutiques that specialize in providing services to the emerging growth company sector. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals. As a result of increasing competition, revenues from individual underwriting transactions have been increasingly allocated among a greater number of co-managers, a trend which has resulted in reduced revenues for certain transactions.



    COMPETITION ASSOCIATED WITH ELECTRONIC SECURITIES TRANSACTIONS. The Company also faces competition from companies offering electronic brokerage services, a rapidly developing industry. These competitors may have lower costs or provide fewer services, and may offer these customers more attractive pricing or other terms, than the Company offers. The Company also anticipates competition from underwriters who attempt to effect public offerings for emerging growth companies through new means of distribution, including transactions effected using electronic media such as the Internet. In addition, disintermediation may occur as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as the Company, the Company's operating results could be adversely affected. See "Business--Competition."


RISKS ASSOCIATED WITH FEDERAL, STATE AND FOREIGN REGULATION



    The securities industry and the business of the Company are subject to extensive regulation in the United States by the Securities and Exchange Commission ("SEC"), state securities regulators and other governmental regulatory authorities. The business of the Company also is regulated in the United States by industry self-regulatory organizations ("SROs"), including the National Association of Securities Dealers, Inc. ("NASD"), the NYSE and other exchanges. In addition, the business of the Company is subject to regulation by governmental authorities and SROs in other countries or territories in which the Company operates, including France, Hong Kong, Japan, Malaysia, the Philippines, Singapore, Taiwan, Thailand and the United Kingdom. The Company's international operations also require compliance with the United States Foreign Corrupt Practices Act. See "Business--Legal Proceedings" and "Regulation."



    POTENTIAL LIMITS ON OPERATIONS DUE TO NET CAPITAL REQUIREMENTS. As a registered broker-dealer and member of the NYSE, the Company's principal subsidiary, Hambrecht & Quist LLC ("H&Q LLC"), is subject to the net capital rules of the SEC, NYSE and NASD. The Company's other registered broker-dealer subsidiary, RvR Securities Corp. ("RvR Securities"), is also subject to the net capital rules of the SEC and NASD. These rules, which specify minimum net capital requirements for registered broker-dealers and NYSE and NASD members, are designed to assure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. These requirements have the effect of requiring that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Compliance with the net capital requirements could limit those operations that require the intensive use of capital, such as underwriting and trading activities. These rules also could restrict the Company's ability to withdraw capital from H&Q LLC and RvR Securities even in circumstances where H&Q LLC and RvR Securities have more than the minimum amount of required capital. See "Net Capital Requirements."



    COMPLIANCE WITH VENTURE CAPITAL REGULATIONS. In connection with the Company's venture capital activities, H&Q and its affiliates, as well as the venture capital funds that they manage, are relying on exemptions from registration under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended, state securities laws and laws of various foreign countries. Failure to meet the requirements of any such exemptions could have a material adverse effect on the manner in which the Company, its affiliates and the venture capital funds they manage carry out their investment activities and on the compensation received by the Company and its affiliates from the venture capital funds.



    RISK OF PENALTIES DUE TO NONCOMPLIANCE. Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. In the event of non-compliance by H&Q LLC or RvR Securities with an applicable regulation, governmental regulators and SROs may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of the non-compliant broker-dealer or investment adviser, the suspension or disqualification of the broker-dealer's officers or employees or other adverse consequences. The Company recently agreed to a censure and a $40,000 fine by the NYSE relating to certain loans to brokerage customers in fiscal 1994 against pledges of restricted securities. The imposition of any future penalties or orders on H&Q LLC could have a material adverse effect on the Company's operating results and financial condition. See "Regulation."



    RISKS ASSOCIATED WITH CHANGING REGULATORY ENVIRONMENT. The regulatory environment in which the Company operates is subject to change. The Company may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or SROs. The Company also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and SROs.

    NASDAQ ANTITRUST LITIGATION. Much of the Company's underwriting and market-making business involves securities traded on Nasdaq. Nasdaq's operations have been the subject of extensive scrutiny in the media and by government regulators, including by the Antitrust Division of the United States Department of Justice. This scrutiny has included allegations of collusion among Nasdaq market-makers. H&Q LLC and 23 other Nasdaq market-makers recently entered into a Stipulation and Order with the Department of Justice in which they agreed not to engage in any collusive activities relating to prices, quotes or spreads in Nasdaq-traded securities. See "Business--Legal Proceedings--Nasdaq Antitrust Litigation."



    POTENTIAL ADVERSE EFFECTS OF PROPOSED CHANGES IN NASDAQ OPERATIONS. It has been reported in the media that the SEC has submitted to the NASD a draft of a disciplinary case the SEC may file against the NASD, as well as a report setting out the SEC's findings in detail. The SEC's case reportedly concerns the NASD's enforcement oversight of Nasdaq. According to these media reports, NASD officials have proposed a number of changes to Nasdaq's operations, which proposals currently are being reviewed by government regulators. The Company is unable to predict the outcome of any of these proposals, and certain of the changes proposed by NASD officials, if effected, could adversely affect the Company's operating results.



    RISK OF CHANGES IN OTHER BUSINESS REGULATIONS. The Company's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of the Company's underwriting, merger and acquisition and principal investment businesses in a given time period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities. The level of business and financing activity in each of the industries on which the Company focuses can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations.



RISKS ASSOCIATED WITH PRINCIPAL INVESTMENT ACTIVITIES



    The Company uses a portion of its own capital in a variety of principal investment activities, each of which involves risks of illiquidity, loss of principal and revaluation of assets. At June 30, 1996 the Company's principal investments represented $25.4 million invested in non-marketable securities, venture capital funds and investment partnerships and $58.4 million invested in marketable securities. The Company purchases equity securities and, to a lesser extent, debt securities, in venture capital and other high risk financings of early-stage, pre-public or "mezzanine stage" and turnaround companies. The Company also provides asset-based financing and purchases equity securities as part of bridge or mezzanine financing transactions. The Company's nonmarketable investments at June 30, 1996 valued at $48.8 million, and the report of the Company's independent public accountants on the Company's combined financial statements includes a statement regarding the inherent uncertainty of valuation of the Company's nonmarketable investments. The Company's investments, like its other activities, are concentrated in a small number of industries and companies, and the companies in which the Company has invested as principal face rapidly changing and highly competitive environments, increasing the risks of illiquidity and loss of principal, and creating risks associated with asset revaluation as market conditions change. In addition, the management of principal investments often requires substantial attention from the Company's professionals, particularly if the entity in which the Company has invested experiences financial difficulties, a restructuring or a sale.



    ILLIQUIDITY OF INVESTMENTS. The absence of a public market for securities received in principal investments means that the Company will not receive a return on its capital invested for an indeterminate period of time, if at all. A public market for these securities may not develop for several years, if ever. The timing of access to liquidity depends on the general market for initial public offerings of securities or mergers and acquisitions as well as the particular company's results and prospects and trends in the relevant industry. Delayed access to liquidity could adversely affect the Company's returns on its principal investments, which would adversely affect the Company's operating results.



    RISK OF LOSS OF CAPITAL. The Company also risks the loss of capital it has invested as a principal. The companies in which H&Q invests often rely on new or developing technologies or novel business models, or concentrate on markets which have not yet developed and may never develop sufficiently to support successful operations. Companies supported by venture capital have a high incidence of operating losses and business failure, which typically results in loss of capital invested. Companies to which H&Q provides mezzanine financing often require substantial cash to support their operations, risking loss of H&Q's principal if the company in which H&Q has invested is unable to raise additional capital through an initial public offering of its securities. If a business that has received asset-based financing from H&Q fails, H&Q will be required to repossess collateral, which may not be salable at a price equal to H&Q's initial investment. The entities in which H&Q invests as a principal often are unable to obtain conventional financing. The equity securities that H&Q receives will be subordinate to the issuer's debt, may also be subordinate to other classes of equity and typically will not provide dividend income. Debt securities purchased by H&Q may rank subordinate to other debt of the issuer. There can be no assurance that H&Q will not experience significant losses as a result of its principal investment activities. A material loss of capital would adversely affect H&Q's operating results and financial condition.


    VOLATILITY OF INVESTMENTS; ADJUSTMENTS TO CARRYING VALUE. H&Q may be required to mark up or mark down the value of its principal investments as a result of industry- or company-specific factors over which H&Q has no control. Publicly traded securities held as principal investments, which at June 30, 1996 aggregated $58.4 million, are subject to significant volatility, increasing the risk of a mark-down as a result of a decline in market prices generally or the price of the particular security. For example, the Company's principal investment in The BISYS Group, Inc. ("BISYS") generated a pretax investment gain of $14.7 million for the nine months ended June 30, 1996, but would have generated a pretax investment loss of $4.2 million between July 1, 1996 and July 24, 1996 if interim financial statements had been prepared for such period. If a significant mark-down of a material asset were to occur in the future, the Company's operating results and financial condition would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Venture Capital and Principal Investment Activities" and "--Risk Management", Notes 2 and 6 of Notes to Combined Financial Statements--September 30, 1995 and Note 4 of Condensed Notes to Combined Financial Statements--June 30, 1996.



RISKS ASSOCIATED WITH UNDERWRITING AND TRADING ACTIVITIES


    The Company's underwriting, securities trading and market-making activities are conducted by the Company as principal and subject the Company's capital to significant risks, including market, credit, counterparty and liquidity risks. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. The Company from time to time has large position concentrations in securities of, or commitments to, a single issuer, or issuers engaged in a specific industry, particularly as a result of the Company's underwriting activities. The Company tends to concentrate its trading positions and underwriting activities in a more limited number of industry sectors and portfolio companies than many other investment banks, which might result in higher trading losses than would occur if the Company's positions and activities were less concentrated. In addition, the trend in all major capital markets, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter (including a co-manager) may retain significant position concentrations in individual securities. See "Business-- Risk Management."


LITIGATION AND POTENTIAL SECURITIES LAWS LIABILITY


    Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.


    INCREASING FREQUENCY OF SECURITIES LITIGATION. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company has been active in the underwriting of initial public offerings and follow-on offerings of the securities of emerging and mid-size growth companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparision with more established companies, such emerging and mid-size growth companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits, or no such insurance, and to become insolvent. Each of these factors increases the likelihood that an underwriter of an emerging or mid-size growth company's securities will be required to contribute to any adverse judgment or settlement of a securities lawsuit.


    CLAIMS AGAINST UNDERWRITERS. The plaintiffs' attorneys in securities class action lawsuits frequently name as defendants the managing underwriters of a public offering. H&Q LLC is a named defendant in a number of class action lawsuits relating to public offerings in which it served as a managing underwriter. In addition, H&Q LLC is currently directly or indirectly subject to over 30 shareholder class action lawsuits relating to public offerings in which H&Q LLC served as a member of the underwriting syndicate but not as a managing underwriter. Plaintiffs' attorneys also name as defendants investment banks which provide advisory services in merger and acquisition transactions. H&Q LLC is currently a defendant in one such lawsuit. The Company anticipates that additional securities class action lawsuits naming H&Q LLC as a defendant will be filed from time to time in the future, particularly in light of the increased number of public offerings H&Q LLC has underwritten, and the increased number of merger and acquisition transactions in which H&Q LLC has provided advisory service, in recent years, and the fact that the securities involved in certain of such transactions have experienced, or may in the future experience, significant declines in market value. In such lawsuits, all members of the underwriting syndicate typically are included as members of a defendant class and/or are required by law, or pursuant to the terms of the underwriting agreement, to bear a portion of any expenses or losses (including amounts paid in settlement of the litigation) incurred by the underwriters as a group in connection with the litigation, to the extent not covered by the indemnification obligation of the issuer of the securities underwritten. H&Q LLC has on occasion participated in settlements of these types of lawsuits by making payments to the plaintiff class. There can be no assurance that the Company, H&Q LLC or RvR Securities will not find it necessary to make substantial settlement payments in the future. The Company has agreed to indemnify H&Q LLC against any expense or liability it may incur in connection with any such lawsuits.


    As the number of suits to which the Company is a party increases, the risk to the Company's assets also increases. If the plaintiffs in any suits against the Company were to successfully prosecute their claims, or if the Company were to settle such suits by making significant payments to the plaintiffs, the Company's operating results and financial condition could be materially and adversely affected. As is common in the securities industry, the Company does not carry insurance that would cover any such payments. In addition, the Company's charter documents allow indemnification of the Company's officers, directors and agents to the maximum extent permitted under Delaware law. The Company has entered into indemnification agreements with these persons. The Company has been and in the future may be the subject of indemnification assertions under these charter documents or agreements by officers, directors or agents of the Company who are or may become defendants in litigation.


    DIVERSION OF MANAGEMENT ATTENTION. In addition to these financial costs and risks, the defense of litigation has, to a certain extent, diverted, and is expected to divert in the future, the efforts and attention of the Company's management and staff. The amount of time that management and other employees are required to devote in connection with the defense of litigation could be substantial and might materially divert their attention from other responsibilities within the Company. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, thereby consuming substantial time and effort of the Company's management and substantially increasing the cost of such litigation.



    UNCERTAIN LEGAL ENVIRONMENT. The laws relating to securities class actions are currently in a state of flux. The eventual impact of the Private Securities Litigation Reform Act of 1995 on securities class action litigation is not known. In addition, there are certain proposed California ballot initiative provisions which the Company believes would, if passed, make it easier for securities class action plaintiffs to litigate in California state court.



    LITIGATION RISKS RELATED TO PRINCIPAL INVESTMENT ACTIVITIES. The Company also has been subject to litigation in state and federal courts relating to companies in which the Company has invested as a principal. The risk of such litigation is magnified where H&Q has a substantial or controlling interest in a company, or where one or more of H&Q's employees serves on a company's Board of Directors. On occasion, such litigation has produced results materially adverse to H&Q. In particular, during 1991 and 1992, the Company settled litigation relating to MiniScribe Corporation ("MiniScribe") at an aggregate cost, including expenses, of approximately $59.8 million. All payments relating to such MiniScribe settlements were made prior to May 31, 1996. There can be no assurance that the Company, as a result of its investments as a principal or the service of the Company's employees as directors of other entities or otherwise, will not lead to similar litigation or settlement payments in the future.


    RISKS ASSOCIATED WITH OTHER DISPUTES. In the normal course of business, the Company is also a defendant in various civil actions and arbitrations arising out of its activities as a broker-dealer in securities, as an underwriter, as an employer and as a result of other business activities. The Company has in the past made substantial payments in connection with the resolution of disputed claims, and there can be no assurance that substantial payments in connection with the resolution of disputed claims will not occur in the future.


    An adverse resolution of any pending or future lawsuits against H&Q LLC, RvR Securities or the Company could materially affect the Company's operating results and financial condition. See "Business--Legal Proceedings."


RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH


    Over the past several years, the Company has experienced significant growth in its business activities and the number of its employees. This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls, and facilities, which, in the absence of continued revenue growth, would cause the Company's operating margins to decline from current levels. In addition, as is common in the securities industry, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. The Company believes that its current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect the Company's ability to manage growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Accounting, Administration and Operations."


RISK OF SYSTEMS FAILURE


    The Company's business is highly dependent on communications and information systems. Any failure or interruption of the Company's systems, or of the systems of the Company's clearing broker, could cause delays in the Company's securities trading activities, which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company or its clearing broker will not suffer any such systems failure or interruption, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's back-up procedures and capabilities in the event of any such failure or interruption will be adequate.


DEPENDENCE ON AVAILABILITY OF CAPITAL AND FUNDING



    A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising from securities transactions. The funding needs of the Company to date have been satisfied from internally generated funds and paid-in capital. In addition, the Company borrows limited amounts on a collateralized basis from a bank to support the activities of its Executive Financial Services group. On a pro forma basis, the Company's cash at June 30, 1996 would have been reduced prior to the completion of this offering by approximately $9.3 million through the transactions described under "Restructuring" and the satisfaction of commitments of Hambrecht & Quist L.P. to make a tax distribution of a portion of the partnership's taxable income to its partners ("Tax Distribution"). There can be no assurance that adequate financing to support the Company's businesses will be available in the future on attractive terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources."



EFFECTS OF RESTRUCTURING



    The transactions described in "Restructuring" will involve a distribution, principally to the Company's existing equity securityholders, of $5.0 million in cash, an additional cash amount for the Tax Distribution estimated to be approximately $2.0 million and a distribution of securities with a book value at June 30, 1996 of approximately $20.6 million. These distributions will not only reduce the Company's total assets and stockholders' equity but will also reduce the amount of investment assets, including the amount of non-marketable investments, from which the Company can generate future net investment gains or losses. The restructuring transactions will also result in a higher effective income tax rate on the Company's future taxable income. Holders of interests in the entities participating in the restructuring transactions who perfect their statutory dissenters' rights under the California Corporations Code will not receive shares of Company Common Stock, but instead will be entitled to have their interests purchased by the entity in which they hold an interest for cash at fair market value, determined as of the day before the first announcement of the terms of the restructuring transactions. To the extent that holders of interests in the entities participating in the restructuring transactions exercise their dissenters' rights, the Company will be required to pay cash for dissenters' interests, and fewer shares of the Company's Common Stock will be outstanding. Any substantial cash payments to dissenters may have a material adverse effect on the Company's financial condition. See "Restructuring."



RISKS OF POTENTIAL CONFLICTS OF INTEREST



    Executive officers, directors and employees of the Company from time to time invest, or receive a profit interest, in investments in private or public companies or investment funds in which the Company, or an affiliate of the Company, is an investor or for which the Company carries out investment banking assignments, publishes research or acts as a market-maker. In addition, the Company has in the past organized and may in the future organize businesses, such as Hambrecht & Quist Guaranty Finance or Hambrecht & Quist Transition Capital, in which employees of H&Q acquire minority interests. There are certain risks that, as a result of such investment or profits interest, a director, officer or employee may take actions which would conflict with the best interests of Hambrecht & Quist. See "Business--Venture Capital and Principal Investment Activities," and "Certain Transactions."



CONTROL OF THE COMPANY; ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS



    Upon the completion of this offering, the Company's current executive officers and directors will beneficially own approximately 41.0% of the outstanding Common Stock. Accordingly, these stockholders, if they were to act as a group, may be able to elect all of the Company's directors, increase the authorized capital and otherwise control the policies of the Company. Upon the completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. Certain provisions of the Company's Certificate of Incorporation and Bylaws, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, may have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock. See "Management," "Principal Stockholders" and "Description of Capital Stock."



ABSENCE OF PRIOR MARKET FOR COMMON STOCK


    Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or, if developed, will be sustained following this offering. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Representatives of the Underwriters, based upon several factors. For a discussion of the factors to be taken into account in determining the initial public offering price, see "Underwriting." Certain factors, such as sales of Common Stock into the market by existing stockholders, fluctuations in operating results of the Company or its competitors, market conditions for similar stocks and market conditions generally for emerging growth companies, particularly in the technology and healthcare industries, could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance of such companies. Accordingly, the market price of the Common Stock may decline even if the Company's operating results or prospects have not changed.


SHARES ELIGIBLE FOR FUTURE SALE



    Sales of a substantial number of shares of Common Stock in the public market, whether by purchasers in this offering or other stockholders of the Company, could adversely affect the prevailing market price of the Common Stock, and could impair the Company's future ability to raise capital through an offering of its equity securities. Assuming no exercise of stock options after June 30, 1996, and assuming transferability of shares which may be subject to vesting or other contractual restrictions, immediately after the completion of this offering there will be 22,169,064 shares of Common Stock outstanding, all of which will be freely tradeable in the public markets, subject in certain cases to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act of 1933 ("Securities Act"). All of the 18,669,064 shares outstanding immediately prior to this offering will be subject to lockup restrictions ("Lockup"), unless released by all of Hambrecht & Quist LLC, Morgan Stanley & Co. Incorporated and the Company. The Lockup prohibits the disposition of any such shares until the date 18 months after the date of this Prospectus ("Effective Date"), provided that six months after the Effective Date, each stockholder may sell the greater of 10,000 shares or 5% of the holder's shares outstanding on the Effective Date (an aggregate maximum of approximately 2,014,000 shares), and 12 months after the Effective Date, each stockholder may sell an additional number of shares equal to the greater of 10,000 shares or 5% of the holder's shares outstanding on the Effective Date (an additional aggregate maximum of approximately 1,472,000 shares). Any shares subject to the Lockup may be released at any time with or without notice to the public. See "Shares Eligible for Future Sale" and "Underwriting."



NO SPECIFIC USE OF PROCEEDS



    The Company has not designated any specific use for the net proceeds from the sale by the Company of Common Stock offered hereby. Rather, the Company intends to use the net proceeds primarily for general corporate purposes, including working capital and potential principal investments. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."



IMMEDIATE AND SUBSTANTIAL DILUTION



    Purchasers of Common Stock in this offering will experience immediate dilution in net tangible book value of $6.66 per share, based on an assumed initial public offering price of $16.00 per share. To the extent that currently outstanding options to purchase Common Stock are exercised, purchasers of Common Stock will experience additional dilution. See "Dilution."



FORWARD-LOOKING STATEMENTS



    This  Prospectus contains  forward-looking statements within  the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be deemed to include the Company's plans to identify emerging trends and industries, expand the range of services it offers, increase the number of its investor and company clients, expand its role in capital markets outside the United States (particularly in Europe and Asia), increase its principal investment activities, expand its client base and investment banking activities in the branded consumer industry and increase the number of its personnel. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Risk Factors" portion of the Prospectus, or elsewhere in this Prospectus.

                                  THE COMPANY


    Hambrecht & Quist Group, a Delaware corporation, was formed as a holding company for all of the operations of Hambrecht & Quist following the Restructuring described below. The Restructuring will take place prior to the completion of this offering. The Company will be the successor to the businesses conducted by Hambrecht & Quist Group, a California corporation established in 1983 ("Group California"), and Hambrecht & Quist L.P., a California limited partnership established in 1993 ("LP"). In 1983, Group California succeeded to the business of Hambrecht & Quist, a California partnership formed in 1968. Unless the context otherwise requires, "Hambrecht & Quist," "H&Q" and the "Company" refer to Hambrecht & Quist Group, a Delaware corporation, and its predecessors, affiliates and subsidiaries. Hambrecht & Quist and H&Q are registered trademarks of the Company.



    Following the Restructuring, the Company will operate primarily as a holding company and will indirectly own all of the subsidiaries and equity interests in affiliated entities that presently are owned by either Group California or LP. Hambrecht & Quist LLC ("H&Q LLC") is the Company's principal investment banking subsidiary and securities broker-dealer.



    The Company's other principal operating subsidiaries or affiliated entities, which will be directly or indirectly wholly owned except as indicated, are as follows: RvR Securities Corp. ("RvR Securities"), a registered broker-dealer serving companies with smaller capitalizations than H&Q LLC's typical underwriting clients; Hambrecht & Quist Capital Management Incorporated ("Capital Management"), a registered investment adviser to two publicly traded closed-end mutual funds; Hambrecht & Quist Venture Partners, a California Limited Partnership ("Venture Partners"), a venture capital fund management partnership in which the Company has a controlling general partnership interest; Hambrecht & Quist Guaranty Finance, LLC (together with its predecessor, Hambrecht & Quist Guaranty Finance, L.P., "Guaranty Finance"), an 87.5%-owned subsidiary of the Company engaged in asset-based financing; and Hambrecht & Quist Transition Capital, LLC ("Transition Capital"), an 87.5%-owned subsidiary of the Company formed in 1996 to provide bridge loans and mezzanine financings to emerging growth companies.


    In addition, the Company's international activities are carried out in part through Hambrecht & Quist Saint Dominique, a 50%-owned joint venture formed in 1996 that provides investment banking services to emerging growth companies in Europe.


    The Company also maintains minority investments in H&Q Asia Pacific, Ltd. ("Asia Pacific"), which provides financial advisory and fund management services in the Asia Pacific region, Beeson Gregory Holdings Limited, a London-based brokerage firm and financial adviser specializing in growth companies, De Santis Capital Management, L.P., a registered investment adviser, and EASDAQ S.A., a Nasdaq-type stock market for emerging growth companies in Europe. The Company also has a 20% interest in Lewco Securities Corp. ("Lewco"), which acts as a clearing broker and depository for Schroder Wertheim & Co. and the Company.



    The Company's executive offices are located at One Bush Street, San Francisco, California 94104, and its telephone number is (415) 576-3300.

                                 RESTRUCTURING

    Prior to the completion of this offering, the Company will engage in a series of restructuring transactions (collectively, the "Restructuring"). Immediately prior to the Restructuring, the Company operated through two entities, Group California and LP. A majority of the outstanding shares and options of Group California are owned by members of the Board of Directors, Managing Directors and Principals of the Company, and ownership positions of the shareholders and optionholders of Group California and the beneficial owners of partnership interests in LP are substantially the same.


    Prior to the Restructuring, Group California owned 70% of H&Q LLC and all of the Company's interests in its subsidiaries and affiliates, other than Guaranty Finance, as well as certain securities held for investment; LP owned 30% of H&Q LLC and 70% of Guaranty Finance; and Guaranty Finance was 15% owned indirectly by Daniel H. Case III, President and Chief Executive Officer of the Company, and 15% owned indirectly by the President of the General Partner of Guaranty Finance, who is otherwise unaffiliated with the Company.



    The principal objective of the Restructuring is to eliminate the dual ownership structure of Group California and LP in order to create a simpler organizational structure, while retaining the tax efficiencies achieved to date with respect to portfolio investments presently held by LP. In the Restructuring, LP will distribute to a liquidating trust for the benefit of its partners (i) $5.0 million in cash, (ii) an additional cash amount estimated to be approximately $2.0 million (representing 50% of LP's profits between June 1, 1996 and the closing date of the Mergers, as defined below), and (iii) certain securities with a book value as of June 30, 1996 of approximately $18.5 million, including the securities to be distributed to LP from Guaranty Finance. These securities represent investments that have a market value higher than their tax basis and are being distributed in order to achieve the tax efficiencies afforded by the LP partnership structure. The securities include 519,107 shares of BISYS with a book value on June 30, 1996 of approximately $13.6 million currently owned by LP, and other investments with a book value on such date of approximately $4.9 million being distributed to LP by Guaranty Finance. Guaranty Finance will also distribute to its minority equity holders securities with a book value, as of June 30, 1996, of approximately $2.1 million. Immediately following the LP and Guaranty Finance distributions, LP will be merged with and into Hambrecht & Quist Group, a Delaware corporation ("Group Delaware"), and Group California will merge with a subsidiary of Group Delaware and become a wholly owned subsidiary of Group Delaware (the "Mergers"). Pursuant to the Mergers, the partners of LP and the shareholders of Group California who do not perfect their statutory dissenters' rights under the California Corporations Code will receive 24 shares of Group Delaware Common Stock for each LP equity ownership unit and four shares of Group Delaware Common Stock for each share of Group California Common Stock. Such shares will be subject to the restrictions on transfer set forth in "Shares Eligible for Future Sale." The information set forth in this Prospectus assumes that the Mergers will become effective without the exercise of dissenters' rights. The Mergers are intended to be non-taxable transactions under Sections 351 and 368 of the Internal Revenue Code of 1986, as amended. See "Risk Factors--Effects of Restructuring."



    In  June  1996, Group  California created  a trust  ("Group Trust")  for the benefit of certain current and former employees and transferred its limited partnership interest in LP to the Group Trust. Prior to the effectiveness of the Mergers, Group California will purchase Mr. Case's interest in Guaranty Finance at its fair market value. Mr. Case co-founded Guaranty Finance in 1983 and purchased his interest at fair market value at the time Guaranty Finance was initially capitalized in 1985. Subsequently, Mr. Case made additional investments or increased his percentage ownership indirectly in Guaranty Finance, principally by foregoing his share of a cash distribution that Group California received from Guaranty Finance in 1992. The repurchase by Group California of this interest will be effected in order to avoid the possibility or appearance of a conflict of interest between Mr. Case and the Company, and to align more directly Mr. Case's equity interests related to the Company with those of other Company stockholders. In addition, Group California will purchase a portion of the interest in Guaranty Finance held by the other minority shareholder, and will sell interests in Guaranty Finance to certain Guaranty Finance employees and to a non-officer employee of the Company who devotes significant time to Guaranty Finance. As a result of such purchases and sales, the Company will have an 87.5% interest in Guaranty Finance following the Restructuring. Prior to the effectiveness of the Mergers, the Company will also sell 12.5% of Transition Capital to certain employees and consultants of Transition Capital and to a non-officer employee of the Company who devotes significant time to Transition Capital. See "Certain Transactions."



    The financial statements included elsewhere in this Prospectus include the combined operations of Group California and LP. The entities are presented on a combined basis without revaluation, as the entities have been operating under common ownership and common management and, in fiscal 1996, will restructure their operations to result in one surviving holding company.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the Common Stock offered hereby, based on an assumed initial public offering price of $16.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $51,280,000 ($59,092,000 if the Underwriters' over-allotment option is exercised in full). The proceeds will be used for general corporate purposes, including increased levels of principal investments. Pending such use, the proceeds will be invested in short-term securities. The Company expects that it will, from time to time, engage in additional financings as the need arises to support the growth of the Company's businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Venture Capital and Principal Investment Activities."


                                DIVIDEND POLICY

    The Company has not previously paid dividends on its Common Stock and has no present intention to pay dividends in the future. The timing and amount of future dividends, if any, will be determined by the Board and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered.

                                 CAPITALIZATION


    The following table sets forth the Company's combined capitalization as of June 30, 1996 (i) on an actual basis, giving effect to the issuance of four shares of Group Delaware Common Stock for each share of Group California Common Stock in the Restructuring, (ii) on a pro forma basis giving effect to all of the transactions described under "Restructuring" and to the Tax Distribution and
(iii) on such pro forma basis, as further adjusted to reflect the receipt by the Company of the net proceeds from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Combined Financial Statements--June 30, 1996 and Condensed Notes thereto, "Selected Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.



                                                                                          JUNE 30, 1996
                                                                               -----------------------------------
                                                                                 ACTUAL    PRO FORMA   AS ADJUSTED
                                                                               ----------  ----------  -----------
                                                                                         (IN THOUSANDS)
Long-term debt...............................................................  $       --  $       --   $      --
                                                                               ----------  ----------  -----------
Stockholders' equity(1):
  Preferred Stock, none authorized, actual; par value $0.01, 5,000,000 shares          --          --          --
   authorized, no shares issued and outstanding, pro forma and as adjusted...
  Common Stock, no par value, 40,000,000 shares authorized, 16,081,168 shares      23,990         187         222
   issued and outstanding, actual; par value $0.01, 100,000,000 shares authorized, pro forma and as adjusted; 18,669,064 shares issued and outstanding pro forma; 22,169,064 shares issued and outstanding as adjusted..................................................................
Additional paid-in capital...................................................          --      44,814      96,059
Retained earnings............................................................     104,469     110,724     110,724
                                                                               ----------  ----------  -----------
  Total stockholders' equity.................................................     128,459     155,725     207,005
                                                                               ----------  ----------  -----------
Hambrecht & Quist, L.P. partners' capital....................................      41,935          --          --
                                                                               ----------  ----------  -----------
    Total long-term debt, stockholders' equity and partners' capital.........  $  170,394  $  155,725   $ 207,005
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------


- ------------------------

(1) Excludes 5,697,520 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1996 at a weighted average exercise price of $7.15 per share, 3,000,000 shares of Common Stock reserved for issuance at June 30, 1996 under the Company's 1996 Equity Plan and 26,140 shares of Common Stock held by Group California. See "Management--Compensation Plans" and Note 8 of Condensed Notes to Combined Financial Statements--June 30, 1996.

                                    DILUTION


    The pro forma net tangible book value of the Company as of June 30, 1996 was approximately $155,725,000 or approximately $8.34 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's pro forma tangible assets, after giving effect to the Restructuring, but prior to the sale of the shares offered hereby, less its pro forma total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the sale of the 3,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $16.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses), the pro forma net tangible book value of the Company as of June 30, 1996 would have been approximately $207,005,000, or approximately $9.34 per share. This represents an immediate increase of $1.00 per share to existing stockholders and an immediate dilution of $6.66 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share(1)................             $   16.00
  Pro forma net tangible book value per share as of June 30,
   1996...........................................................  $    8.34
  Increase per share attributable to new investors................       1.00
                                                                    ---------
Pro forma net tangible book value per share after the offering....                  9.34
                                                                               ---------
Dilution per share to new investors...............................             $    6.66
                                                                               ---------
                                                                               ---------



    The following table summarizes, on a pro forma basis as of June 30, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby:



                                                             SHARES
                                                            PURCHASED              TOTAL CONSIDERATION
                                                    -------------------------  ---------------------------  AVERAGE PRICE
                                                       NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                                    ------------  -----------  --------------  -----------  -------------
Existing stockholders.............................    18,669,064        84.2%  $   45,001,021        44.6%    $    2.41
New investors(1)..................................     3,500,000        15.8       56,000,000        55.4         16.00
                                                    ------------       -----   --------------       -----
  Total...........................................    22,169,064       100.0%  $  101,001,021       100.0%
                                                    ------------       -----   --------------       -----
                                                    ------------       -----   --------------       -----


- ------------------------
(1) Before deducting estimated underwriting discounts and commissions and offering expenses.


    The foregoing computations exclude 5,697,520 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1996, at a weighted average exercise price of $7.15 per share, 3,000,000 shares of Common Stock reserved as of June 30, 1996 for issuance under the Company's 1996 Equity Plan and 26,140 shares of Common Stock held by Group California. To the extent that any outstanding options are exercised, there will be further dilution to new investors. See "Management--Compensation Plans" and Note 8 of Condensed Notes to Combined Financial Statements--June 30, 1996.

                        SELECTED COMBINED FINANCIAL DATA


    The selected combined financial data set forth below include the combined operations of Group California and LP and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and Notes thereto included elsewhere in this Prospectus. The combined statement of operations data for the fiscal years ended September 30, 1993, 1994 and 1995 and the combined balance sheet data as of September 30, 1994 and 1995 are derived from the audited Combined Financial Statements and Notes thereto included elsewhere in this Prospectus. The combined statement of operations data for the nine months ended June 30, 1995 and 1996, and the combined balance sheet data as of June 30, 1996, are derived from unaudited financial statements included elsewhere in this Prospectus, and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such periods. The results for the year ended September 30, 1995 and the nine-month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year ending September 30, 1996 or any future period. The combined balance sheet data as of September 30, 1991, 1992 and 1993 and the combined statement of operations data for the years ended September 30, 1991 and 1992 have been derived from audited financial statements of the Company which are not included in this Prospectus. The selected pro forma combined financial data set forth below should be read in conjunction with the Pro Forma Combined Balance Sheet as of June 30, 1996 and Notes thereto included elsewhere in this Prospectus. The Pro Forma Combined Statements of Operations for the year ended September 30, 1995 and the nine months ended June 30, 1996 present the results for the Company as if the Restructuring had occurred on October 1, 1994, and are based on the historical Combined Financial Statements after giving effect to the Restructuring. The pro forma adjustments are described in the accompanying Notes to Pro Forma Combined Financial Statements.

                    SELECTED COMBINED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


                                                                                                                 FISCAL YEAR
                                                                                          NINE MONTHS ENDED    ENDED SEPTEMBER
                                             FISCAL YEAR ENDED SEPTEMBER 30,                   JUNE 30,              30,
                                  -----------------------------------------------------  --------------------  ---------------
                                    1991       1992       1993       1994       1995       1995       1996          1995
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------------

                                                                                                                PRO FORMA(1)
COMBINED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Principal transactions......  $  23,480  $  33,438  $  30,045  $  36,411  $  53,425  $  36,316  $  75,354     $  53,425
    Agency commissions..........     11,135     12,557     14,221     14,242     24,603     15,911     29,094        24,603
    Investment banking..........     23,176     51,517     42,960     29,234     70,360     39,400    130,522        70,360
    Corporate finance fees......      7,409      8,371      9,993     18,561     20,709     14,530     31,947        20,709
    Net investment gains........      7,026      8,193      3,524     10,270     33,852     18,542     19,087        26,439
    Other.......................      9,620     11,418      9,804     10,612     17,074     11,988     26,358        16,809
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
    Total revenues..............     81,846    125,494    110,547    119,330    220,023    136,687    312,362       212,345
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
  Expenses:
    Compensation and benefits...     37,424     58,044     54,917     60,175    105,370     68,750    159,738       105,370
    Brokerage and clearance.....      5,611      6,184      6,892      7,367     10,441      6,678     10,017        10,441
    Occupancy and equipment.....      6,003      6,040      6,045      6,679      7,803      5,511      7,146         7,803
    Communications..............      3,461      4,135      4,377      6,244      7,394      5,533      7,310         7,394
    Interest....................        303      1,141      1,464        987      1,266        727      1,041         1,266
    Other(2)....................     44,382     33,226     10,256     11,315     15,131     10,790     19,717        15,131
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
    Total expenses..............     97,184    107,770     83,951     92,767    147,405     97,989    204,969       147,405
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
  Minority interest(3)..........        453        794        352        526        719        454        874           300
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
  Income (loss) before income
   tax provision................    (15,791)    16,930     26,244     26,037     71,899     38,244    106,519        64,640
  Income tax provision
   (credit).....................     (5,878)     7,200     10,940     10,119     22,461     11,810     36,493        28,442
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
  Net income (loss).............  $  (9,913) $   9,730  $  15,304  $  15,918  $  49,438  $  26,434  $  70,026     $  36,198
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
  Pro forma net income per
   share(4).....................                                                                                  $    1.83
                                                                                                                    -------
                                                                                                                    -------
  Pro forma weighted average
   shares outstanding(4)........                                                                                     19,827
                                                                                                                    -------
                                                                                                                    -------

                                   NINE MONTHS
                                      ENDED
                                    JUNE 30,
                                  -------------
                                      1996
                                  -------------

COMBINED STATEMENT OF OPERATIONS
  Revenues:
    Principal transactions......    $  75,354
    Agency commissions..........       29,094
    Investment banking..........      130,522
    Corporate finance fees......       31,947
    Net investment gains........       15,383
    Other.......................       26,159
                                  -------------
    Total revenues..............      308,459
                                  -------------
  Expenses:
    Compensation and benefits...      159,738
    Brokerage and clearance.....       10,017
    Occupancy and equipment.....        7,146
    Communications..............        7,310
    Interest....................        1,041
    Other(2)....................       19,717
                                  -------------
    Total expenses..............      204,969
                                  -------------
  Minority interest(3)..........          364
                                  -------------
  Income (loss) before income
   tax provision................      103,126
  Income tax provision
   (credit).....................       45,374
                                  -------------
  Net income (loss).............    $  57,752
                                  -------------
                                  -------------
  Pro forma net income per
   share(4).....................    $    2.78
                                  -------------
                                  -------------
  Pro forma weighted average
   shares outstanding(4)........       20,769
                                  -------------
                                  -------------


                                                                                         NINE MONTHS
                                                                                            ENDED           JUNE 30, 1996
                                             FISCAL YEAR ENDED SEPTEMBER 30,               JUNE 30,    ------------------------
                                  -----------------------------------------------------  ------------
                                    1991       1992       1993       1994       1995         1996       ACTUAL    PRO FORMA(1)
                                  ---------  ---------  ---------  ---------  ---------  ------------  ---------  -------------
COMBINED BALANCE SHEET DATA:
  Total assets..................  $ 106,314  $ 126,420  $ 131,878  $ 155,160  $ 319,630   $  486,736   $ 486,736    $ 463,708
  Debt obligations..............      1,702     31,942     16,913     12,684     13,771       11,252      11,252       11,252
  Stockholders' equity..........     23,985     33,219     50,290     63,591    105,462      170,394     170,394      155,725
  Book value per common share
   outstanding..................                                                                                    $    8.34

OPERATING DATA:
  Total employees(6)............        291        327        350        426        498          617
  Return on average equity......         --        34%        37%        28%        58%          62%(7)
  Compensation and benefits
   expense as a percentage of
   total revenues...............        46%        46%        50%        50%        48%          51%
  Non-compensation and benefits
   expense as a percentage of
   total
   revenues.....................        73%        40%        26%        27%        19%          14%

                                       AS
                                  ADJUSTED(1)(5)
                                  -------------
COMBINED BALANCE SHEET DATA:
  Total assets..................    $ 514,988
  Debt obligations..............       11,252
  Stockholders' equity..........      207,005
  Book value per common share
   outstanding..................    $    9.34
OPERATING DATA:
  Total employees(6)............
  Return on average equity......
  Compensation and benefits
   expense as a percentage of
   total revenues...............
  Non-compensation and benefits
   expense as a percentage of
   total
   revenues.....................


- ------------------------------
(1) Gives effect to the transactions described under "Restructuring" and to the Tax Distribution.

(2) Includes $36.9 million in fiscal 1991 and $22.9 million in fiscal 1992 for settlement of certain litigation relating to Miniscribe Corporation. See "Business--Legal Proceedings."


(3) Represents the pro rata interest of owners other than the Company in the earnings of Hambrecht & Quist Guaranty Finance.



(4) See Note 8 of Notes to Pro Forma Combined Financial Statements for a discussion of the number of shares used in calculating pro forma net income per share.



(5) As adjusted to reflect the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization"


(6) Shown at end of period.

(7) Shown on an annualized basis.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    This discussion should be read in conjunction with "Selected Combined Financial Data" and the Combined Financial Statements -- September 30, 1995 and Notes thereto and Combined Financial Statements -- June 30, 1996 and Condensed Notes thereto contained elsewhere in this Prospectus. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus.


OVERVIEW


    EFFECTS OF RECENT MARKET CONDITIONS


    The Company's business depends to a substantial extent on the market for public equity offerings by emerging growth companies, particularly companies in the technology and healthcare industries. These markets are affected by general economic and market conditions, including fluctuations in interest rates, the volume and price levels of securities and the flow of investor funds into and out of equity mutual funds, and by factors that apply to particular industries, such as technological advances and changes in the regulatory environment. Substantial fluctuations can occur in the Company's operating results due to these and other factors.


    Market conditions for equity securities of emerging growth companies in the technology, healthcare, business information and outsourcing services, healthcare services and branded consumer industries were negatively affected by the increase in interest rates during the second half of the fiscal year ended September 30, 1994. Declining interest rates and an improving economic environment contributed to a significant increase in activity in the equity markets in the United States during fiscal 1995 and the nine months ended June 30, 1996. The investment climate for emerging growth company stocks, particularly technology and healthcare stocks, was strong during these periods, with a series of records established for the Nasdaq Composite Index and for the Nasdaq average daily share volume. These factors, among others, resulted in increased revenues in the Company's operations in fiscal 1995 and the first nine months of fiscal 1996 and also contributed to improved valuations of the Company's principal investments.



    The Company's results of operations for the nine months ended June 30, 1996 were achieved during extremely favorable market conditions, which deteriorated significantly beginning in May 1996. In recent weeks, the market for equity securities in general, and for companies in the industries on which the Company focuses in particular, has experienced a significant decline. For example, from its all-time high on May 20, 1996 through July 23, 1996 the Hambrecht & Quist
Technology Index declined by 22.5%. As a result of this market decline, many pending securities offerings have been delayed or canceled, including several offerings which the Company was managing or co-managing. Certain offerings completed in July 1996 have been effected at lower valuations and smaller total dollar sizes than the price ranges indicated in the preliminary prospectuses for these offerings.



    The recent market decline and the resulting reduction in the Company's business will cause the Company's revenues and net income in the quarter ending September 30, 1996 to be substantially lower than its revenues and net income in each of the first three quarters of fiscal 1996. Further, as a result of general seasonal trends for quarters ending on September 30, the Company's fourth quarter results are particularly dependent on revenues for the month of September to offset typically lower revenues during the August vacation period. Because of the volatility and uncertainties caused by present market conditions, the Company's revenues for the month of September 1996 and the fourth quarter of fiscal 1996 are particularly difficult to predict, and such revenues could be even lower than present expectations if market conditions continue to deteriorate. There can be no assurance that this market decline, or the related adverse effect on the Company's operating results, will not continue or worsen.

    EFFECTS OF RESTRUCTURING AND TAX DISTRIBUTION

    Group California succeeded in January 1983 to the business of Hambrecht & Quist, a partnership formed in 1968. Between January 1983 and November 1993, Group California conducted, either directly or through subsidiaries or affiliates, all of the Company's activities. LP was formed in November 1993 for the purpose of owning and managing investments in certain operating affiliates. Fiscal 1994 net income reflects the tax efficiencies associated with such reorganization. In May 1995, through a contribution of cash and securities, LP acquired a 30% ownership interest in the Company's broker-dealer subsidiary that was reorganized as H&Q LLC, leaving Group California with a 70% ownership position. The Selected Combined Financial Data set forth herein includes the combined operations of Group California and LP.


    Immediately prior to the completion of this offering, the Company will undertake the Restructuring, pursuant to which, among other things, (i) LP will transfer $5.0 million in cash, an additional cash amount for the Tax Distribution estimated to be approximately $2.0 million and assets whose book value at June 30, 1996 was approximately $18.5 million to a liquidating trust for the benefit of LP's partners, (ii) Guaranty Finance will distribute assets whose book value at June 30, 1996 was approximately $2.1 million to its equity owners other than LP, (iii) LP and Group California will enter into the Mergers, pursuant to which LP will be merged into Group Delaware, Group California will become a wholly owned subsidiary of Group Delaware, and Group Delaware will be a holding company which beneficially owns all of Hambrecht & Quist's operations, and (iv) the equity holders of Group California and LP will own shares of Group Delaware Common Stock. See "Restructuring."



    In addition to the Restructuring, prior to the completion of this offering, LP will have paid to its partners approximately $800,000, which had been accrued as of June 30, 1996 ("Tax Distribution"), in order to provide the partners with sufficient cash to enable them to pay income taxes on partnership profits that have been or will be allocated to the partners for income tax reporting purposes.



    The Restructuring and the Tax Distribution together will have the effect of reducing the Company's total assets and stockholders' equity by approximately $23.0 million and $14.7 million, respectively. The distribution of securities in the Restructuring will not only reduce the Company's balance sheet, but also will decrease the amount of investment assets from which the Company can expect to generate future net investment gains or losses. In addition, the Company's effective income tax rate following the Restructuring will increase because the income of LP was not subject to corporate income tax.


    COMPONENTS OF REVENUES AND EXPENSES

    REVENUES. Principal transactions revenue includes net revenue from the trading of securities by the Company as principal, including principal sales credits and trading profits, and is primarily derived from the Company's activities as a market-maker. Agency commissions revenue includes revenue resulting from executing listed and over-the-counter transactions as agent, including executing trades through a stock exchange. Investment banking revenue includes the Company's underwriting revenue, composed of underwriting selling concessions, management fees and underwriting fees. The Company believes that revenue from principal transactions, agency commissions and investment banking is substantially dependent on the market for public offerings of equity securities by emerging growth companies, on the Company's ability to lead or co-manage public offerings of the securities of such companies and on Nasdaq trading volume and spreads in the securities of such companies.


    Corporate finance fees includes the Company's merger and acquisition, private placement and other corporate finance advisory fee revenues. Net investment gains includes realized and unrealized gains on the Company's long-term investment portfolio, which includes investments in publicly traded and private companies and venture capital and public investment partnerships. One such investment, BISYS, has had a significant effect on the Company's net investment gains in recent years. In 1987, the Company made an investment in a private company, Concord Holdings Corp. ("Concord"), which subsequently was acquired by BISYS. Appreciation in the value of the Company's shares of Concord, and subsequently in those of BISYS, resulted in pre-tax investment gains for the Company amounting to $2.2 million, $5.5 million and $19.9 million in fiscal 1993, 1994 and 1995, respectively, and $14.7 million for the nine months ended June 30, 1996. Approximately two-thirds of the Company's BISYS holdings will be distributed as part of the Restructuring. Corporate finance fees and net investment gains or losses depend on a small number of significant transactions and are likely to fluctuate significantly. Other revenue includes asset management fees, profit participation distributions from managed venture investment funds, interest and miscellaneous income.


    EXPENSES. Compensation and benefits expense includes sales, trading and incentive compensation, which are primarily variable based on revenue production, and salaries, payroll taxes, employee benefits, temporary employee costs and placement agency fees, which are relatively fixed in nature. Brokerage and clearance expense includes the cost of securities clearance, floor brokerage and exchange fees. The Company clears its securities transactions through Lewco, which is owned by Schroder Wertheim & Co. (approximately 80%), the Company (approximately 20%) and two other minority owners. The volume of transactions which Lewco processes for these stockholders is generally proportional to their ownership interests. The Company reimburses a proportionate share of Lewco's expenses, net of certain revenues, based on the volume of the Company's transactions which Lewco processes. Two of the Company's employees serve on Lewco's six-member Board of Directors. As a result of its relationship with Lewco, the Company benefits from the economies of scale provided by a large, externally managed clearing organization. The consent of Lewco's other stockholders is required for the Company to enter into clearing arrangements with other broker-dealers. The master agreement relating to Lewco's clearing arrangements terminates on September 30, 1996, although the Company anticipates it will be renewed.



    Occupancy and equipment expense includes the rent and utility charges paid for the Company's facilities, expenditures for facilities repairs and upgrades, and depreciation of computer, telecommunications and office equipment. Communications expense includes charges from providers of telecommunications services and news and market data services. Interest expense relates primarily to bank borrowings.


    Other expense includes professional services and litigation expenses, travel and entertainment and miscellaneous expenses. Although the Company has not experienced significant fluctuations from the settlement of lawsuits in the ordinary course of business, a significant litigation judgment or settlement could have a material adverse effect on the Company's operating results and financial condition. In fiscal 1991 and 1992, the Company incurred $36.9 million and $22.9 million, respectively, of pre-tax settlement expenses related to litigation involving MiniScribe. Payments of the settlement accruals were made in each fiscal year beginning in fiscal 1991 and ending in the third quarter of fiscal 1996. As of May 31, 1996, all payments related to such litigation settlements had been paid in full. See "Business--Legal Proceedings."

    MINORITY INTEREST.  Minority interest reflects the pro rata interest of  the
owners   other  than   the  Company  in   earnings  of   Guaranty  Finance.  See
"Restructuring."

RESULTS OF OPERATIONS

    The following table sets forth certain financial data as a percentage of total revenues:

                                                                                                           FISCAL YEAR
                                                                                                         ENDED SEPTEMBER
                                              FISCAL YEAR ENDED SEPTEMBER 30,    NINE MONTHS ENDED JUNE     30, 1995
                                                                                          30,            ---------------
                                             ----------------------------------  ----------------------
                                                1993        1994        1995        1995        1996      PRO FORMA(1)
                                             ----------  ----------  ----------  ----------  ----------
COMBINED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Principal transactions.................       27.2%       30.5%       24.3%       26.6%       24.1%         25.2%
    Agency commissions.....................       12.9        11.9        11.2        11.6         9.3          11.6
    Investment banking.....................       38.9        24.5        32.0        28.8        41.8          33.1
    Corporate finance fees.................        9.0        15.6         9.4        10.6        10.2           9.8
    Net investment gains...................        3.2         8.6        15.4        13.6         6.1          12.5
    Other..................................        8.8         8.9         7.7         8.8         8.5           7.8
                                                 -----       -----       -----       -----       -----         -----
    Total revenues.........................      100.0       100.0       100.0       100.0       100.0         100.0
                                                 -----       -----       -----       -----       -----         -----
  Expenses:
    Compensation and
     benefits..............................       49.7        50.4        47.9        50.3        51.1          49.6
    Brokerage and clearance................        6.2         6.2         4.7         4.9         3.2           4.9
    Occupancy and
     equipment.............................        5.4         5.6         3.5         4.0         2.3           3.7
    Communications.........................        4.0         5.2         3.4         4.0         2.3           3.5
    Interest...............................        1.3         0.9         0.6         0.5         0.3           0.6
    Other..................................        9.3         9.5         6.9         8.0         6.4           7.2
                                                 -----       -----       -----       -----       -----         -----
    Total expenses.........................       75.9        77.8        67.0        71.7        65.6          69.5
                                                 -----       -----       -----       -----       -----         -----
  Minority interest........................        0.3         0.4         0.3         0.3         0.3           0.1
                                                 -----       -----       -----       -----       -----         -----
  Income before income tax provision.......       23.8        21.8        32.7        28.0        34.1          30.4
  Income tax provision.....................       10.0         8.5        10.2         8.7        11.7          13.4
                                                 -----       -----       -----       -----       -----         -----
  Net income...............................       13.8%       13.3%       22.5%       19.3%       22.4%         17.0%
                                                 -----       -----       -----       -----       -----         -----
                                                 -----       -----       -----       -----       -----         -----

                                              NINE MONTHS
                                              ENDED JUNE
                                               30, 1996
                                             -------------

COMBINED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Principal transactions.................        24.5%
    Agency commissions.....................         9.4
    Investment banking.....................        42.3
    Corporate finance fees.................        10.3
    Net investment gains...................         5.0
    Other..................................         8.5
                                                  -----
    Total revenues.........................       100.0
                                                  -----
  Expenses:
    Compensation and
     benefits..............................        51.8
    Brokerage and clearance................         3.2
    Occupancy and
     equipment.............................         2.3
    Communications.........................         2.4
    Interest...............................         0.3
    Other..................................         6.5
                                                  -----
    Total expenses.........................        66.5
                                                  -----
  Minority interest........................         0.1
                                                  -----
  Income before income tax provision.......        33.4
  Income tax provision.....................        14.7
                                                  -----
  Net income...............................        18.7%
                                                  -----
                                                  -----


- ------------------------
(1)   Gives  effect  to   the  Restructuring  and   the  Tax  Distribution.  See
    "Restructuring" and "--Overview."


NINE MONTHS ENDED JUNE 30, 1996 AND 1995



    REVENUES. Total revenues increased 129% from $136.7 million in the 1995 fiscal period to $312.4 million in the 1996 fiscal period.



    Principal transactions revenue increased 108% from $36.3 million in the 1995 fiscal period to $75.4 million in the 1996 fiscal period. This increase was due to a significant increase in underwriting activity, resulting in substantial after-market trading, an increase in Nasdaq market activity overall, as well as the benefit derived from the Company's expansion of its equity sales and trading capabilities.



    Agency commissions increased 83% from $15.9 million in the 1995 fiscal period to $29.1 million in the 1996 fiscal period. This increase was due to the expansion of the Company's institutional listed equity business and an increase in both the number of retail brokers in its Executive Financial Services group and the average production of these brokers.



    Investment banking revenue increased 231% from $39.4 million in the 1995 fiscal period to $130.5 million in the 1996 fiscal period, and increased as a percentage of revenues from 28.8% to 41.8%. The Company managed or co-managed 39 public offerings during the 1995 fiscal period compared to 114 during the 1996 fiscal period.



    Corporate finance fees increased 120% from $14.5 million in the 1995 fiscal period to $31.9 million in the 1996 fiscal period. This increase was due to the completion of several large advisory assignments during the 1996 fiscal period.

    Net investment gains for the period increased 3% from $18.5 million in the 1995 fiscal period to $19.1 million in the 1996 fiscal period. The net gains related primarily to the Company's investment in BISYS, which accounted for $13.1 million of total investment gains in the 1995 fiscal period and $14.7 million in the 1996 fiscal period.



    Other revenue increased by 120% from $12.0 million in the 1995 fiscal period to $26.4 million in the 1996 fiscal period. The increase was due primarily to an increase in asset management fees, profit participation distributions from the management of venture investments, and an increase in interest income on margin loans outstanding.



    EXPENSES.   Total  expenses increased  109% from  $98.0 million  in the 1995 fiscal period to $205.0 million for the 1996 fiscal period.



    Compensation and benefits expense increased 132% from $68.8 million in the 1995 fiscal period to $159.7 million in the 1996 fiscal period. The increase was due primarily to increased sales, trading and incentive compensation. Compensation and benefits expense as a percentage of total revenues increased from 50.3% to 51.1%; this change was attributable to a change in revenue mix and the related differences in compensation payout rates for the different sources of revenue. Average employee headcount was 443 in the 1995 fiscal period compared to 557 in the 1996 fiscal period.



    Brokerage and clearance expense increased 50% from $6.7 million in the 1995 fiscal period to $10.0 million in the 1996 fiscal period. As a percentage of total revenues, brokerage and clearance expense decreased from 4.9% in the 1995 fiscal period to 3.2% in the 1996 fiscal period. The percentage decline was due primarily to efficiencies experienced by Lewco.



    Occupancy and equipment expense increased 30% from $5.5 million in the 1995 fiscal period to $7.1 million in the 1996 fiscal period as a result of expenditures to repair and upgrade office facilities in San Francisco and New York and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment.



    Communications expense increased 32% from $5.5 million in the 1995 fiscal period to $7.3 million in the 1996 fiscal period. This increase was due to increases in telecommunications and market data expenses resulting from the hiring of additional employees in the 1996 fiscal period.



    Interest expense increased 43% from approximately $700,000 in the 1995 fiscal period to approximately $1.0 million in the 1996 fiscal period. This increase related primarily to fluctuations in bank financing levels during the two periods.



    Other expense increased 83% from $10.8 million in the 1995 fiscal period to $19.7 million in the 1996 fiscal period. Of this increase, $3.3 million was due to increased accruals for professional services due to higher levels of business activity, and the remainder was due primarily to increases in travel, entertaining, conferences and miscellaneous expenses.



    INCOME TAX PROVISION. The Company's effective income tax rate was 30.9% in the 1995 fiscal period and increased to 34.3% in the 1996 fiscal period. The Company's effective income tax rate in each fiscal period was less than the combined federal and state statutory income tax rates because LP was not subject to corporate federal or state income tax. The lower effective tax rate for the nine months ended June 30, 1995 was due to the fact that net investment gains were reported primarily through LP and, therefore, were not subject to corporate income tax. The Restructuring will result in higher effective income tax rates on the Company's future taxable income.

FISCAL YEARS ENDED SEPTEMBER 30, 1995 AND 1994

    REVENUES.   Total revenues increased 84%  from $119.3 million in fiscal 1994 to $220.0 million in fiscal 1995.

    Principal transactions revenue increased 47% from $36.4 million in fiscal 1994 to $53.4 million in fiscal 1995. The increase was due in part to benefits realized from investments made in prior periods in the Company's Nasdaq trading capabilities as well as a significant improvement in market conditions during the last six months of fiscal 1995.

    Agency commissions increased 73% from $14.2 million in fiscal 1994 to $24.6 million in fiscal 1995. This increase resulted from increased market activity as well as growth in the number of brokers in the Company's Executive Financial Services and institutional equity businesses.

    Investment banking revenue increased 141% from $29.2 million in fiscal 1994 to $70.4 million in fiscal 1995. This increase resulted from the increased level of underwriting transactions in fiscal 1995, particularly in the technology and healthcare industries. The Company managed or co-managed 36 public offerings in fiscal 1994 and 71 in fiscal 1995.

    Corporate finance fees increased 11% from $18.6 million in fiscal 1994 to $20.7 million in fiscal 1995.

    Net investment gains increased 229% from $10.3 million in fiscal 1994 to $33.9 million in fiscal 1995. The Company's investment in BISYS accounted for $5.5 million and $19.9 million of the total net investment gains in fiscal 1994 and fiscal 1995, respectively. No other single investment accounted for a significant portion of the total gain.


    Other revenue increased 61% from $10.6 million in fiscal 1994 to $17.1 million in fiscal 1995. This increase was due primarily to an increase in profit participation distributions received from venture capital investment funds the Company manages and higher margin interest income attributable to the above-described expansion of the Executive Financial Services group.


    EXPENSES. Total expenses increased 59% from $92.8 million in fiscal 1994 to $147.4 million in fiscal 1995.

    Compensation and benefits expense increased 75% from $60.2 million in fiscal 1994 to $105.4 million in fiscal 1995 but decreased as a percentage of total revenues from 50.4% to 47.9%. This percentage decrease was attributable primarily to a change in the mix of revenue in fiscal 1995, which included a larger percentage of net investment gains with lower incremental compensation costs. Average employee headcount was 396 in fiscal 1994 and 458 in fiscal 1995.

    Brokerage and clearance expense increased 41% from $7.4 million in fiscal 1994 to $10.4 million in fiscal 1995, consistent with the increase in the Company's brokerage business, partially offset by lower per ticket transaction costs from economies of scale achieved by Lewco.

    Occupancy and equipment expense increased 17% from $6.7 million in fiscal 1994 to $7.8 million in fiscal 1995, primarily due to a scheduled rent increase for the Company's San Francisco office facility.

    Communications expense increased 18% from $6.2 million in fiscal 1994 to $7.4 million in fiscal 1995, due in part to increases in telephone, market quotation and news services for new employees and an increase in telecommunications supplies.

    Interest expense increased 28% from $1.0 million in fiscal 1994 to $1.3 million in fiscal 1995, primarily due to an increase in borrowings to support the operations of Guaranty Finance.


    Other expense increased 34% from $11.3 million in fiscal 1994 to $15.1 million in fiscal 1995. Of the increase, $1.5 million was due to an increase in the cost of the industry conferences sponsored by the Company. The balance of the increase was primarily due to an increase in professional services resulting from the overall increase in the Company's business activities.


    INCOME TAX PROVISION. The Company's effective income tax rate was 38.9% in fiscal 1994 and 31.2% in fiscal 1995. The Company's effective income tax rate in each year was less than the combined federal and state statutory rate due to the fact that H&Q LLC and LP were not subject to material federal or state income tax. The decrease in the effective combined tax rate in fiscal 1995 was a result of the higher percentage of the combined pretax income that was reported through LP in fiscal 1995.

FISCAL YEARS ENDED SEPTEMBER 30, 1994 AND 1993

    REVENUES. Total revenues increased 8% from $110.5 million in fiscal 1993 to $119.3 million in fiscal 1994. Underwriting and sales activity declined significantly during the second half of fiscal 1994 as a result of many factors, including rising interest rates.

    Principal transactions revenue increased 21% from $30.0 million in fiscal 1993 to $36.4 million in fiscal 1994. The increase occurred primarily during the first half of the year, prior to the aforementioned reduction in market activity.

    Agency commissions was unchanged at $14.2 million in each fiscal year. The effect of the slowdown in market activity that occurred during the second half of fiscal 1994 was offset in part by incremental revenue resulting from the addition of new brokers in the Company's Executive Financial Services group.

    Investment banking revenue decreased 32% from $43.0 million in fiscal 1993 to $29.2 million in fiscal 1994. This decline was due to a substantial reduction in underwriting activity during the second half of fiscal 1994. The Company managed or co-managed 45 public offerings during fiscal 1993 and 36 during fiscal 1994.

    Corporate finance fees increased 86% from $10.0 million in fiscal 1993 to $18.6 million in fiscal 1994. This increase was principally the result of an expansion in H&Q's mergers and acquisitions advisory business.

    Net investment gains increased 191% from $3.5 million in fiscal 1993 to $10.3 million in fiscal 1994. Net gains attributable to the Company's investment in BISYS were $2.2 million and $5.5 million for fiscal 1993 and fiscal 1994, respectively.

    Other revenue increased 8% from $9.8 million in fiscal 1993 to $10.6 million in fiscal 1994.

    EXPENSES. Total expenses increased 11% from $84.0 million in fiscal 1993 to $92.8 million in fiscal 1994.

    Compensation and benefits expense increased 10% from $54.9 million in fiscal 1993 to $60.2 million in fiscal 1994. This increase was due primarily to an increase in performance-related compensation. Compensation and benefits expense as a percentage of total revenues increased from 49.7% to 50.4%. Average employee headcount was 336 in fiscal 1993 and 396 in fiscal 1994.

    Brokerage and clearance expense increased 7% from $6.9 million in fiscal 1993 to $7.4 million in fiscal 1994. The increase was consistent with the increase in the Company's brokerage revenue.

    Occupancy and equipment expense increased by 10% from $6.0 million in fiscal 1993 to $6.7 million in fiscal 1994. This increase reflected a small addition to space leased in San Francisco as well as normal annual increases in occupancy costs.

    Communications expense increased by 42% from $4.4 million in fiscal 1993 to $6.2 million in fiscal 1994. This increase was primarily due to increased telecommunications expenditures.

    Interest expense declined by 33% from $1.5 million in fiscal 1993 to $1.0 million in fiscal 1994. The decrease was due to lower interest incurred on the principal amount of obligations incurred to settle certain MiniScribe litigation as a result of scheduled repayments.

    Other expense increased by 11% from $10.2 million in fiscal 1993 to $11.3 million in fiscal 1994. This increase was due primarily to increases in travel, conference and professional services resulting from generally higher levels of business activities.

    INCOME TAX PROVISION. The Company's combined effective income tax rate was 41.7% for fiscal 1993 and 38.9% for fiscal 1994. The lower rate for fiscal 1994 was due to income reported by LP, an entity not subject to corporate tax, which was formed in December 1993.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has historically satisfied its funding needs with its own capital resources, consisting almost entirely of internally generated retained earnings and, more recently, capital raised from the sale of its Common Stock to employee shareholders. As of June 30, 1996, H&Q LLC had liquid assets consisting primarily of cash and cash equivalents of $29.3 million and receivables of $60.3 million from Lewco, its clearing affiliate. The cash equivalents primarily consisted of United States Treasury bills with maturities of 90 days or less. As of June 30, 1996, the Company had a bank line of credit in the amount of $12.0 million, with a balance of $9.3 million outstanding and Guaranty Finance had a bank line of credit of $15.0 million with a balance outstanding of $2.0 million. While the Company has not required additional bank financing during the past several years, it has in place a $20.0 million line of credit agreement with a commercial bank. The Company's capital as of June 30, 1996 will be reduced prior to the completion of this offering by the distribution in connection with the Tax Distribution and the Restructuring. See "Restructuring" and "Overview."



    The Company's balance sheet reflects the Company's relatively unleveraged financial position. The ratio of assets to equity as of June 30, 1996 was approximately 2.9:1. Upon the completion of this offering, this ratio will decline to approximately 2.5:1. The Company's principal assets consist of receivables from customers and Lewco, securities held for trading purposes, short-term investments and securities held for investment purposes. Substantially all of the Company's receivables are secured by customer securities or security transactions in the process of settlement. Securities held for trading purposes are actively traded and readily marketable. Short-term investments are comprised primarily of United States Treasury securities with maturities of less than one year. Securities held for investment purposes are for the most part illiquid and are carried at valuations that reflect this lack of liquidity.



    H&Q LLC and RvR Securities, as broker-dealers, are registered with the SEC and are members of the NASD and, in the case of H&Q LLC, the NYSE. As such, they are subject to the capital requirements of these regulatory entities. Their regulatory net capital has historically exceeded these minimum requirements. As of June 30, 1996, H&Q LLC was required to maintain minimum regulatory net capital in accordance with SEC rules of approximately $4.1 million and had total regulatory net capital of approximately $40.2 million, or approximately $36.1 million in excess of its requirement. H&Q LLC's regulatory net capital is expected to decline as a result of the Restructuring, and to increase upon the completion of this offering. RvR Securities had total regulatory net capital of $1.5 million and a minimum regulatory net capital requirement of $250,000. See "Net Capital Requirements."


    The Company believes that its current level of equity capital, combined with funds anticipated to be generated from operations and the anticipated proceeds of this offering, will be adequate to fund its operations for the foreseeable future.

                                    BUSINESS

INDUSTRY BACKGROUND

    During the last three decades, high-growth entrepreneurial companies have played an increasingly important role in the United States and global economies. These "growth companies," which are characterized by innovation and rapidly evolving markets, have emerged in a number of industries. Technology-oriented growth companies have evolved from a cyclical niche industry to a significant driver of economic growth, job creation and business productivity. Healthcare companies in the United States, while continuing to improve human health, have responded to structural opportunities arising from the aging population and the drive to reduce healthcare costs. Service companies have also become catalysts for economic change as they add technology to traditional service offerings, particularly in the healthcare, business information and outsourcing industries. Branded consumer companies are responding to the convergence of changing demographics, structural changes in distribution channels and the use of information technology.


    Since January 1991, publicly traded growth company securities in general, and technology-related equity issues in particular, have generally outperformed the broader market. For example, from January 1991 through July 23, 1996, the H&Q Technology Index increased by 20.6% compounded annually, while the S&P 500 increased by 12.2% compounded annually. This general trend has been interrupted from time to time by significant market declines. Recently, the H&Q Technology Index declined by 22.5% from its all-time high on May 20, 1996 through July 23, 1996, while the S&P 500 decreased by 6.9% over the same period. During the last five years there has also been a greatly increased inflow of funds for investment in growth companies, which has led to increased demand by institutional investors for investment information and analysis focused on the growth company sector. Many of these investors believe that effective investment participation in the rapidly changing growth company universe requires a deeper understanding of underlying technologies, products and distribution channels than is required to invest in more mature, less volatile or slower growing sectors of the economy.


    The unique characteristics of the growth company sector have led both growth companies and growth-oriented investors to seek the services of investment banking professionals with a high degree of industry knowledge and capital market expertise. Growth companies in their early years of public trading require a high level of research, sales and trading coverage and aftermarket consultation from their investment bankers. In addition, as these companies mature, the investment banks serving them must provide expert advice with respect to strategic partnership and merger and acquisition transactions and financing strategies. Investment banks serving growth companies must also meet the investment needs of the entrepreneurs who manage such companies. Fund managers and other growth-oriented investors require focused securities research both to understand underlying technologies, products and distribution channels for particular growth industries, and also to assist in identifying specific growth companies that are the most likely to succeed in their respective market segments.

HAMBRECHT & QUIST

    Hambrecht & Quist is a major bracket investment bank focused on emerging growth companies in the United States and, increasingly, worldwide. The Company's core strength has been the early identification and sponsorship of leading growth companies in its chosen areas of focus through analysis of industry and technology trends. The Company leverages its industry expertise by providing growth companies and growth investors with a full range of investment banking and brokerage services, and by investing its own capital in emerging growth companies.


    Hambrecht & Quist was formed in 1968 to focus on the needs of emerging growth companies and their investors. It has grown its business by expanding the range of services it provides to growth companies and investors, by servicing the needs of larger size companies, and by developing expertise in new industries and markets. H&Q, from its inception, combined equity underwriting and brokerage services for emerging growth companies with venture capital investing. The Company has significantly expanded its underwriting capability by increasing its corporate finance and syndicate personnel; added advisory services in mergers, acquisitions, strategic partnerships and private placements; and begun providing asset-based and mezzanine financing. H&Q also has achieved a leading role in Nasdaq market-making for securities of companies for which H&Q has served as a managing underwriter, expanded the number of employees providing retail brokerage services and increased its trading of NYSE-listed securities. From its early concentration on the technology and healthcare industries, Hambrecht & Quist has broadened its focus to encompass the branded consumer industry and companies providing business information, outsourcing and healthcare services.


    H&Q was founded with and maintains a commitment to working closely with entrepreneurial companies and investors interested in such companies. H&Q believes that it has developed a strong internal culture that emphasizes a long-term investment outlook. H&Q believes that its client focus on rapidly growing entrepreneurial companies and growth-oriented investors and its tradition of principal investing, along with its broad internal distribution of equity ownership, have combined to sustain this culture.


    H&Q organizes its research and investment banking professionals into industry teams. Each team, together with Hambrecht & Quist's venture capital professionals, endeavors to develop and maintain an in-depth understanding of the secular and cyclical trends driving that particular industry sector. In addition, each team of professionals maintains close relationships not only with private and public growth companies, but also with venture capital and key institutional investors, technical experts, professional service providers and other key industry participants. Through these relationships, H&Q gains the opportunity to participate actively in the growth of promising entrepreneurial companies.



    Hambrecht & Quist believes that its industry focus and long-term orientation, together with the depth of its resources committed to the growth company sector, have made H&Q a leading provider of investment banking and brokerage services for emerging growth companies. Hambrecht & Quist has managed or co-managed more than 650 public offerings of equity securities for more than 440 growth companies, serving as lead manager in more than 260 of these offerings.


STRATEGY

    Hambrecht & Quist employs a research-oriented approach to building relationships with growth companies and growth investors. The Company's overall strategy is to continue its commitment to targeted high-growth industries and investors in those industries by providing comprehensive research coverage, an increasing range of investment banking and brokerage services, and investment capital to entrepreneurial companies. The Company's strategy includes the following key elements:


     CONTINUOUSLY IDENTIFY EMERGING TRENDS AND INDUSTRIES. Hambrecht & Quist intends to continue its tradition of identifying, in their nascent stages, trends and industries that have the potential to become broad-based drivers of economic growth and change. For example, H&Q was an early participant in the personal computer, biotechnology, desktop publishing and Internet/World Wide Web industries. H&Q supported entrepreneurial companies in these industries with venture capital financing and research coverage early in the industry's development. As these companies grew, H&Q managed or co-managed their public stock offerings, including offerings by Apple, Genentech, Adobe and Netscape, each a pioneer in its respective industry. H&Q believes that its focus on the early identification of emerging trends and industries provides it with a key competitive advantage.


     LEAD WITH IN-DEPTH, FOCUSED INDUSTRY COVERAGE. H&Q believes that industry specialization is crucial to meeting the demands of its clients for sophisticated and informed investment advice. The Company organizes its research, investment banking and venture capital activities along sharply defined industry lines and periodically reexamines its industry categories to ensure adequate coverage of emerging opportunities. For example, the Company's software focus is divided into several subcategories, one of which is enterprise software/Internet, which, in turn, has been subdivided into client/server, productivity software, database, and Web software/Internet segments. The Company's strategy is to continue to focus on a limited number of high potential growth industries and the segments within such industries.

     BRING GROWTH COMPANIES TO GROWTH INVESTORS. H&Q's strategy is to add value where growth capital and growth companies intersect. Because of its fundamental understanding of the industries it covers and its long history of providing services to emerging growth industries, H&Q believes it is well-positioned to bring together growth companies and growth investors. The Company's strategy is to maintain strong relationships with major institutional investors in emerging growth companies. An important element of this strategy is the Company's sponsorship of regular conferences for growth companies and growth-oriented investors, each focusing on a different industry or geographic region. The Company's annual Technology Conference and Healthcare Conference are recognized by the financial press as leading conferences in their industries. The Company believes its Branded Consumer, plaNET.wall.street (Internet Symposium) and other newer conferences are gaining similar recognition in their respective areas.



     ESTABLISH    EARLY   AND   LASTING   RELATIONSHIPS   WITH   ENTREPRENEURIAL
     COMPANIES. H&Q's strategy is to build relationships with promising entrepreneurial companies at an early stage in their development. H&Q often establishes contact with such companies through its relationships with many institutional venture capital investors managing large venture capital funds. In some cases, H&Q participates directly in the growth of entrepreneurial companies by providing venture capital, singly or alongside other venture capital investors, or otherwise investing as a principal in their early years. As these entrepreneurial companies grow, the Company sustains these relationships through research coverage, equity and convertible debt offerings, institutional and retail brokerage, Nasdaq market-making and merger, acquisition and strategic partnering and general corporate advice.



     OFFER AN EXPANDED RANGE OF SERVICES TO CORPORATE CLIENTS. In recent years, the Company has enhanced its equity underwriting and convertible debt capability and its merger and acquisition advisory services while adding new products and services, including private placement/structured finance and a corporate services group. From January 1995 through June 1996, H&Q increased its corporate finance personnel from 64 to 110 persons. The Company has also added asset-based and mezzanine financing to its principal investment activities. During this period, H&Q has increased its syndicate personnel from seven to twelve persons, and has begun offering specialized brokerage services to the venture capital industry. The Company's strategy is to continue to expand the range of its investment banking services and principal investment activities.



     INCREASE DISTRIBUTION AND TRADING FOR GROWTH INVESTORS. Since January 1995, the Company has increased the number of employees in its Executive Financial Services group from 70 to 125 persons, in domestic and international institutional sales from 44 to 56 persons and in coverage and position trading from 36 to 58 persons. During this period, the Company also has increased the amount of capital available for both Nasdaq and NYSE-listed securities trading operations. The Company intends to continue these efforts, as well as to expand the number of research analysts and the number of companies for which it provides research coverage.



     EXPAND GLOBAL PRESENCE. H&Q's strategy is to extend its success in financing domestic growth companies in United States capital markets to non-U.S. companies and capital markets. In addition to its United States underwritings of European, Israeli and Asian companies, the Company has recently made investments in Europe through joint ventures focused on enabling European companies to access United States capital markets, as well as on making capital available locally to European growth companies. H&Q also has a minority investment in Asia Pacific, which has extensive operations providing venture capital to Asian growth companies, both as principal and as a manager of Asian venture capital funds.

RESEARCH FOCUS

    H&Q believes that industry specialization is crucial to meeting the demands of its clients for sophisticated and informed investment and strategic advice. The Company's approach is to serve its clients through an in-depth understanding of sharply defined industry segments and the leading participants in those segments. H&Q's research universe is presently divided into the industry groups and industry segments set forth below. Rather than dedicating, for example, just one senior analyst to cover all aspects of a broadly defined industry, the Company dedicates focused research support to many segments within each of the industries it serves. In certain instances an H&Q analyst provides coverage for more than one industry segment.

                           HAMBRECHT & QUIST RESEARCH

                                    [CHART]
    There are four rectangular shaped boxes in the graphic.
    In the upper middle part of the rectangular box at the top of the graphic is a triangular shaped icon with the letter "T" inside with the word "Technology" underneath. From the bottom of the icon labeled 'Technology' is a downward vertical line which perpendicularly connects to a horizontal line from which six short vertical lines connect to six small rectangular boxes below the horizontal line. The small rectangular box on the far left contains the word
"Communications." The small rectangular box which is second from the left contains the words "Distributed Systems." The small rectangular box which is third from the left contains the words "Enterprise Software/Internet." The small rectangular box which is third from the right contains the words "Semiconductor/ Capital Equipment." The small rectangular box which is on the far right contains the words "Technical Systems."

    From the bottom left corner of the small rectangular box containing the word "Communications" is a downward vertical line from which five short horizontal lines connect to five groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the word "Communications" is "Internet Access." The second group of words underneath the small rectangular box containing the word "Communications" is "Internetworking/LAN." The third group of words underneath the small rectangular box containing the word "Communications" is "Mobile." The fourth group of words underneath the small rectangular box containing the word "Communications" is "Telecommunications Equipment/WAN." The fifth group of words underneath the small rectangular box containing the word "Communications" is "Wireless."


    From the bottom left corner of the small rectangular box containing the words "Distributed Systems" is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Distributed Systems" is "Consumer Software & Digital Media." The second group of words underneath the small rectangular box containing the words "Distributed Systems" is "Internet Content." The third group of words underneath the small rectangular box containing the words "Distribution" is "Distribution." The fourth group of words underneath the small rectangular box containing the words "Distributed Systems" is "PC Peripherals."


    From the bottom left corner of the small rectangular box containing the word "Enterprise Software/Internet" is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Enterprise Software/ Internet" is "DRMS & Tools." The second group of words underneath the small rectangular box containing the words "Enterprise Software/Internet" is "Systems Management." The third group of words underneath the small rectangular box containing the words "Enterprise Software/Internet" is "Enterprise Applications." The fourth group of words underneath the small rectangular box containing the words "Enterprise Software/Internet" is "Productivity Software." The fifth group of words underneath the small rectangular box containing the words "Enterprise Software/Internet" is "Web Software."



    From the bottom left corner of the small rectangular box containing the word "Special Situations" is a downward vertical line from which two short horizontal lines connect to two groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Special Situations" is "Imaging." The second group of words underneath the small rectangular box containing the words "Special Situations" is "Services."

    From the bottom left corner of the small rectangular box containing the words "Technical Systems" is a downward vertical line from which three short horizontal lines connect to three groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Technical Systems" is "Design Automation." The second group of words underneath the small rectangular box containing the words "Technical Systems" is "Embedded Control." The third group of words underneath the small rectangular box containing the words "Technical Systems" is "Technical Software."
    In the upper middle part of the rectangular box in the middle of the graphic is a cross shaped icon containing a serpent wrapped around a barbed staff representing a Caduceus with the words "Healthcare" underneath. From the bottom of the icon labeled "Healthcare" is a downward vertical line which perpendicularly connects to a horizontal line from which four short vertical lines connect to four small rectangular boxes below the horizontal line. The small rectangular box on the far left contains the word "Biotechnology." The small rectangular box which is second from the left contains the words "Emerging Pharmaceuticals/Drug Delivery." The small rectangular box which is second from the right contains the words "Medical Devices." The small rectangular box which is on the far right contains the words "Healthcare Services."
    From the bottom left corner of the small rectangular box containing the words, "Medical Devices" is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Medical Devices" is "Cardiovascular." The second group of words underneath the small rectangular box containing the words "Medical Devices" is "Orthopedics." The third group of words underneath the small rectangular box containing the words "Medical Devices" is "Urology." The fourth group of words underneath the small rectangular box containing the words "Medical Devices" is "Women's Health."
    From the bottom left corner of the small rectangular box containing the words "Healthcare Services" is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Healthcare Services" is "CROS." The second group of words underneath the small rectangular box containing the words "Healthcare Services" is "HMO." The third group of words underneath the small rectangular box containing the words "Health Care Services" is "Physician Network Management." The fourth group of words underneath the small rectangular box containing the words "Healthcare Services" is "Subacute."

    In the upper middle part of the rectangular box in the bottom left of the graphic is a square containing the words 'New logo to come. Below the square are the words "Information Services.' Under the words "Information Services' is a horizontal line from which connect four short vertical lines connecting to four small rectangular boxes. The small rectangular box on the far left left contains the words "Financial Services" The small rectangular box which is second from the left contains the words "Healthcare Information Services." The small rectangular box which is second from the right contains the words "Business Services." The small rectangular box which is on the far right contains the words "Special Situations."

    From the bottom left corner of the small rectangular box containing the words "Financial Services" is a downward vertical line from which two short horizontal lines connect to two groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Financial Services" is "Internet." The second group of words underneath the small rectangular box containing the words "Financial Services" is "Transaction Processors."

    In the upper middle part of the rectangular box in the bottom right of the graphic is a square containing the words 'New logo to come.' There is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "New logo to come" is "Food and Beverage." The second group of words beneath the small rectangular box containing the words "New logo to come" is "Specialty Apparel." The third group of words beneath the small rectangular box containing the words "New logo to come" is "Sports & Leisure." The fourth group of words underneath the small rectangular box containing the words "New logo to come" is "Services."

    In order to achieve this depth and specialization, the Company typically recruits or trains analysts with significant industry and technical expertise, in addition to financial services expertise. H&Q believes this specialized approach enables it to generate analytical research that enhances the quality of investment decisions in the fast-changing and technologically sophisticated industries it covers.


    H&Q's  research  analysts  cover  over 300  publicly  traded  companies. The
Company's analysts also periodically publish comprehensive studies of an industry or a long-term investment theme. In addition to written publications, the Company's analysts play a prominent role at the Company's investor conferences by presenting summaries of key industry trends.


    The Company's research analysts work closely with its investment banking and venture capital professionals to identify promising privately held companies. H&Q believes that early contacts with private companies are important not only to develop its underwriting and principal transactions activities, but also to achieve and maintain an understanding of the rapidly evolving growth industries on which the Company focuses. The research analysts also, from time to time, assist in screening and/or evaluating proposed principal investments for the Company's venture capital and investment banking professionals. In addition, H&Q's research analysts work closely with sales and trading professionals to enhance the access of the Company's institutional investor clients to up-to-date industry analysis.



    H&Q has been recognized for its success in bringing together leading growth companies and growth investors at the annual conferences it sponsors. Each conference focuses on a different growth industry or geographic region. Since October 1995, H&Q has sponsored the following investment conferences:



HAMBRECHT & QUIST CONFERENCE                          DATE          LOCATION
- ------------------------------------------------  -------------  --------------
plaNET.wall.street (Internet Symposium)            October 1995  New York
Healthcare Conference                              January 1996  San Francisco
European Growth Company Conference                February 1996  Paris
Interactive Entertainment Conference                 March 1996  Snowbird, Utah
Technology Conference                                April 1996  San Francisco
   and plaNET.wall.street West
Investing in Life Sciences                             May 1996  London
Branded Consumer Growth Company Conference            June 1996  Napa Valley
Annual Private Equity CFO Conference                  June 1996  San Francisco



    More than 675 public and private companies made presentations to investment professionals, venture capitalists and other participants in the securities and emerging growth company industries at the most recent sessions of the Company's annual conferences. The Hambrecht & Quist Technology Conference, which held its 24th annual session in 1996, was the first annual investment conference focusing exclusively on emerging growth companies in the technology sector. For 14 years, the Company's annual Healthcare Conference has provided a forum for companies in the healthcare industry to give presentations to growth investors, and was the first conference of its kind. Since 1993, Hambrecht & Quist has sponsored an annual conference focused on emerging branded consumer product companies. In October 1995, H&Q sponsored the first major investment conference dedicated solely to Internet-related companies, and held a follow-up conference in 1996.



    To facilitate the analysis of long-term trends, the Company has developed the H&Q Technology Index, the H&Q Growth Index and nine sector indices, including the H&Q Branded Consumer Growth Index and the H&Q Internet Index. A number of these indices are regularly cited in the media. These indices serve as a tool for comparing certain industry groups with one another, with the marketplace as a whole, and with the overall economy. Many growth companies use the H&Q indices to compare their stock price performance with other companies, for example, in annual proxy statements.

INVESTMENT BANKING


    H&Q is a major bracket underwriter dedicated to raising equity capital for, and providing financial advice to, emerging growth companies within its areas of focus throughout the United States and, increasingly, abroad. The securities industry refers to an investment banking firm as a "major bracket" underwriter if that firm receives a significant proportion of the underwriting syndicate allocations when participating in public offerings managed by other investment banks. Hambrecht & Quist provides its corporate clients with a broad range of services, principally involving public offerings of equity and convertible debt securities, private placements of equity securities, and advice in merger, acquisition and strategic partnering transactions, as well as after-market services and support.


    H&Q's investment banking professionals focus their activities along the same industry lines as the Company's research analysts. The Company believes that by developing an in-depth understanding of the industries they serve, these investment banking professionals enhance their ability to advise issuers with respect to strategic and financing options.


    The following table shows the distribution of the number of public offering transactions managed or co-managed by H&Q since 1991 among the different industries which the Company serves.



       HAMBRECHT & QUIST'S MANAGED OR CO-MANAGED PUBLIC EQUITY OFFERINGS
                         JANUARY 1991 THROUGH JUNE 1996

                                  [PIE CHART]

    A pie chart representing Hambrecht & Quist Public Equity Offerings from January 1991 through March 1996 is divided into four segments. The largest segment represents "Technology" which accounts for 51% of the pie chart. The second largest segment represents "Healthcare" which accounts for 33% of the pie chart. The third largest segment represents "Services" which accounts for 12% of the pie chart. The smallest segment represents "Branded Consumer" which accounts for 4% of the pie chart.


    DOMESTIC UNDERWRITING


    H&Q is a leading underwriter of public offerings of equity securities for emerging growth companies, based on the number of transactions completed since January 1991 in which H&Q served as a managing or co-managing underwriter. Between January 1991 and June 1996, the Company lead managed 170 offerings and co-managed 165 offerings of equity and convertible debt securities by over 250 companies that raised an aggregate of over $17.9 billion. Of this amount, approximately $10.2 billion was raised during the period from January 1995 through June 1996.



    H&Q concentrates its domestic underwriting efforts in high-growth industry sectors where the Company believes it has a relative competitive advantage due to its investment banking relationships and its research, trading and distribution capabilities. Within its selected industries, the Company concentrates on emerging companies that it believes have the potential to become industry leaders. H&Q believes that, based on the number of transactions completed since January 1991 in which H&Q served as a managing or co-managing underwriter, it is among the leading underwriters of software, communications and biotechnology company securities, and has established a strong record underwriting securities of computer hardware, semiconductor, Internet, business information and outsourcing services and healthcare services companies. The Company is also seeking to develop a strong position as a managing underwriter of securities offerings by branded consumer companies.



    As a result of the high proportion of venture capital invested in emerging growth companies in California and Massachusetts, H&Q's underwriting clients have to date been concentrated in these states. Approximately 49% of the companies for which H&Q served as manager or co-manager of a securities offering between January 1994 and June 1996 had principal offices located in California, and approximately 12% of these companies had principal offices located in Massachusetts.



    H&Q's strategy is to maintain long-term relationships with its corporate clients by serving their capital raising needs beyond their initial public offerings of securities. H&Q also seeks to increase its base of publicly held clients by serving as a manager or co-manager in follow-on offerings for companies that H&Q believes have attractive investment characteristics, whether or not H&Q participated as a manager or co-manager in the initial public offering of securities for such companies. The Company believes it has been successful in retaining clients and obtaining new clients, based on the 57 transactions in which it has been retained or added as manager or co-manager of follow-on offerings, in contrast to the 21 transactions in which competitors replaced the Company in these roles.



    The average size of the Company's managed or co-managed underwriting transactions has increased from approximately $40.0 million in calendar 1991 to approximately $60.0 million in calendar 1995. The Company has increased the number of its managed or co-managed underwriting transactions above $50.0 million from 10 in calendar 1991 to 38 in calendar 1995 and 35 in the first six months of calendar 1996. In calendar 1995, H&Q served as a manager or co-manager of 12 underwriting transactions above $100 million.



    The following table sets forth the distribution among industries, on a calendar year basis, of public offerings completed between January 1991 and June 1996 in which the Company acted as manager or co-manager. Italicized data indicates the number of transactions in which the Company served as lead manager.



 HAMBRECHT & QUIST'S MANAGED OR CO-MANAGED PUBLIC EQUITY OFFERINGS BY INDUSTRY
                         JANUARY 1991 THROUGH JUNE 1996


                                                                     NUMBER OF TRANSACTIONS COMPLETED
                                                                  (NUMBER OF LEAD MANAGED TRANSACTIONS)
                                          --------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------------------------------
INDUSTRY                                          1991                  1992                  1993                  1994
- ----------------------------------------        -------               -------               -------               -------
Technology..............................         15        (7)         13        (8)         22       (10)         19       (14)
Healthcare..............................         21        (9)         19        (5)         20       (11)         11        (4)
Services................................          6        (2)          6        (5)          3        (3)          4        (3)
Branded Consumer........................         --        (-)          1        (-)          2        (-)          3        (2)
                                                  -        ---          -        ---          -        ---          -        ---
    Total...............................         42       (18)         39       (18)         47       (24)         37       (23)
                                                  -        ---          -        ---          -        ---          -        ---
                                                  -        ---          -        ---          -        ---          -        ---



                                                                    SIX MONTHS ENDED

                                                                        JUNE 30,
INDUSTRY                                          1995                    1996
- ----------------------------------------        -------               -----------
Technology..............................         59       (32)          37         (19)
Healthcare..............................         16       (11)          19          (6)
Services................................          9        (5)          12          (5)
Branded Consumer........................          6        (3)           1          (-)
                                                  -        ---           -          ---
    Total...............................         90       (51)          69         (30)
                                                  -        ---           -          ---
                                                  -        ---           -          ---



    H&Q has recently increased its expertise in providing private and public offerings of convertible debt securities. Since January 1995, Hambrecht & Quist has completed six convertible debt transactions (which are excluded from the data above) involving an aggregate of $877.1 million in securities. To date, underwriting revenues from convertible debt securities transactions have comprised less than 5% of the Company's total revenues. To the extent that interest rates and other market conditions are favorable, the Company expects convertible debt securities to be a growing part of its underwriting business in the future as its newly public corporate clients develop in size and begin to leverage their balance sheets.



    RvR Securities offers equity underwriting services to companies with smaller capitalizations than H&Q LLC's typical underwriting clients. Since December 1993, RvR Securities has completed five underwriting transactions. These transactions were all initial public offerings, ranging in size from $4.2 million to $14.4 million.

The issuers were three technology companies, a branded consumer company and a passenger airline company. Two of these companies subsequently became underwriting clients of H&Q LLC. With respect to each of the five companies, RvR Securities and/or H&Q LLC acted as a market-maker. RvR Securities does not currently engage in any market-making activities. While RvR Securities' revenues to date have not been material to the Company, RvR Securities enables H&Q to provide a valuable service to these smaller capitalization growth companies and to maintain a relationship that enhances opportunities for H&Q LLC to provide underwriting and advisory services in the future.


    Hambrecht & Quist provides after-market support to its underwriting clients through the supply of information concerning institutional holdings within the issuer's shareholder base, as well as data concerning the market performance of the corporate client's stock, as well as other stocks in the issuer's industry. The Company's Corporate Services group identifies and accesses relevant research, company news, market trends, institutional ownership data, trading activity and performance reporting, and arranges meetings with institutional shareholders to assist newly public companies in developing their investor relations efforts.

    INTERNATIONAL ACTIVITIES


    H&Q is actively developing its international investment banking business both by assisting non-U.S. companies in raising capital in the United States and by improving access to local capital for growth companies in other countries. While revenues from international underwriting activities have grown as a percentage of the Company's total revenues, during the 18-month period ended June 30, 1996, these revenues comprised less than 5% of the Company's total revenues.



    The Company believes it has established itself in underwriting transactions for European growth companies that seek to issue shares on Nasdaq. In the 18-month period from January 1995 through June 1996, the Company managed or co-managed 15 equity offerings for non-U.S. companies, raising a total of $965.4 million. These transactions included six initial public offerings and two follow-on public offerings on Nasdaq for European growth companies, and three initial public offerings and two follow-on public offerings on Nasdaq for Israeli growth companies. This level of underwriting activity for non-U.S. companies represents a significant increase from the seven equity offerings, raising a total of $215 million, in which the Company served as a manager or co-manager during the four-year period from January 1991 through December 1994.



    Hambrecht & Quist has developed strategic relationships with local financial institutions in Europe in order to build relationships with leading European growth companies and with the financial communities which serve these companies. These relationships are also intended to develop H&Q's European investment banking presence in anticipation of the launch of the EASDAQ market, currently expected to occur in late 1996. EASDAQ's charter is to serve as a Nasdaq-type stock market for emerging growth companies in Europe. H&Q is a charter member of the European Association of Securities Dealers and a founding investor in EASDAQ.



    In January 1996, Hambrecht & Quist announced the formation of a 50%-owned joint venture with Financiere Saint Dominique, a leading private equity investor in France. The joint venture, Hambrecht & Quist Saint Dominique ("Saint Dominique"), will be an underwriter and market-maker on the EASDAQ market, as well as le Nouveau Marche, a Paris-based stock market for emerging growth companies that was launched in February 1996. Saint Dominique has completed two initial public offerings on le Nouveau Marche.


    In the United Kingdom, H&Q holds a minority equity position in Beeson Gregory, a London-based brokerage firm and financial advisor specializing in growth companies. In addition, the Company recently opened a London institutional sales office.


    The Company's strategy in Asian markets has been to focus initially on venture capital investments in promising growth companies through H&Q's minority investment in Asia Pacific. H&Q believes that this strategy will enable the Company to develop and maintain relationships with growth companies in the region.

    The following table lists companies for which Hambrecht & Quist managed or co-managed public offerings of equity or convertible debt securities completed during the period from the beginning of fiscal 1996 (October 1, 1995) through June 30, 1996:



                HAMBRECHT & QUIST'S RECENT UNDERWRITING CLIENTS
                         OCTOBER 1995 THROUGH JUNE 1996



ACT Networks


Advent Software


Affiliated Computer Services


Alpha-Beta Technology


AMISYS Managed Care Systems


Applied Microsystems


Arbor Software


Arris Pharmaceuticals


ASE Test


Biochem Pharma


Biofield


Boston Beer


BroadVision


Centocor


Central Garden & Pet


Check Point Software


Citrix Systems


CompuCom Systems


Computervision


CSG Systems International


CyberCash


Data Translation


Dendrite International


Digital Generation Systems


Dura Pharmaceuticals


Edify


Elantec


Endo Vascular Technologies


ESS Technology


Farallon Communications


Forte Software


FPA Medical Management


GelTex Pharmaceuticals


Gemstar International Group


Genset


Gensym


GeoWorks


Gilead Sciences


GT Interactive Software


Guilford Pharmaceuticals


Gynecare


HCIA


Home Health Corp. of America


Houghten Pharmaceuticals


HPR


i2 Technologies


Incyte Pharmaceuticals


Individual


Infonautics


Innotech


Integrated Systems


Intevac


Iomega


Isocor


JDA Software


Jones Medical Industries


Lernout & Hauspie


Logic Works


Lumisys


Lycos


M.A.I.D.


Macronix International


Meridian Data


MetaTools


Metra Biosystems


Microware Systems


Oacis Healthcare Holdings


Optical Sensors


OrthoLogic


PC DOCS Group International


Photon Dynamics


Pixar


PLATINUM technology


Prism Solutions


Profit Recovery Group


Red Brick Systems


Renaissance Solutions


SangStat Medical


Saville Systems


Sawtek


Seattle Filmworks


Sequana Therapeutics


Siebel Systems


Sierra Semiconductor


Silicon Storage Technology


Silicon Valley Research


Sipex


Solectron


Sonus Pharmaceuticals


SpectraLink


SS&C Technologies


Starbucks


Tecnomatix Technologies


Telxon


Triple P


Verilink


Verity


Vincam Group


VocalTec


Xilinx

    MERGER AND ACQUISITION ADVISORY SERVICES


    Hambrecht & Quist offers a broad range of merger and acquisition ("M&A") advisory services to growth companies. The Company markets its M&A advisory services both to H&Q's existing base of corporate clients and to other companies that can benefit from the Company's expertise. The Company offers advisory services with respect to purchases and sales of businesses; strategic and cross-border partnerships; divestitures and corporate restructurings; hostile takeover defense strategies; fairness opinions in acquisition, investment and defensive transactions; and valuations of businesses and technology assets. From January 1991 through June 1996, the Company provided M&A services in over 100 assignments representing approximately $8.7 billion of completed transactions. Approximately one-half of these assignments were for companies whose first transaction with H&Q was an M&A advisory assignment.


    The Company's M&A expertise has been developed over the years and has been supported by the close involvement of professionals from the industry groups in both investment banking and research. The Company believes that early identification of emerging industry and technical trends, together with focused industry research coverage, enhances the effectiveness of its M&A professionals' strategic and valuation advice. H&Q's M&A professionals combine industry, technology, legal and accounting expertise with substantial transactional experience. The group's success is reflected in the growth in the volume of completed M&A transactions in which H&Q has provided advice to emerging growth companies:


        HAMBRECHT & QUIST'S MERGER AND ACQUISITION ADVISORY ASSIGNMENTS
                         JANUARY 1991 THROUGH JUNE 1996



                                                           YEAR ENDED DECEMBER 31,                  SIX MONTHS
                                            -----------------------------------------------------   ENDED JUNE
                                              1991       1992       1993       1994       1995       30, 1996
                                            ---------  ---------  ---------  ---------  ---------  -------------
Number of Completed Assignments...........         11          8         11         24         30           19
Aggregate Transaction Value                 $     289  $     174  $     377  $   2,028  $   3,723    $   2,119
 (in millions)............................



     PRIVATE PLACEMENTS AND STRUCTURED FINANCE



    H&Q formalized its private placement capabilities in 1991 with the creation of a group which focuses on acting as placement agent in private securities transactions. H&Q assists in the placement of these securities for a fee, but without underwriting the offered securities. Acting as placement agent generally entails advising the issuer regarding the structure and other aspects of the financing, assisting in the preparation of appropriate disclosure documents and soliciting prospective qualified investors. The private placement/structured finance group places equity and fixed income securities with institutional investors, private capital funds, strategic corporate investors and sophisticated, high net worth individuals. Since 1991, the group has completed over 35 private placement transactions, raising over $700 million for growth companies, with 19 of these transactions completed since January 1995. This group often serves corporate clients in their early stages and, as these entrepreneurial companies grow, H&Q seeks to sustain the relationship and provide other services. The group also assists publicly traded corporate clients that undertake convertible debt financings or conduct private offerings of registered and unregistered securities.


SALES, TRADING AND SYNDICATE


    H&Q provides a broad range of sales and trading services to investors and holds a leading position as a market-maker for the equity securities of emerging growth companies for which H&Q has served as a managing or co-managing underwriter. The Company leverages its research capability by identifying companies that it believes have the potential to become leaders in their respective industries and attempting to become a leading market-maker in the shares of those companies, often taking large positions to satisfy the needs of institutional clients for a liquid market in this group of companies.

    INSTITUTIONAL SALES AND TRADING


    At June 30, 1996, H&Q had 32 institutional sales professionals covering growth-oriented investors in many countries, primarily in North America, Western Europe and Japan. H&Q's focus on growth industries enables its sales and trading organization to develop an in-depth understanding of these sectors and companies and to better serve its investor clients. The Company's institutional sales activities are conducted from its offices in San Francisco, New York, Boston, San Diego and London.



    At June 30, 1996, H&Q had 17 trading professionals involved in market making in both Nasdaq and exchange-listed securities. The most significant portion of the Company's institutional revenues arises from trading in Nasdaq-listed securities. At June 30, 1996, H&Q made a market in over 320 Nasdaq stocks. During the period from January 1991 through June 1996, H&Q was one of the top three market makers in over 65% of the Nasdaq-listed equity securities issued by companies for which H&Q served as a manager or co-manager in a public offering. Additionally, at June 30, 1996 H&Q had 25 coverage traders, servicing the trading desks of major institutions worldwide. Orders are executed daily as principal or agent in both the listed and Nasdaq markets for equities, convertible and non-convertible debt, including municipal bonds, options and other derivative securities. The Company's trading activities are conducted from its offices in San Francisco, New York and Boston. Hambrecht & Quist clears its trading transactions through Lewco.


    EXECUTIVE FINANCIAL SERVICES

    Since its founding in 1968, H&Q has provided retail brokerage services to individual investors and small institutions interested in emerging growth company securities. In 1994, this business unit was renamed Executive Financial Services ("EFS") and its strategies were realigned in an effort to grow the business. This strategic realignment entailed: (i) increasing the focus of this business on broadening the range and depth of services provided to executives of growth companies; (ii) providing appropriate services to all employees of this client base, rather than only the top executives; (iii) attracting new high net worth investors to H&Q by providing differentiated investment ideas and services and (iv) recruiting and retaining additional experienced and productive brokers to serve high net worth individuals.


    The EFS group operates out of the Company's San Francisco, New York and Boston offices. In addition to handling Nasdaq and exchange-listed brokerage transactions, EFS brokers provide other services, including sales of restricted securities, fixed income investments and consulting for options, hedging, the selection of outside money managers, mutual funds and cash management. At June 30, 1996, the EFS group included 75 retail brokers.


    VENTURE SERVICES

    H&Q provides specialized services to the general and limited partners of venture capital and buyout funds, corporate development functions within large corporations and certain high net worth individuals who participate actively in venture capital investments. These services include the sale of restricted securities, management of in-kind stock distributions by venture capital funds to their investors, sales of shelf-registered securities, private placements and acquisition or sale of large equity positions. The Company also provides venture capitalists with timely information concerning the publicly traded shares included in venture capital investment portfolios. This group was established in 1994 as a separate department within H&Q in recognition of the strategic role played by venture capital investors in H&Q's areas of focus and in establishing and developing a close relationship between the Company and the companies in which venture capitalists hold equity positions.

    SYNDICATE

    The Company participates in public offerings of securities either by acting as manager or co-manager of an underwriting syndicate, or by acting as a member of an underwriting syndicate managed by other investment banks. In both cases, the Company risks its capital through its participation in a commitment to purchase securities from an issuer and to resell them to the public. The Company's syndicate activities include managing the marketing and book-building process of underwritten transactions the Company is managing, participating in discussions leading to the offering price of securities and the supervision of initial market-making for lead-managed deals. The Syndicate department is also responsible for developing and maintaining relationships with the syndicate departments of other investment banks. At June 30, 1996, the Syndicate department was comprised of 12 employees, including two senior managers who have an aggregate of over 50 years of experience in the securities industry.


VENTURE CAPITAL AND PRINCIPAL INVESTMENT ACTIVITIES

    From the Company's inception, venture capital investing has been an important component of H&Q's strategy of identifying and building early relationships with promising emerging growth companies. H&Q currently conducts a broad range of venture capital and principal investment activities. H&Q intends to increase the range and size of these activities.

    INSTITUTIONAL VENTURE FUND MANAGEMENT


    Hambrecht & Quist raised its first venture capital fund shortly after the Company was founded. The institutional venture fund management business grew substantially, and by the mid-1980s the Company, principally through affiliated venture capital management partnerships, managed over $600.0 million in venture capital assets. Each institutional fund was structured so that the Company received management fees and a participation in any net profits of the fund.


    In the late 1980s, the Company determined that its domestic venture activities would be most effectively carried out through a strategy of making fewer and smaller venture capital investments and more direct Company participation in these investments. Since then, the Company has reduced the number of investment professionals in its venture capital department. Substantial assets and funds have been distributed as the previously raised funds have matured, and assets under management by the venture capital group currently amount to over $200.0 million.

    SOLE PURPOSE VENTURE CAPITAL PARTNERSHIPS AND DIRECT STRATEGIC INVESTMENTS


    Since 1992, the Company has made venture capital and mezzanine investments by means of limited partnerships that are each formed for the sole purpose of enabling the Company, its senior employees and others to invest in a specific private company. The Company receives no management fees in connection with such investments, but it participates in any profits of the partnerships. Certain of the Company's professionals share in the profit participation of each partnership based on their specific contribution to identifying, structuring and managing the partnership's investment. In fiscal 1994 and 1995 and the nine months ended June 30, 1996, approximately $15.4 million, $14.0 million and $14.0 million, respectively, was invested in such partnerships, of which $2.1 million, $2.6 million and $2.7 million, respectively, was invested by the Company.



    Since the mid-1980s, the Company has, from time to time, invested solely for its own account in private companies that offer a strategic and financial opportunity. The Company in recent years has also invested capital and obtained minority, non-controlling interests in a number of complementary asset-management organizations, including De Santis Capital Management, L.P., a registered investment adviser.


    STRATEGIC AND SPECIALTY FUNDS


    ASIA PACIFIC. Asia Pacific was established in 1985 to provide financial advisory and fund management services to investors and entrepreneurs throughout the Asia Pacific region. As of June 30, 1996, Asia Pacific's operations were among the largest of venture capital firms in the region, with 29 professionals in seven countries. At such date, Asia Pacific managed 11 funds with a combined total of approximately $445.0 million in committed capital. Of this amount, $258.0 million had been invested in over 150 companies located in Asia, including $8.5 million in ten companies located in the United States with operations in Asia. Seven of these funds, totaling $198.0 million in committed capital, are generally available for investment only in one specific country, and four of these funds, totaling $246.1 million in committed capital, may be invested in companies located in any one of a number of countries in a specified region.



    Hambrecht & Quist holds a minority interest in Asia Pacific's management entity, with the majority interest held by Asia Pacific's management team. H&Q also is entitled to certain participations in the profits of existing and future Asia Pacific funds.


    HAMBRECHT & QUIST CAPITAL MANAGEMENT. In 1987, the Company formed Hambrecht & Quist Capital Management Incorporated ("Capital Management") to make and manage investments in publicly traded and privately held companies principally engaged in the development, production or distribution of products or services generally related to scientific advances in healthcare, agriculture and environmental management. Capital Management manages two publicly traded closed-end mutual funds: H&Q Healthcare Investors (NYSE:HQH) and H&Q Life Sciences Investors (NYSE:HQL). At June 30, 1996, these funds had combined net assets of approximately $276.0 million, of which approximately 32% was comprised of venture capital and other investments subject to resale restrictions. Capital Management is compensated solely on the basis of management fees as a percentage of assets under management. Capital Management is wholly owned by H&Q.



    ADOBE VENTURES, L.P. In 1994, Hambrecht & Quist formed a limited partnership with Adobe Systems Incorporated ("Adobe") that invests in companies, products or technologies strategic to Adobe's interests. Adobe has committed approximately $40.0 million in capital to date. The Company receives an annual management fee based on assets under management and participates in any profits of the partnership. Certain of the Company's venture capital professionals share in the profit participation. At June 30, 1996, this fund had invested an aggregate of approximately $26.0 million in 13 companies.



    TI VENTURES L.P. In June 1996, Hambrecht & Quist formed a limited partnership with Texas Instruments Incorporated ("TI") for the purpose of investing in companies that operate in the field of digital communications, with an emphasis on applications and markets requiring integrated technology, such as digital video. TI has committed $30.0 million of capital to the partnership. The Company will receive an annual management fee based on assets under management and will participate in any profits of the partnership.


    ASSET-BASED FINANCING AND MEZZANINE INVESTMENTS


    HAMBRECHT & QUIST GUARANTY FINANCE. In 1983, the Company established the entity that became Guaranty Finance to provide equipment leasing to emerging technology companies. Today, Guaranty Finance provides secured, asset-based financings that include tenant improvement and real estate leases, equipment leases, accounts receivable and inventory financing and loan guarantees for private and public emerging technology, biotechnology and healthcare companies. Guaranty Finance provides financing that generally would not otherwise be commercially available to emerging growth companies because they are perceived as too risky, or because the financing is too customized in nature, to be attractive to conventional sources of financing. In addition to receiving payments on loans and leases, Guaranty Finance has the opportunity to purchase warrants for structuring and providing the funding or for guaranteeing the repayment of funds provided by a bank or other financial institution. As of June 30, 1996, Guaranty Finance had provided a total of $79.4 million of financing to 37 client companies in 59 transactions. Guaranty Finance's current portfolio of financings aggregated approximately $18.9 million at June 30, 1996. After the Restructuring, Hambrecht & Quist Group will own 87.5% of Guaranty Finance, with the balance owned by Guaranty Finance's senior management and employees, together with one non-officer employee of the Company who devotes significant time to Guaranty Finance.



    HAMBRECHT & QUIST TRANSITION CAPITAL. The Company recently formed Transition Capital to provide bridge loans and mezzanine financings for emerging growth companies. Transition Capital's investments will consist of secured and unsecured debt with equity participation. The term of the loans will typically be less than three years, and Transition Capital seeks to obtain financial returns through interest income, fees and the receipt of warrants, rights to convert loans into equity, or the right to share in profits. Transition Capital's activities have not been significant, with only one financing, in the amount of $3.8 million, completed through June 30, 1996. After the
Restructuring, Hambrecht & Quist Group will own 87.5% of Transition Capital, with the balance owned by Transition Capital's senior management and employees, together with one non-officer employee of the Company who devotes significant time to Transition Capital.


ACCOUNTING, ADMINISTRATION AND OPERATIONS

    H&Q's accounting, administration and operations personnel are responsible for financial controls, internal and external financial reporting, compliance with regulatory and legal requirements, office and personnel services, the Company's management information and telecommunications systems, and the processing of the Company's securities transactions. The Company's employees perform most of these functions. With the exception of payroll processing, which is performed by an outside service bureau, all data processing functions are performed by the Company's management information systems department. The Company believes that future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of new systems or the training of personnel could adversely affect the Company's ability to manage growth. See "Risk Factors--Management of Growth."

    Lewco acts as a clearing broker and depository for the Company. A portion of Lewco's expenses, net of certain revenues, are reimbursed by the Company based on the level of transactions processed on behalf of the Company.

COMPETITION


    The securities business is intensely competitive. Many of the Company's competitors have greater capital, financial and other resources than the Company. The Company competes worldwide for growth-oriented institutional investor clients and for United States underwritings of equity offerings by emerging growth companies in H&Q's areas of focus. The Company competes for venture capital and other principal investment opportunities in the United States through wholly owned subsidiaries and internationally through entities in which it holds minority interests. In addition to competition from domestic and foreign firms currently in the securities business, domestic commercial banks and investment banking boutiques have recently entered the business. In recent years, large international banks have attempted to enter the markets served by United States investment banks, including the markets in which the Company competes. These large international banks have hired investment banking, research and sales and trading professionals from the Company and its competitors in the past, and the Company expects that these and other competitors will continue to try to recruit professionals away from the Company. The loss of any key professional could materially and adversely affect the Company's operating results. The Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks. The Company's focus on growth companies also subjects it to direct competition from a group of specialty securities firms and smaller investment banking boutiques that specialize in providing services to the emerging growth company sector. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals. As a result of increasing competition, revenues from individual underwriting transactions have been increasingly allocated among a greater number of co-managers, which has resulted in reduced revenues for certain transactions.


    The Company also faces competition from companies offering electronic brokerage services, a rapidly developing and intensely competitive industry. These competitors may undertake promotional activities focused on the Company's brokerage customers and offer these customers more attractive pricing or other terms than the Company offers. The Company also anticipates competition from underwriters who attempt to effect public offerings for emerging growth companies through new means of distribution, including using electronic media such as the Internet. In addition, disintermediation may result as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as the Company, the Company's operating results could be adversely affected.

    The principal competitive factors influencing the Company's business are its professional staff, industry expertise, client relationships and its mix of market and product capabilities.

EMPLOYEES


    At June 30, 1996, the Company had a total of 617 employees, of whom 60 were engaged in research, 110 in investment banking, 277 in sales, trading and syndicate, 37 in venture capital, principal investment and money management activities and 133 in accounting, administration and operations. Of these employees, 320 were classified as professionals and 297 were classified in support positions. None of the Company's employees are subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.


PROPERTIES


    The Company's principal executive offices in San Francisco, California occupy approximately 132,000 square feet under leases which terminate December 31, 1998, subject to two 5-year extension options for the majority of the space. The Company also leases approximately 33,000 square feet in New York, New York, under a lease expiring in 2007; approximately 24,000 square feet in Boston, Massachusetts, under a lease expiring in 1998, subject to an option to extend the term; and approximately 2,000 square feet in San Diego, California, under a lease expiring in 1999. The Company believes that its present facilities, together with its current options to extend lease terms and occupy additional space, are adequate for its current and projected needs.


LEGAL PROCEEDINGS

    OVERVIEW

    Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

    In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company has been active in the underwriting of initial public offerings and follow-on offerings of the securities of emerging and mid-size growth companies, which often involve a higher degree of risk and often are more volatile than the securities of more established companies. In comparison with more established companies, such emerging and mid-size growth companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits than more established companies, and to become insolvent. Each of these factors increases the likelihood that an underwriter of an emerging or mid-size growth company's securities will be required to contribute to any judgment or settlement of a securities lawsuit.


    The plaintiffs' attorneys in securities class action lawsuits frequently name as defendants in lawsuits the managing underwriters of a public offering. H&Q LLC is named a defendant in a number of class action lawsuits relating to public offerings in which it served as a managing underwriter. In addition, H&Q LLC is currently directly or indirectly subject to over 30 shareholder class action lawsuits relating to public offerings in which H&Q LLC served as a member of the underwriting syndicate but not as a managing underwriter. Plaintiffs' attorneys also name as defendants investment banks which provide advisory services in merger and acquisition transactions. H&Q LLC is currently a defendant in one such lawsuit. The Company anticipates that additional securities class-action lawsuits naming H&Q LLC as a defendant will be filed from time to time in the future, particularly in light of the increased number of public offerings H&Q LLC has underwritten and the increased number of merger and acquisition transactions in which H&Q LLC provided advisory services in recent years and the fact that the securities sold in certain of such public offerings have experienced or may in the future experience significant declines in market value. In such lawsuits, all members of the underwriting syndicate typically are included as members of a defendant class and/or are required by law, or pursuant to the terms of the underwriting agreement, to bear a portion of any expenses or losses (including amounts paid in settlement of the litigation) incurred by the underwriters as a group in connection with the litigation, to the extent not covered by the indemnification obligation of the issuer of the securities underwritten. H&Q LLC has on occasion participated in settlements of these types of lawsuits by making payments to the plaintiff class. There can be no assurance that the Company, H&Q LLC or RvR Securities will not find it necessary to make substantial settlement payments in the future. The Company has agreed to indemnify H&Q LLC against any expense or liability it may incur in connection with any such lawsuits.


    As the number of suits to which the Company is a party increases, the risk to the Company's assets also increases. If the plaintiffs in any suits against the Company were to successfully prosecute their claims, or if the Company were to settle such suits by making significant payments to the plaintiffs, the
Company's operating results and financial condition could be materially and adversely affected. As is common in the securities industry, the Company does not carry insurance that would cover any such payments. In addition, the Company's charter documents allow indemnification of the Company's officers, directors and agents to the maximum extent permitted under Delaware law. The Company has entered into indemnification agreements with these persons. The Company has been and in the future may be the subject of indemnification assertions under these charter documents or agreements by officers, directors or agents of the Company who are or may become defendants in litigation.


    In addition to these financial costs and risks, the defense of litigation has, to a certain extent, diverted, and is expected to divert in the future, the efforts and attention of the Company's management and staff. The amount of time which management and other employees are required to devote in connection with the defense of litigation could be substantial and might materially divert their attention from other responsibilities within the Company. Securities class action litigation in particular is highly complex, and can extend for a protracted period of time, thereby consuming substantial time and effort of the Company's management and substantially increasing the cost of such litigation. Further, the laws relating to securities class actions are currently in a state of flux. The eventual impact of the Private Securities Litigation Reform Act of 1995 on securities class action litigation is not known. In addition, there are certain proposed California ballot initiative provisions which, if passed, the Company believes would make it easier for securities class action plaintiffs to litigate in California state court.


    The Company also has been subject to litigation in state and federal courts relating to companies in which the Company has invested as a principal. The risk of such litigation is magnified where H&Q has a substantial or controlling interest in the Company, or where one or more of H&Q's employees serves on the Company's Board of Directors. On occasion, such litigation has produced results materially adverse to H&Q. In particular, during 1991 and 1992, the Company settled litigation relating to MiniScribe at an aggregate cost, including expenses, of approximately $59.8 million. All of such payments relating to such MiniScribe settlements were made prior to May 31, 1996. There can be no assurance that the Company, as a result of its investments as a principal, or the service of the Company's employees as directors of other entities or otherwise, will not lead to similar litigation or settlement payments in the future.

    In the normal course of business, the Company is also a defendant in various civil actions and arbitrations arising out of its activities as a broker-dealer in securities, as an underwriter, as an employer and as a result of other business activities. H&Q has in the past made substantial payments in connection with the resolution of disputed claims, and there can be no assurance that substantial payments in connection with the resolution of disputed claims will not occur in the future.

    An adverse resolution of any pending or future lawsuits against H&Q LLC, RvR Securities or the Company could materially affect the Company's operating results and financial condition.

    Set forth below are summaries of certain pending litigation matters to which H&Q LLC is a party. The Company believes that the resolution of such matters and the other pending litigation matters to which the Company is a party will not have a material adverse effect on the Company's operating results or financial condition.

    SECURITIES LITIGATION

    The following paragraphs describe litigation in which H&Q has been named as a defendant relating to transactions in which H&Q LLC acted as a managing underwriter or provided merger and acquisition advice.


    ADOBE SECURITIES LITIGATION. On February 6, 1996, H&Q LLC and two of its employees, one of whom is also an outside director of Adobe Systems, Inc. ("Adobe"), were named as defendants in a shareholders' securities class action suit filed in the Superior Court of California, County of Santa Clara (STRAUSZ ET AL. V. GESCHKE ET AL., Case No. CV755730). Other defendants include Adobe, certain of Adobe's officers and directors, and certain former officers of Frame Technology Corporation ("Frame"). The lawsuit relates to the merger of Frame into Adobe in October 1995. H&Q LLC acted as a financial advisor to Frame in the merger. The complaint alleges that the defendants made misrepresentations regarding the merger and/or Adobe's and Frame's business operations and prospects of the merged entity, and omitted to disclose material adverse facts regarding the merger and business prospects and engaged in a scheme to defraud investors, thereby artificially inflating the price of Adobe stock during the class period. The lawsuit seeks unspecified damages including compensatory and punitive damages, pre- and post-judgment interest, costs and attorneys' fees, and equitable and injunctive relief based on alleged violations of California law. The Adobe defendants and the H&Q defendants each filed a demurrer on the ground that the allegations were not actionable under state law. In July 1996, the Court sustained the demurrer of H&Q and its two defendant employees as to all causes of action and provided the plaintiffs leave to amend.



    COMPUTERVISION SECURITIES LITIGATION. In August 1992, H&Q LLC acted as one of four co-managers of an underwriting of $600 million of debt and equity securities issued by Computervision Corporation ("Computervision"). Numerous class action suits were filed against H&Q and other defendants after Computervision announced, in September 1992, that revenue and operating profit for its third quarter would fall substantially below its plan and the previous year's third quarter. These cases were eventually consolidated in the United States District Court in Boston (IN RE COMPUTERVISION CORPORATION SECURITIES LITIGATION, MDL Docket No. 964). The operative complaint alleges claims against H&Q, the other managing underwriters, Computervision and certain of its officers and directors, under various sections of the federal securities laws and a claim for common law misrepresentation.



    After completion of substantially all discovery, the Court, relying in part on the fact that the prospectus "bespoke caution," issued a decision dismissing every factual allegation in the complaint except one. In January 1995, the plaintiffs served a motion for leave to file a further amended complaint. In February 1995, the defendants served a response in opposition, and also served summary judgment motions to dismiss the sole allegation that survived the motion to dismiss. By stipulation in April 1995, plaintiffs subsequently withdrew the sole surviving allegation. In September 1995, the court denied plaintiffs' motion for leave to amend the complaint, dismissed plaintiffs' case and entered judgment for all defendants. Plaintiffs have appealed these rulings to the First Circuit Court of Appeals, which heard oral argument in May 1996. The appeal is pending.



    DATAWARE TECHNOLOGIES SECURITIES LITIGATION. Dataware Technologies, Inc. ("Dataware") effected a $29,250,000 initial public offering in July 1993 lead-managed by H&Q LLC. In December 1993, Dataware announced that its quarterly earnings would be below expectations. Its share price dropped, and in November 1994, a shareholder class action suit was filed in the United States District Court in Boston against the Company, certain of its officers and directors, and the managing underwriters, including H&Q LLC, in connection with the company's public offering, subsequent sales by its insiders and research reports issued by H&Q LLC (IN RE: DATAWARE TECHNOLOGIES, INC. SECURITIES LITIGATION, Civ. No. 94-12250-DPW).



    The parties have reached a settlement in this action and reported to the court the fact that a settlement has been reached. H&Q LLC has been fully indemnified by Dataware in connection with the settlement. It is expected that a formal settlement agreement will be executed in the near future. A hearing for preliminary court approval of the settlement is currently scheduled for August 2, 1996.



    OAK TECHNOLOGY SECURITIES LITIGATION. On June 6, 1996, Oak Technology, Inc. ("Oak"), certain of its officers and directors, H&Q LLC, two of its employees and others were named as defendants in a shareholders' securities class action suit filed in the Superior Court of California, County of Santa Clara (HOCHMAN ET AL. V. HSU ET AL., Case No. CV758510). On June 20, 1996, certain of Oak's officers and directors and H&Q LLC were named as defendants in another shareholders' securities class action suit filed in the Superior Court of California, County of Santa Clara (GALLO ET AL. V. TSANG ET AL., Case No. CV758799). H&Q LLC acted as the lead manager of Oak's February 1995 initial public offering and May 1995 follow-on equity offering. The complaints allege, among other things, that during the alleged class period of July 1995 to May 1996, H&Q LLC issued false research reports and otherwise engaged in wrongdoing in order to please Oak and/or Oak's officers and directors. The lawsuits seek unspecified damages based on alleged violations of California law. Defendants have not yet filed any pleading responding to any of the complaints and no discovery has occurred in any case. It is unknown at this time whether these actions will be consolidated.



    On July 3, 1996, certain of Oak's officers and directors and H&Q LLC were named as defendants in two shareholder securities class action suits filed in the Superior Court of California, County of Santa Clara (ROSSINI ET AL. V. TSANG ET AL., Case No. CV759148; FENTON ET AL. V. TSANG ET AL., Case No. CV759145).


    NASDAQ ANTITRUST LITIGATION


    In December 1994, a consolidated amended complaint was filed in the United States District Court for the Southern District of New York against 33 broker-dealer defendants, including H&Q LLC (94 Civ. 3996 (RWS),

M.D.L. No. 1023). The consolidated amended complaint alleged that H&Q LLC and other participants and market-makers on Nasdaq engaged in a conspiracy to fix the "spread" between bid and asked prices for securities traded on the Nasdaq in violation of Section 1 of the Sherman Act. The plaintiff class was alleged to include persons throughout the United States who are customers of the defendants or their affiliates and who purchased or sold securities on the Nasdaq during the period from May 1, 1989 through May 27, 1994. Plaintiffs allege to have been damaged in that they paid more for securities purchased on the Nasdaq, or received less for securities sold, than they would have but for the alleged conspiracy. The consolidated amended complaint seeks compensatory damages, treble damages, declaratory and injunctive relief, attorneys' fees and costs. Judgment against each of the defendants was sought on a joint and several basis. In February 1995, H&Q LLC and the other defendants filed a motion to dismiss. In August 1995, the Court granted such motion on the ground that plaintiffs had not specified the stocks in which collusion allegedly occurred, but gave plaintiffs leave to amend. The plaintiffs thereafter filed a Refiled Consolidated Complaint in August, 1995 which is identical in substance to the dismissed pleading and lists over 1,000 securities that plaintiffs allege were the subject of the alleged conspiracy. H&Q LLC thereafter filed its answer, and discovery is proceeding. Plaintiffs made, and defendants opposed, a motion for class certification. Oral argument occurred on June 21, 1996, and the parties are awaiting the Court's decision.



    In December 1995, a class action suit alleging similar claims to the class action pending in New York was filed in Alabama state court against the same defendants. The Alabama case has been removed to federal court and transferred to the federal judge hearing the pending New York action, a motion to remand the case to state court has been denied and this action has been consolidated with the class action pending in New York.



    In addition, allegations of collusion among the market-makers became the subject of investigations by the NASD, the SEC and the Antitrust Division of the Department of Justice ("DOJ"). On July 16, 1996, H&Q LLC entered into a Stipulation and Order resolving a civil complaint filed by the DOJ, alleging that H&Q LLC and 23 other Nasdaq market makers violated Section 1 of the Sherman Act in connection with certain market making practices (UNITED STATES OF AMERICA
V. ALEX. BROWN & SONS ET AL., CIV. NO. 96-CV-5313). The complaint alleged that the defendants and other market makers engaged in activities that had the effect of artificially inflating the quoted "inside spread" -- i.e., the difference between the best buying price and the best selling price -- of certain Nasdaq stocks. In entering into the Stipulation and Order, the parties agreed that the defendants would not agree with other market-makers to set prices, quotes or spreads in Nasdaq securities, or harass, intimidate or refuse to trade with other market-makers for reducing their spread in any Nasdaq security or by reason of the quantity of a Nasdaq security they are willing to trade at its quoted price. In addition, the defendants each agreed to (i) designate an antitrust compliance officer to instruct traders and others concerning the requirements of the proposed order, (ii) listen to audio tapes of a portion of a firm's trading activity on Nasdaq created under the order and (iii) allow representatives of the DOJ, without pre-arrangement, to appear at a defendant's offices to listen in on trader conversations the firm is taping as they are occurring. The agreement also requires the defendants to pass on complaints of possible violations or taped conversations to the DOJ, and to allow the DOJ to bring civil or criminal contempt charges for willful violations of the order. The Stipulation and Order are subject to approval by the United States District Court for the Southern District of New York following a public hearing, and if that Court approves the Stipulation and Order, the complaint will be dismissed with prejudice.


RISK MANAGEMENT

    The Company has established various policies and procedures for the management of its exposure to operating, principal and credit risks. Operating risk arises out of the daily conduct of the Company's business and relates to the possibility that one or more of the Company's personnel could commit the Company to imprudent business activities. Principal risk relates to the fact that the Company owns a variety of investments which are subject to changes in value and could result in the Company incurring material gains or losses. Credit risk occurs because the Company extends credit to various of its customers in the form of margin and other types of loans.

    Operating risk is monitored by the Company's Risk Management Committee and Commitment Committee. The Risk Management Committee reviews the overall business activities of the Company and makes recommendations for addressing issues which, in the judgment of its members, could result in a material loss to the Company. The Commitment Committee meets weekly to evaluate and approve potential investment banking transactions prior to their execution by the Company.

    Principal risk is managed primarily through the daily monitoring of funds committed to the various types of securities owned by the Company and by limiting the exposure to any one investment or type of investment. The two most common categories of securities owned are those related to the daily trading activities of the Company's brokerage and underwriting operations and those which arise out of the Company's principal investing activities. The Company attempts to limit its exposure to market risk on securities held as a result of its daily trading activities by limiting its inventory of trading securities to that needed to provide the appropriate level of liquidity in the securities for which it is a market maker. Security inventory positions are balanced daily.

    The Company's credit risk is monitored by its Credit Committee, which consists of senior management from its brokerage, operations, financial and legal departments. This committee meets when specific situations arise to review large, concentrated or high profile accounts and to take any appropriate actions to limit the Company's exposure to loss on these accounts. Such actions typically consist of setting higher margin requirements for large or concentrated accounts, requiring a reduction of either the level of margin debt or investment in high risk securities or, in some cases, requiring the transfer of the account to another broker-dealer.

                                   REGULATION

    H&Q's business and the securities industry in general are subject to extensive regulation in the United States at both the Federal and state level, as well as by SROs. Its business also is subject to regulation by various foreign governments and regulatory bodies.

    In the United States, a number of Federal regulatory agencies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. The SEC is the Federal agency that is primarily responsible for the regulation of broker-dealers and investment advisers doing business in the United States, and the Board of Governors of the Federal Reserve System promulgates regulations applicable to securities credit transactions involving broker-dealers and certain other United States institutions. Broker-dealers and investment advisers are subject to registration and regulation by state securities regulators in those states in which they conduct business. Industry SROs, each of which has authority over the firms that are its members, include the NASD, the NYSE and other securities exchanges.

    H&Q LLC is registered as a broker-dealer with the SEC and in all of the 50 states, Puerto Rico and the District of Columbia, and is a member of, and subject to regulation by, a number of securities industry SRO's, including the NASD, the NYSE, the American, Chicago and Pacific Stock Exchanges, and the Options Clearing Corporation. RvR Securities is registered as a broker-dealer with the SEC and in 41 states, and is a member of the NASD. H&Q LLC also has a 20% interest in Lewco, which is registered as a broker-dealer with the SEC and in 13 states and is a member of the NASD, the NYSE and other securities exchanges.


    As a result of federal and state registration and SRO memberships, H&Q LLC, RvR Securities and Lewco are subject to overlapping schemes of regulation which cover all aspects of their securities business. Such regulations cover matters including capital requirements, the use and safekeeping of customers' funds and securities, record keeping and reporting requirements, supervisory and organizational procedures intended to assure compliance with securities laws and to prevent the improper trading on material nonpublic information, employee-related matters, including qualification and licensing of supervisory and sales personnel, limitations on extensions of credit in securities transactions, clearance and settlement procedures, requirements for the registration, underwriting, sale and distribution of securities and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, the many aspects of the broker-dealer customer relationship are subject to regulation including in some instances "suitability" determinations as to certain customer transactions, limitations in the amounts that may be charged to customers, timing of proprietary trading in relation to customers' trades and disclosures to customers.



    Much of the Company's underwriting and market-making business involves securities traded on Nasdaq. Nasdaq's operations have been the subject of extensive scrutiny, in the media and by government regulators, including by the Antitrust Division of the United States Department of Justice. This scrutiny has included allegations of collusion among Nasdaq market-makers. H&Q LLC and 23 other Nasdaq market-makers recently entered into a Stipulation and Order with the Department of Justice in which they agreed not to engage in any collusive activities relating to prices, quotes or spreads in Nasdaq-traded securities.



    It has been reported in the media that the SEC has submitted to the NASD a draft of a disciplinary case the SEC may file against the NASD, as well as a report setting out the SEC's findings in detail. The SEC's case reportedly concerns the NASD's enforcement oversight of Nasdaq. According to these media reports, NASD officials have proposed a number of changes to Nasdaq's operations, which proposals currently are being reviewed by government regulators. The Company is unable to predict the outcome of any of these proposals, and certain of the changes proposed by NASD officials, if effected, could adversely affect the Company's operating results.


    Capital Management and two other subsidiaries, Atlantic Investment Advisers, Inc. and Hambrecht & Quist Investment Advisers, Inc., are registered as investment advisers with the SEC and in several states. As investment advisers registered with the SEC, each is subject to the requirements of the Investment Advisers Act and the SEC's regulations thereunder, as well as state securities laws and regulations. Such requirements relate to, among other things, limitations on the ability of investment advisers to charge performance-based or non-
refundable  fees  to   clients,  record-keeping   and  reporting   requirements,
disclosure requirements, limitations on principal transactions between an adviser or its affiliates and advisory clients, as well as general anti-fraud prohibitions. The state securities law requirements applicable to registered investment advisers are in certain cases more comprehensive than those imposed under the Federal securities laws. In addition, Capital Management and the mutual funds it manages are subject to the requirements of the Investment Company Act of 1940 and the SEC's regulations thereunder.

    H&Q LLC and Lewco also are subject to "Risk Assessment Rules" imposed by the SEC. These rules require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the financial and operational condition of the broker-dealers. Certain "Materially Associated Persons" (as defined in the Risk Assessment Rules) of the broker-dealers and the activities conducted by such Materially Associated Persons may not be subject to regulation by the SEC. However, the possibility exists that, on the basis of the information it obtains from the Risk Assessment Rules, the SEC could seek legislative or regulatory changes in order to expand its authority over the Company's unregulated subsidiaries either directly or through its existing authority over the Company's regulated subsidiaries.

    Violations of federal or state laws or regulations or rules of SROs could subject the Company, its subsidiaries and/or its employees to disciplinary proceedings or civil or criminal liability, including revocation of licenses, censures, fines or temporary suspension or permanent bar from the conduct of their business. Any such proceeding could have a material adverse effect upon the Company's business.


    H&Q LLC recently agreed to a censure and a $40,000 fine by the NYSE's Enforcement Division relating to allegations that H&Q LLC, in certain loans to customers against pledges of restricted or control securities in fiscal 1994, violated NYSE requirements for net capital and customer reserve account calculations, custody and control of customer securities, margin maintenance and supervision. The settlement is subject to approval by an NYSE Hearing Panel, review by the NYSE Board of Directors if requested by a Board member, and review by the SEC on its own motion. The Company expects the settlement to become final and to have no material adverse effect on the business or financial condition of the Company or H&Q LLC.



    In addition to being regulated in the United States, the Company's business is subject to regulation by various foreign governments and regulatory bodies. H&Q LLC is registered with and subject to regulation by the Ontario Securities Commission, the Securities and Futures Authority of the United Kingdom pursuant to the United Kingdom Financial Services Act of 1986, and the Ministry of Finance, Tokyo, Japan. Foreign regulation governs all aspects of the investment business, including regulatory capital, sales and trading practices, use and safekeeping of customer funds and securities, record-keeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures. In addition, Hambrecht & Quist Asset Management Ltd., a subsidiary of the Company, is a member of and is subject to regulation by the Investment Management Regulatory Organization Limited in the United Kingdom, which regulates all aspects of its investment advisory business. The Company recently formed and acquired an interest in H&Q Saint Dominique, a broker-dealer, located in Paris, France. It is subject to regulation by the Societe du Nouveau Marche, Societe de Bourse Francaise and La Commission d'Operation de Bourse, and has applied to become an approved person of the NYSE.


    In connection with the Company's venture capital activities, H&Q, its affiliates and the venture capital funds which they manage are relying on exemptions from registration under the Advisers Act, the Investment Company Act of 1940, as amended, state securities laws and the laws of various foreign countries. Failure to meet the requirements of any such exemptions could have a material adverse effect on the manner in which the Company, its affiliates and the venture capital funds carry out their investment activities and on the compensation received by the Company and its affiliates from the venture capital funds.

    Additional legislation and regulations, including those relating to the activities of broker-dealers and investment advisers, changes in rules promulgated by the SEC or other United States or foreign governmental regulatory authorities and SROs or changes in the interpretation or enforcement of existing laws and rules may adversely affect the manner of operation and profitability of the Company. H&Q's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of H&Q's underwriting, merger and acquisition, or venture capital activities in any year could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.

                            NET CAPITAL REQUIREMENTS

    As broker-dealers registered with the SEC and member firms of the NYSE and/or the NASD, H&Q LLC, RvR Securities and Lewco are each subject to the capital requirements of the SEC, the NYSE and/or the NASD. These capital requirements specify minimum levels of capital, computed in accordance with regulatory requirements ("net capital"), that each firm is required to maintain and also limit the amount of leverage that each firm is able to obtain in its respective business.


    H&Q LLC has elected to compute its net capital requirement under the "alternative method" permitted by the SEC. Under this method, H&Q LLC is required to maintain regulatory net capital, computed in accordance with the SEC's regulations as supplemented by NYSE Rule 325, equal to the greater of $1.0 million or 2% of the amount of its securities "customer-related receivables," calculated in accordance with SEC's regulations.



    The customer-related receivables referred to in the preceding paragraph (also referred to as "aggregate debit items") represent the money owed to a broker-dealer by its customers and certain other customer-related assets. "Net capital" is essentially defined as net worth (assets minus liabilities, as determined under generally accepted accounting principles), plus qualifying subordinated borrowings, less the value of all of a broker-dealer's assets that are not readily convertible into cash (such as goodwill, furniture, prepaid expenses, exchange seats and unsecured receivables), and further reduced by certain percentages (commonly called "haircuts") of the market value of a broker-dealer's positions in securities and other financial instruments.



    A failure of a broker-dealer to maintain its minimum required capital would require it to cease executing customer transactions until it came back into capital compliance, and could cause it to lose its membership on an exchange, or in an SRO, its registration with the SEC, or require its liquidation. Further, the decline in a broker-dealer's net capital below certain "early warning levels," even though above minimum capital requirements, could cause material adverse consequences to the broker-dealer. For example, the SEC's capital regulations prohibit payment of dividends, redemption of stock and the prepayment of subordinated indebtedness if a broker-dealer's net capital thereafter would be less than 5% of aggregate debit items. These regulations also prohibit principal payments in respect of subordinated indebtedness if a broker-dealer's net capital thereafter would be less than 5% of aggregate debit items. Under NYSE Rule 326, a member firm is required to reduce its business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital during the following six months) is less than 125% of its net capital minimum dollar amount or 4% of aggregate debit items for 15 consecutive days. NYSE Rule 326 also prohibits the expansion of a member's business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital during the following six months) is less than 150% of its net capital minimum dollar amount or 5% of aggregate debt items for 15 consecutive days.



    The SEC's capital rules also (i) require that broker-dealers notify it and the NYSE, in writing, two business days prior to making withdrawals or other distributions of equity capital or lending money to certain related persons, if those withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and that they provide such notice within two business days after any such withdrawal or loan that would exceed, in any 30-day period, 20% of the broker-dealer's excess net capital, (ii) prohibit a broker-dealer from withdrawing or otherwise distributing equity capital or making related party loans if after such distribution or loan, the broker-dealer has net capital of less than 120% of its net capital minimum dollar amount or 5% of aggregate debit items and certain other circumstances, and (iii) provide that the SEC may, by order, prohibit withdrawals of capital from a broker-dealer for a period of up to 20 business days, if the withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and the SEC believes such withdrawals would be detrimental to the financial integrity of the firm or would unduly jeopardize the broker-dealer's ability to pay its customer claims or other liabilities.


    Compliance with regulatory capital requirements could limit those operations of H&Q LLC, RvR Securities and Lewco that require the intensive use of capital, such as underwriting and trading activities, and financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its affiliated broker-dealers, which in turn could limit its ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

    The Company believes that at all times H&Q LLC, RvR Securities and Lewco have been in compliance in all material respects with the applicable minimum capital rules of the SEC, the NYSE, and the NASD. As of June 30, 1996, H&Q LLC was required to maintain minimum "net capital," in accordance with SEC rules, of approximately $4.1 million and had total net capital of approximately $40.2 million, or approximately $36.1 million in excess of the amount required. RvR Securities also computes its minimum net capital requirement under the alternative method. As of June 30, 1996, RvR Securities was required to maintain minimum net capital of $250,000. Its total net capital on that date was $1.5 million, consisting primarily of equity capital and a $1.0 million subordinated loan from H&Q Group. Lewco also computes its minimum net capital requirement under the alternative method. As of June 30, 1996, Lewco was required to maintain minimum net capital of $1.5 million. Lewco's total net capital on that date was $8.5 million.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The executive officers and directors of the Company and their ages as of June 30, 1996, are as follows:



NAME                                    AGE     POSITIONS
- -----------------------------------     ---     -----------------------------------------------------------------------
                                        60      Chairman of the Company and H&Q LLC; Director
William R. Hambrecht...............
                                        38      President and Chief Executive Officer of the Company and H&Q LLC;
                                                 Director
Daniel H. Case III.................
                                        60      Vice Chairman of the Company and H&Q LLC; Director
William R. Timken..................
                                        49      Executive Vice President and Director of Institutional Equity, H&Q LLC
Paul L. Hallingby..................
                                        43      Managing Director and Co-Director of Investment Banking, H&Q LLC
Cristina M. Morgan.................
                                        47      Managing Director and Co-Director of Investment Banking, H&Q LLC
David M. McAuliffe.................
                                        40      Managing Director and Director of Research, H&Q LLC
Bruce M. Lupatkin..................
                                        54      Chief Financial Officer of the Company and H&Q LLC; Managing Director
                                                 of H&Q LLC
Raymond J. Minehan.................
                                        47      General Counsel and Secretary of the Company and H&Q LLC; Managing
                                                 Director of H&Q LLC
Steven N. Machtinger...............
                                        34      Vice President, Finance of the Company and H&Q LLC
Patrick J. Allen...................
                                        61      Director
Howard B. Hillman (1)..............
                                        55      Director
William E. Mayer (1)(2)............
                                        66      Director
Edmund H. Shea, Jr. (2)............


- ------------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee


    WILLIAM R. HAMBRECHT is Chairman of Hambrecht & Quist Group and its principal subsidiary, H&Q LLC. He has continuously served as an officer, director or principal of those entities or their predecessors since he and the late George Quist co-founded Hambrecht & Quist in 1968. Mr. Hambrecht is primarily responsible for directing the Company's venture capital investment activities. He also serves on the Boards of Directors of Adobe Systems Incorporated, a print and electronic media software company, Red Brick Systems, Inc., a provider of relational database products and services for data warehouse applications, Castelle, a provider of network enhancement software and hardware, and several privately held companies. He holds a B.A. degree from Princeton University.



    DANIEL H. CASE III joined the Company in 1981, and was initially an associate and then a principal in the Corporate Finance Department. He also served as Vice President and then a partner in the Venture Capital Department, both in San Francisco and in London. In 1983, he co-founded the business which became Hambrecht & Quist Guaranty Finance. Mr. Case rejoined Corporate Finance in 1986 as co-director of mergers and acquisitions, and became Managing Director and head of Investment Banking in December 1987. In October 1989, he was elected Executive Vice President and in October 1991, he was elected to the Board of Directors of the Company. In April 1992, he was elected President and Co-Chief Executive Officer. He became Chief Executive Officer in October 1994. Mr. Case also serves as a director of Rational Software Corporation, a maker of object-oriented software development tools, Electronic Arts, a global interactive entertainment software company, the Securities Industry Association and the Bay Area Council. He has a B.A. in Economics and Public Policy from Princeton University and studied management at the University of Oxford as a Rhodes Scholar.


    WILLIAM R. TIMKEN joined Hambrecht & Quist in 1969 and has been employed by the Company in senior capacities since then. Mr. Timken was appointed Vice Chairman of the Company in 1992. He is responsible for the activities of the Company's Syndicate Department. Mr. Timken is a past member of the Board of Governors of the Pacific Stock Exchange and the Board of Governors of the National Association of Securities Dealers, Inc. Mr. Timken holds a B.A. degree in Economics from Colby College.


    PAUL L. "BARNEY" HALLINGBY joined the Company in 1983 as an institutional salesman. He was named Managing Director of the Research Department in June 1988 and was elected Executive Vice President in October 1990. In July 1992, he became Managing Director of Sales and Trading, and in October 1994, he became Managing Director of Institutional Equity. He holds a B.A. in Political Science from the University of Pennsylvania and an M.B.A. in Finance from Columbia University.



    CRISTINA M. MORGAN joined the Company in 1982 as a research analyst, became a principal in Corporate Finance in 1984 and has been a Senior Vice President of H&Q LLC and its predecessor entity since March 1990. In 1990, Ms. Morgan was elected Managing Director, Technology Equities in Corporate Finance, and in 1992, she was named Co-Director of Investment Banking. Ms. Morgan holds a B.S. in Finance and an M.B.A. in Finance from Arizona State University.



    DAVID M. MCAULIFFE joined the Company in July 1995 as Managing Director and Co-Director of Investment Banking. Prior to joining the Company, Mr. McAuliffe served in various capacities in the Investment Banking and Merchant Banking divisions of Kidder Peabody & Co., an investment bank, from 1974 to 1995. From April 1992 to May 1995, he served as Kidder Peabody & Co.'s Co-Director of the Global Investment Banking Division. Mr. McAuliffe holds a B.A. in Accounting from Boston College and an M.B.A. from Harvard Business School.



    BRUCE M. LUPATKIN joined the Company in 1984 as a research analyst and became a Senior Vice President of H&Q LLC and its predecessor in May 1991. In 1992, Mr. Lupatkin was named Co-Director of Research. Since October 1994, Mr. Lupatkin has served as Director of Research. From October 1995 to June 1996, he was also responsible for management of Institutional Sales for the west coast. Mr. Lupatkin holds a B.S. in Chemistry from the University of Michigan and an M.B.A. in Finance from the University of Texas.



    RAYMOND J. MINEHAN has served as the Company's Chief Financial Officer and a Managing Director since November 1989. Prior to joining H&Q, he had been with Arthur Andersen LLP, a public accounting firm, in San Francisco since 1972, and a partner with that firm from 1984 to 1989. Mr. Minehan holds a B.A. in Finance and Accounting from Golden Gate University and is a Certified Public Accountant.



    STEVEN N. MACHTINGER has served as the Company's General Counsel and Secretary since 1988. He was named a Managing Director in 1990. Mr. Machtinger was an attorney with the SEC from 1974 to 1983 and was General Counsel of Birr, Wilson & Co., Inc., an investment bank, from 1983 to 1988. Mr. Machtinger holds a B.A. in Government from Harvard College and a J.D. from the University of California, Davis.



    PATRICK J. ALLEN joined Hambrecht & Quist in May 1995 as Vice President, Finance. From November 1993 to April 1995, Mr. Allen was Chief Operating Officer of Cruttenden Roth, an investment bank. Mr. Allen was previously a Senior Vice President with Kemper Securities, an investment bank, and held various positions from 1988 to 1993, including Chief Financial Officer of a predecessor firm. Mr. Allen had been an auditor with Price Waterhouse, a public accounting firm, in Newport Beach from 1984 to 1988 and holds a B.S. in Business Administration from California Polytechnic University in San Luis Obispo.



    HOWARD B. HILLMAN joined the Board of Directors of the Company in July 1989. He was an officer of Chemical Bank from 1960 to 1969 and has been a venture capitalist since leaving Chemical Bank. Mr. Hillman became a Director of
Auto-trol Technology Corporation, a maker of computer-based technical information management solutions, in 1973 and its President in April 1985. He also currently serves as Auto-trol's Chairman. Mr. Hillman holds an A.B. in Economics from Princeton and an M.B.A. from Harvard Business School.



    WILLIAM E. MAYER has been a director of the Company since April 1992, except during the period of March 1995 to January 1996. Since October 1992, Mr. Mayer has been Dean of the College of Business and Management at the University of Maryland, College Park. From September 1991 to July 1992, Mr. Mayer was Dean of the Simon Graduate School of Business at the University of Rochester. He is the former Chairman and Chief Executive Officer of CS First Boston Merchant Bank. Before the establishment of CS First Boston Merchant Bank in 1990, he was
President   and  Chief  Executive  Officer  of  the  First  Boston  Corporation.

Mr. Mayer serves as a director of Chart House Enterprises, a restaurant management company, and Schuller Corporation, a manufacturer of insulation and building products, and is a trustee of the Colonial Group of Mutual Funds, a mutual fund company. Mr. Mayer holds a B.S. and an M.B.A. from the University of Maryland.



    EDMUND H. SHEA, JR. was elected a director of the Company in November 1986. He is a co-founder of J.F. Shea Co., Inc., a diversified civil construction, land development and venture capital company, and has served as its Executive Vice President in charge of Venture Capital since 1968. Mr. Shea serves on the Board of Directors of ADAC Laboratories, a supplier of radiology and laboratory information systems, Ironstone Group, Inc., a real estate information services company, and Vanguard Airlines, a passenger airline company. Mr. Shea is also on the Advisory Committee of Bay Partners, a venture capital firm. Mr. Shea holds a B.S. in Engineering from Massachusetts Institute of Technology.



BOARD COMMITTEES



    The Audit Committee consists of Messrs. Hillman and Mayer. Among other functions, the Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions.



    The Compensation Committee consists of Messrs. Mayer and Shea. The Compensation Committee administers the Company's 1996 Equity Plan and makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company.



DIRECTOR COMPENSATION



    The Company does not currently pay fees to its directors for attendance at meetings. From time to time, the Company has sold Common Stock to its directors and granted its directors options to purchase Common Stock of the Company. See "Certain Transactions."


EXECUTIVE COMPENSATION


    The following table shows compensation earned during the fiscal year ended September 30, 1995 to (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on September 30, 1995 and whose salary plus bonus exceeded $100,000 for the fiscal year ended September 30, 1995 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                             FISCAL 1995 ANNUAL COMPENSATION         ------------------------------
                                      ---------------------------------------------                     SECURITIES
                                                                    OTHER ANNUAL     RESTRICTED STOCK   UNDERLYING      ALL OTHER
                                                                    COMPENSATION          AWARDS         OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION           SALARY ($)   BONUS ($)(1)          ($)                ($)          SARS (#)        ($)(2)
- ------------------------------------  ----------  --------------  -----------------  -----------------  -----------  ---------------
Daniel H. Case III .................     300,000     2,000,000               --                 --         156,636          4,000
 President, Chief Executive
 Officer and Director(3)
William R. Hambrecht ...............     300,000       933,688(4)            --                 --              --          4,000
 Chairman and Director(4)
William R. Timken ..................     240,000       700,000               --                 --          40,000          4,000
 Vice Chairman and Director(5)
Paul L. Hallingby ..................     240,000       907,000               --                 --         180,000          4,000
 Executive Vice President,
 Institutional Equity,
 H&Q LLC(5)
Cristina M. Morgan .................     240,000     1,425,363(6)            --                 --          80,000          4,000
 Managing Director, Co-Director of
 Investment Banking, H&Q LLC(5)

- ------------------------
(1) Includes bonuses earned in fiscal 1995 and paid in fiscal 1996; excludes bonuses earned in fiscal 1994 which were paid in fiscal 1995.

(2) Represents payments by the Company pursuant to the Company's Savings and Employee Stock Ownership Plan under Internal Revenue Code Section 401(k).

(3) Excludes amounts received from Guaranty Finance. See "Certain Transactions."

(4) Includes $933,688 received in connection with participations in venture capital funds profits provided by the Company. See "Certain Transactions."

(5) Excludes $28,933, $50,950 and $43,400 in SAR payouts received by Mr. Timken, Mr. Hallingby and Ms. Morgan, respectively. See "--Aggregated SAR Payouts for Fiscal 1995" and "Management--Compensation Plans."

(6) Includes $45,363 received in connection with participations in venture capital funds profits provided by the Company. See "Certain Transactions."

OPTION AND SAR GRANTS DURING FISCAL 1995

    The following tables set forth for each of the Named Executive Officers certain information concerning stock options and SARs granted during fiscal 1995, giving effect to the Restructuring:

OPTIONS.

                                                                                               POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                           -------------------------------------------------     ANNUAL RATES OF
                                            NUMBER OF    PERCENT OF                                STOCK PRICE
                                           SECURITIES   TOTAL OPTIONS  EXERCISE                  APPRECIATION FOR
                                           UNDERLYING    GRANTED TO     OR BASE                  OPTION TERM (1)
                                             OPTIONS    EMPLOYEES IN     PRICE    EXPIRATION  ----------------------
NAME                                       GRANTED (#)   FISCAL YEAR    ($/SH)       DATE      5% ($)      10% ($)
- -----------------------------------------  -----------  -------------  ---------  ----------  ---------  -----------
William R. Hambrecht.....................          --            --           --          --         --          --
Daniel H. Case III.......................     156,636         17.3%       4.7375   12/01/01     205,018     453,037
William R. Timken........................          --            --           --          --         --          --
Paul L. Hallingby........................      40,000          4.4%       4.7375   10/01/01      52,355     115,692
Cristina M. Morgan.......................          --            --           --          --         --          --

- ------------------------
(1) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the SEC, Potential Realizable Value is based upon the exercise price of the options, which is substantially less than the expected initial public offering price.

SARS.

                                                                                                    POTENTIAL REALIZABLE
                                                              INDIVIDUAL GRANTS (1)                   VALUE AT ASSUMED
                                                --------------------------------------------------    ANNUAL RATES OF
                                                 NUMBER OF     PERCENT OF                               STOCK PRICE
                                                SECURITIES     TOTAL SARS                             APPRECIATION FOR
                                                UNDERLYING     GRANTED TO       BASE                    SAR TERM (2)
                                                   SARS       EMPLOYEES IN      PRICE    MATURITY   --------------------
NAME                                            GRANTED (#)    FISCAL YEAR     ($/SH)      DATE      5% ($)     10% ($)
- ----------------------------------------------  -----------  ---------------  ---------  ---------  ---------  ---------
William R. Hambrecht..........................          --             --            --     --             --         --
Daniel H. Case III............................          --             --            --     --             --         --
William R. Timken.............................      40,000           2.7%         4.975   9/30/95       9,950     19,900
Paul L. Hallingby.............................     140,000           9.4%         4.975   9/30/95      34,825     69,650
Cristina M. Morgan............................      80,000           5.4%         4.975   9/30/95      19,900     39,800

- ------------------------
(1) SARs are awarded for a term of one fiscal year. At the end of the fiscal year the grantee is allocated an amount equal to the number of SARs granted multiplied by the increase in the net book value per share (if any) of the Company's stock during such period. This amount vests and is paid out over a three year period with one third paid out in the first, second and third years after the grant date if the grantee remains an employee of the Company. See "Management--Compensation Plans."


(2) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the SEC.



AGGREGATED OPTION EXERCISES DURING FISCAL 1995 AND FISCAL YEAR-END OPTION VALUES



    The following table sets forth for each of the Named Executive Officers certain information concerning options exercised during fiscal 1995 and the number of shares subject to both exercisable and unexercisable stock options as of September 30, 1995, giving effect to the Restructuring. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of September 30, 1995:


                                                                                          VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                  NUMBER OF                        OPTIONS AT               AT SEPTEMBER 30,
                                   SHARES        VALUE       SEPTEMBER 30, 1995 (#)           1995 (1)($)
                                 ACQUIRED ON   REALIZED    --------------------------  --------------------------
NAME                             EXERCISE (#)     ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
William R. Hambrecht...........          --           --           --            --            --            --
Daniel H. Case III.............     110,000      274,875    1,045,928       192,900     4,053,856       466,444
William R. Timken..............          --           --       32,000         8,000       141,360        35,340
Paul L. Hallingby..............      70,000      203,975       74,000        76,000       199,465       156,210
Cristina M. Morgan.............      72,000      209,460       56,000         4,000       223,205        17,670

- ------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option at September 30, 1995 and the exercise price of the Named Executive Officer's option. There was no established public trading market for the Common Stock underlying the options as of September 30, 1995. Accordingly, the amounts set forth have been calculated based on the difference between the net book value per share at September 30, 1995 ($6.52 per share) and the exercise price of the option, which the Company's Board of Directors determined to be the fair market value at the date of grant.

AGGREGATED SAR PAYOUTS FOR FISCAL 1995


    The following table sets forth for each of the Named Executive Officers certain information concerning SAR payouts during fiscal 1995, the number of securities underlying SARs outstanding at September 30, 1995 and the unrealized value of unvested SARs at September 30, 1995.



                                            SAR PAYOUTS IN    SECURITIES UNDERLYING        UNREALIZED VALUE OF
                                             FISCAL 1995    SARS AT SEPTEMBER 30, 1995  SARS AT SEPTEMBER 30, 1995
                                                ($)(1)               (#SAR'S)                     ($)(2)
                                            --------------  --------------------------  --------------------------
William R. Hambrecht......................            --                    --                           --
Daniel H. Case III........................            --                    --                           --
William R. Timken.........................        28,933               120,000                      144,633
Paul L. Hallingby.........................        50,950               280,000                      433,250
Cristina M. Morgan........................        43,400               200,000                      133,117


- ------------------------

(1) SAR payouts for fiscal 1995 reflect payouts of SARs granted during fiscal 1993 and 1994.


(2) The unrealized value of SARs at the fiscal year end is calculated by aggregating the unvested and unpaid value of SARs granted in fiscal 1993, 1994 and 1995.

EMPLOYMENT AGREEMENT


    The Company entered into an employment agreement with Daniel H. Case III in 1992. The currently effective provisions of this agreement provide that if H&Q terminates Mr. Case's employment without cause, or if Mr. Case resigns within six months after a change in control of H&Q, then (i) H&Q shall pay Mr. Case the greater of $400,000 or 25% of his aggregate compensation received during the preceding two years, (ii) 50% of his unvested options shall become vested, (iii) all options may be exercised within two years after termination for cash or on a net-exercise basis and (iv) unless within two years he becomes employed by another full service investment bank, Mr. Case can co-invest during such period in H&Q venture capital opportunities on the same basis as H&Q's executive officers.


COMPENSATION PLANS

    The Company's philosophy is to compensate employees based on their individual performance and the Company's overall performance. Two main principles guiding this philosophy are to pay market rates and to provide long-term employee stock ownership. H&Q considers equity ownership by employees to be critical to its long-term success. When calculating total compensation, it considers both cash compensation and equity awarded through stock or options that vest over time.


    1996 BONUS AND DEFERRED SALES COMPENSATION PLAN. The Company's current intention is to pay semi-annual bonuses under the 1996 Bonus and Deferred
Compensation Plan ("1996 Compensation Plan") to its research, investment banking, trading and administrative professionals and to its other executive officers. If an eligible employee's compensation amount equals or exceeds $100,000 for the applicable six-month period, then 80% of the employee's bonus will be paid in cash and 20% will consist of Common Stock, valued at 90% of current market value. Institutional sales professionals will be paid 80% of their commission earnings in cash and 20% in the form of Common Stock, valued at 90% of current market value, granted at the end of each six month period. The stock will vest over three years following the date of grant. At the time of the bonus payment, the employee will have the choice of declining to accept Common Stock, and instead to receive cash in exchange for a three-year note payable to the Company. Such stock will vest and such note will be forgiven by the Company only to the extent that the employee is employed by the Company on the first three anniversaries of the bonus date. Management currently expects that approximately 2,000,000 shares will be issued under the 1996 Equity Plan as contingent equity rights resulting from bonuses received under the 1996 Compensation Plan.



    1996 EQUITY PLAN. In June 1996 the Company's Board of Directors adopted the Company's 1996 Equity Plan (the "1996 Plan"). The 1996 Plan provides for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees (including officers and employee directors) and consultants of nonstatutory stock options. The 1996 Plan also provides for the granting of contingent equity rights to employees. Unless terminated sooner, the 1996 Plan will terminate automatically in October 2006. The Board has authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any shares of Common Stock previously issued and sold or any option previously granted under the 1996 Plan. A total of 3,000,000 shares of Common Stock has been reserved for issuance under the 1996 Plan. Management presently intends to allocate approximately 1,000,000 shares for issuance upon the exercise of options and 2,000,000 shares for issuance in connection with contingent equity rights resulting from bonuses received under the 1996 Compensation Plan. As of the date of this Prospectus, no options or contingent equity rights have been issued under the 1996 Plan.


    The 1996 Plan may be administered by the Board of Directors or the compensation committee. With respect to grants to directors and officers of the Company who are subject to short-swing liability under Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Administrator will be constituted in a manner intended to comply with the requirements of Rule 16b-3 under the Exchange Act pertaining to the disinterested administration of employee benefit plans. If the 1996 Plan satisfies the requirements of Rule 16b-3, discretionary grants of options and contingent equity rights under the 1996 Plan to persons subject to liability under Section 16(b) will be exempt from such liability to the extent provided by Rule 16b-3.

The Administrator has the power to determine the terms of the options and contingent equity rights granted, including the exercise price, the number of shares subject to the option or contingent equity right and the exercisability thereof, and the form of consideration payable upon exercise.


    Options and contingent equity rights granted under the 1996 Plan are not generally transferable by the grantee except by will or by the laws of descent or distribution. Options are exercisable during the lifetime of the optionee only by such optionee. Except in the case of a termination for "cause," options granted under the 1996 Plan must be exercised within three months after the end of the optionee's status as an employee or consultant of the Company, or within six months after such optionee's death or disability, but in no event later than the expiration of the option term. Unexercised options terminate upon a termination for "cause." The exercise price of all nonstatutory stock options granted under the 1996 Plan shall be determined by the Administrator.


    With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a "10% Shareholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the date of grant. The exercise price of incentive stock options for all other employees shall be no less than 100% of the fair market value per share on the date of grant. The maximum term of an option granted under the 1996 Plan may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% Shareholder).

    In the event of a change of control of the Company, each outstanding option under the 1996 Plan may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the option is not assumed or substituted, the vesting of the option shall accelerate by 12 months, the optionee shall have the right to exercise the option for a period of 15 days after receiving notice of such change of control, and the option will terminate upon the expiration of such period. In such event, the vesting of any unvested shares of stock granted under a contingent equity right shall accelerate by 12 months.


    1995 STOCK OPTION PLAN. The 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Board of Directors of Group California and approved by the shareholders of Group California. In connection with the Restructuring, options granted under the 1995 Option Plan were assumed by the Company, and such options became exercisable for Common Stock of the Company. At June 30, 1996, 4,153,640 shares were subject to outstanding options under the 1995 Option Plan. Following the Restructuring, options granted under the 1995 Option Plan will remain outstanding in accordance with their terms, but no further options will be granted under the 1995 Option Plan.



    1995 RESTRICTED STOCK PLAN. The 1995 Restricted Stock Plan (the "1995 Stock Plan") was adopted by the Board of Directors and approved by the shareholders of Group California. In connection with the Restructuring, shares of Common Stock of Group California sold under the 1995 Stock Plan were exchanged for Common Stock of the Company. At June 30, 1996, 1,867,980 shares had been sold under the 1995 Stock Plan. Following the Restructuring, no additional shares will be sold under the 1995 Stock Plan.



    1985 STOCK OPTION PLAN. The 1985 Stock Option Plan (the "1985 Option Plan") was adopted by the Board of Directors of Group California and approved by the shareholders of Group California. In connection with the Restructuring, options granted under the 1985 Option Plan were assumed by the Company, and such options became exercisable for Common Stock of the Company. The 1985 Plan provided for the granting of options to purchase 4,000,000 shares of Common Stock of Group California. At June 30, 1996, options to purchase 432,800 shares under the 1985 Option Plan were outstanding. Options granted under the 1985 Option Plan will remain outstanding in accordance with their terms. The 1985 Option Plan expired by its terms in 1994.



    1995 PARTNERSHIP UNIT PLAN. The 1995 Limited Partnership Unit Plan (the "Unit Plan") was adopted by LP in order to sell limited partnership units of LP to directors, officers, and key employees of LP and Group California. A total of 35,008 limited partnership units were sold under the Unit Plan. In connection with the Restructuring, LP was merged with and into the Company, and limited partnership units granted under the Unit Plan were exchanged for shares of the Company's Common Stock. Following the Restructuring, no further sales will be made under the Unit Plan.

    OPTION GRANTS OUTSIDE OF PLANS. From time to time Group California has granted options outside of its plans to certain officers and directors with the exercise price in each case equal to Group California's net book value per share, which approximated its fair market value, on the date of grant. At June 30, 1996, such options covered a total of 1,111,080 shares of the Company's Common Stock.



    SESOP. The Company has adopted a Savings and Employee Stock Ownership Plan ("SESOP") in which all salaried employees are eligible to participate after six months of service. The SESOP is comprised of two major benefit plans: (1) a salary deferral (or 401(k)) plan, in which the Company matches every dollar contributed by employees with a dollar's worth of its Common Stock up to a certain amount (currently $4,000.00 per year); and (2) a profit-sharing plan which was instituted in 1976 for the predecessor partnership. Subsequent to the adoption of the SESOP, no contributions to the profit-sharing plan have been made, and none are anticipated in the future (although the plan continues to allocate participant forfeitures). The Company's matching contributions and the employees' own contributions are always fully vested. Employees' units in their profit-sharing accounts begin vesting after three years of service, at 30%, and become fully vested after seven years of service with the Company. The Company's total matching contribution to the SESOP for fiscal 1995 was $1,246,645.


    SAR PROGRAM. Effective October 1, 1992 the Company established a Stock Appreciation Rights ("SAR") program for certain key executives. The SARs are granted as of each October 1st, for a term of one year (to coincide with the Company's fiscal year) and vest over three years. The Company awarded 1,260,000, 1,794,000, and 2,859,520 SARs as of October 1, 1993, 1994, and 1995,
respectively. The SARs will result in additional compensation to the executives based on the increase, if any, in the Company's book value during the fiscal year following the date of award. Effective March 31, 1996, 2,179,520 of the SARs granted as of October 1, 1995 were revised to a six-month term ended March 31, 1996. The Company does not expect to make SAR grants in the future.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


    The Company's Certificate of Incorporation limits the liability of directors for monetary damages to the maximum extent permitted by Delaware law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission. The Company's Certificate of
Incorporation also provides for indemnification of any director, officer or employee made party to any action by reason of the fact that the individual holds such a position.



    The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or serving in those and certain other positions at the request of the Company. However, as a matter of policy the Company will generally not indemnify employees for service on boards of directors of publicly traded companies after the first meeting of shareholders following such a company's initial public offering. The Company has entered into indemnification agreements with each of its current directors and officers which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under Delaware law. It is the opinion of the staff of the SEC that indemnification provisions such as those contained in these agreements have no effect on a director's or officer's liability under the federal securities laws.

                              CERTAIN TRANSACTIONS

INCREASE IN EQUITY OWNERSHIP OF DANIEL H. CASE III


    In March 1996, the Company's Board of Directors approved a series of transactions proposed by the Company's Compensation Committee designed to increase the equity ownership of Daniel H. Case III, the Company's President and Chief Executive Officer to a level commensurate with his position and responsibilities. Mr. Case was promoted to Chief Executive Officer effective October 1, 1994. The Board of Directors decided at that time that Mr. Case's access to equity ownership in the Company should be increased as of Mr. Case's promotion date to be equivalent to the ownership position of Company Chairman William R. Hambrecht. The Board delegated to the Compensation Committee the determination of Mr. Case's equity programs. Because the Compensation Committee's determination was not completed until early in fiscal 1996, Mr. Case's options to purchase Common Stock, described below, were valued as of September 30, 1995. As a partial make-up for this delay, the Board determined to pay Mr. Case a bonus of $1,951,979 (the "Make-Up Bonus") which on a pre-tax basis equalled the difference in the fair value of the Company's Common Stock subject to such options between October 1994 and October 1995. In March 1996:
(i) the Board accelerated the vesting of options to purchase 161,576 shares of Common Stock; (ii) Mr. Case exercised options covering 1,238,828 shares of Common Stock, with a weighted average exercise price of approximately $2.838 per share; (iii) Mr. Case paid the exercise price of such options by delivering promissory notes for $3,515,352; (iv) Mr. Case resold 169,428 of the purchased shares to the Company for $6.518 cash per share (the then fair market value of the shares in the opinion of the Board of Directors), or a total of $1,104,247; and (v) the Company's Board of Directors granted Mr. Case a nonstatutory stock option to purchase 892,680 shares of Common Stock at an exercise price of $6.518 per share. Mr. Case also purchased 3,616 Units of LP with a promissory note for $1,133,698. As part of the Restructuring, such Units were exchanged for 86,784 additional shares of Common Stock. Each of the above-referenced promissory notes has a five-year term, bears interest at the rate of 6% per annum, and is to be repaid from Mr. Case's cash bonuses at a rate of 20% of any such bonuses. Mr. Case has applied all of the proceeds of the Make-Up Bonus described above after withholding for taxes to prepay approximately $1,260,000 such notes. Mr. Case also intends to apply a portion of his Restructuring distribution and a portion of the Guaranty Finance transactions described below as an additional prepayment of notes.


GUARANTY FINANCE


    Prior to the Restructuring, LP owned 70% of Guaranty Finance and Mr. Case indirectly owned approximately 15% of the outstanding equity of Guaranty Finance and indirectly held an option to purchase approximately 3% additional equity of Guaranty Finance. Mr. Case has also rendered certain consulting services to Guaranty Finance. Mr. Case co-founded Guaranty Finance in 1983 and purchased his interest at fair market value at the time Guaranty Finance was initially capitalized in 1985. Subsequently, Mr. Case made additional investments or increased his percentage ownership indirectly in Guaranty Finance, principally by foregoing his share of a cash distribution that Group California received from Guaranty Finance in 1992. During fiscal 1993, 1994 and 1995 and the nine months ended June 30, 1996, Mr. Case received $86,300, $51,653, $241,189 and
$206,273, respectively, from Guaranty Finance as compensation for consulting services, distribution on capital and profit sharing. Of such aggregate of $585,415 paid to Mr. Case since October 1, 1992, the portions relating to consulting services, profit sharing and distributions on capital were $86,250, $166,689 and $332,477, respectively.



    Guaranty Finance has repurchased all outstanding options to purchase additional equity in Guaranty Finance and will (a) distribute certain non-operating assets to its equity holders, including Mr. Case and LP, and (b) accrue and pay out deferred profit-sharing obligations representing approximately 10% of all net investment gains (the "Distribution"). Mr. Case received $500,000 for his interest in the repurchased Guaranty Finance options. In July 1996, Mr. Case applied this $500,000 toward the prepayment of notes payable to the Company. Mr. Case's proportionate share of the Distribution had a book value as of June 30, 1996 of approximately $1.3 million, of which approximately $250,000 is subject to repayment in part if Mr. Case terminates his employment with the Company prior to December 31, 1999.



    In connection with the Restructuring and in order to avoid any appearance of conflict of interest in the future, the Company will purchase Mr. Case's interest in Guaranty Finance for $1,734,588 plus Mr. Case's proportionate part of the proceeds from the sales, after May 31, 1996 and prior to the Restructuring, of any additional assets which otherwise would have been distributed as part of the Distribution. The $1,734,588 represents the fair market value at May 31, 1996, of Mr. Case's proportionate part of assets expected to remain in Guaranty Finance after the Distribution. Following the Restructuring, Mr. Case will have no further direct interest in the profits of Guaranty Finance and has waived his rights to any further consulting fees or profit sharing from Guaranty Finance.


ISSUANCES OF SECURITIES TO OFFICERS AND DIRECTORS

    H&Q has made numerous sales of Common Stock to directors, executive officers and other employees during the last three fiscal years and since the beginning of the current fiscal year. The following table summarizes such sales, as adjusted to reflect the Restructuring:

                                                                                                                    NINE MONTHS
                                                                                                                    ENDED JUNE
                                                                                                                     30, 1996
                                            FISCAL 1993 (1)           FISCAL 1994 (1)          FISCAL 1995 (1)          (1)
                                        ------------------------  ------------------------  ----------------------  -----------
                                                      AGGREGATE                 AGGREGATE                AGGREGATE
                                                      PURCHASE                  PURCHASE                 PURCHASE
NAME                                    SHARES (#)      PRICE     SHARES (#)      PRICE     SHARES (#)     PRICE    SHARES (#)
- --------------------------------------  -----------  -----------  -----------  -----------  -----------  ---------  -----------
Daniel H. Case III....................      36,000    $  86,980      265,852    $ 396,714      110,000   $ 266,125   1,955,708
William R. Hambrecht..................      16,000    $  44,880      323,296    $ 258,277           --          --          --
William R. Timken.....................     140,000    $ 297,840      165,600    $ 106,053           --          --          --
Cristina M. Morgan....................      11,080    $  25,152       66,880    $ 146,612       72,000   $ 171,390     115,845
Paul L. Hallingby.....................      50,000    $ 102,000       86,680    $ 145,445       85,680   $ 243,675     278,000
Bruce M. Lupatkin.....................          --           --       24,544    $  29,767       60,000   $ 143,250      66,784
William E. Mayer......................      20,000    $  56,100       25,120    $  80,651       22,400   $  99,500      34,400
Edmund H. Shea, Jr....................       6,664    $  18,693       55,759    $  35,709           --          --      49,984
Patrick J. Allen......................          --           --           --           --           --          --      37,520
Howard B. Hillman.....................      20,000    $  56,100        9,120    $   7,046           --          --          --
Steven N. Machtinger..................      12,000    $  33,660       15,840    $  10,144       44,480   $ 122,100      46,561
David M. McAuliffe....................          --           --           --           --      186,400   $1,078,225     13,281
Raymond J. Minehan....................      12,000    $  33,660       18,720    $  11,989       60,000   $ 157,050      33,121


                                        AGGREGATE
                                        PURCHASE
NAME                                      PRICE
- --------------------------------------  ---------
Daniel H. Case III....................  $8,918,875
William R. Hambrecht..................         --
William R. Timken.....................         --
Cristina M. Morgan....................  $ 642,086
Paul L. Hallingby.....................  $1,596,974
Bruce M. Lupatkin.....................  $ 477,323
William E. Mayer......................  $ 100,080
Edmund H. Shea, Jr....................  $ 151,964
Patrick J. Allen......................  $ 271,930
Howard B. Hillman.....................         --
Steven N. Machtinger..................  $ 212,730
David M. McAuliffe....................  $ 174,386
Raymond J. Minehan....................  $ 164,941


- ------------------------------

(1) Share number and aggregate purchase price figures have been adjusted to reflect the exchange of Group California shares and LP units for shares of Common Stock of the Company in connection with the Restructuring.


PARTICIPATION BY EMPLOYEES AND OFFICERS IN VENTURE CAPITAL INVESTMENTS


    Employees and officers of the Company are required to offer to the Company opportunities which they encounter to invest in private companies in the Company's areas of focus. The Company has the right to take its desired investment position in such opportunities. If the Company rejects such opportunity, the originating employee may make such investment. If the Company invests in such opportunities, it typically will invest an amount equal to at least twice the amount of the largest investment by a Company employee. After the Company takes its desired investment position it will typically syndicate such opportunities for investment by eligible employees and selected outside investors. Occasionally, H&Q will be asked to participate in an investment which is not a candidate for syndication to all eligible H&Q employees. In such instance, a small number of H&Q employees directly involved with the Company or the transaction may invest side-by-side with H&Q (or one of its wholly-owned subsidiaries) on a direct, non-syndicated basis. A Small Business Investment Company that is wholly-owned by William R. Hambrecht and his family, and J.F. Shea Co., Inc. and other affiliates of Edmund H. Shea, a director of the Company, each regularly invests side-by-side with the Company's venture capital funds and commits capital to venture capital funds affiliated with H&Q. Other directors of the Company may also invest side-by-side with the Company's venture capital funds or may commit capital to H&Q affiliated venture capital funds and have from time to time done so. Side-by-side investments are generally made on the same terms as those applicable to other participants in the same transaction. The following table summarizes venture capital investments made and capital committed to H&Q affiliated venture capital funds by the Company's Directors and Executive Officers in each of the last three fiscal years and in the nine months ended June 30, 1996:

                 VENTURE INVESTMENTS BY OFFICERS AND DIRECTORS


                                                                                            NINE MONTHS
                                                                                               ENDED
                                                                                              JUNE 30,
NAME                                              FISCAL 1993   FISCAL 1994   FISCAL 1995       1996
- ------------------------------------------------  ------------  ------------  ------------  ------------
William R. Hambrecht (1)(2).....................  $  1,111,625  $  1,455,106  $    749,354  $    900,562
Daniel H. Case III (3)..........................       234,449       152,145       238,196       272,218
William R. Timken (2)...........................       697,026       860,202       720,023       429,134
Paul L. Hallingby...............................        27,379        32,000        30,000        70,503
Cristina M. Morgan..............................       111,173        88,075        71,215       151,522
David M. McAuliffe..............................            --            --            --        15,000
Bruce M. Lupatkin...............................        45,565        31,792        21,000        60,492
Raymond J. Minehan..............................            --            --         2,500         8,000
Steven N. Machtinger............................         6,982        11,899        11,500        19,000
Patrick J. Allen................................            --            --         7,000         4,500
William E. Mayer................................       535,461       255,411       240,079       203,002
Howard B. Hillman...............................       567,935       524,313       598,113       460,499
Edmund H. Shea, Jr. (2)(4)......................     6,076,133     8,189,895     3,190,322     5,645,774


- ------------------------

(1) Includes investments made by a Small Business Investment Company owned by Mr. Hambrecht and his family. Also includes investments in venture funds managed by Asia Pacific.



(2) Includes investments in venture funds managed by Asia Pacific.



(3) Includes investments made by Stacey Case, Mr. Case's wife.



(4) Includes investments made by Edmund & Mary Shea Real Property Trust, and J.F. Shea Co., Inc., which Mr. Shea may be deemed to control.



    In addition to their pro rata return on investment, the Company allocates to certain of its professionals, including certain of those listed above, a portion of the profits realized from particular venture investments based on such professionals' specific contributions to identifying, structuring and managing the investment.


INDEBTEDNESS OF OFFICERS AND DIRECTORS


    The Company's executive officers and directors listed below have been indebted to the Company in the amounts and for the periods set forth below. The purpose of the indebtedness in each case is to permit the exercise of options to purchase Common Stock of the Company, to purchase restricted Common Stock of the Company or to purchase LP units. All such indebtedness is due five years after issuance, bears interest at approximately the minimum rate necessary to avoid imputation of interest income for tax purposes and is secured by the shares purchased with recourse against the borrower only to the extent of the borrower's equity interest in the Company and the borrower's rights to receive compensation from the Company. "Type A" indebtedness is repayable with 15% of the gross amount of each semi-annual Company bonus withheld from the borrower's net pay. "Type B" indebtedness is forgiven at the rate of 20% of the initial principal amount and accrued interest at January 15, of each year of the term of such indebtedness.


                                                                                                               AGGREGATE BALANCE
                                        HIGHEST BALANCE     HIGHEST BALANCE DURING  HIGHEST BALANCE DURING     OUTSTANDING AS OF
                                      DURING FISCAL 1993         FISCAL 1994             FISCAL 1995             JUNE 30, 1996
                                     ---------------------  ----------------------  ----------------------  ------------------------
                                       TYPE A     TYPE B      TYPE A      TYPE B      TYPE A      TYPE B       TYPE A       TYPE B
                                     ----------  ---------  ----------  ----------  ----------  ----------  ------------  ----------
William R. Hambrecht...............  $       --  $      --  $       --  $   61,480  $       --  $   49,184  $         --  $   24,592
Daniel H. Case III(1)..............          --     84,100          --     220,980     648,523     341,860     3,926,286     302,206
William R. Timken..................     182,368         --      72,368          --          --          --            --          --
Paul L. Hallingby(1)...............     162,610         --     161,205          --     499,963          --     1,544,888          --
Cristina M. Morgan.................          --     84,100          --     182,555     143,250     210,805       396,451     174,883
David M. McAuliffe.................          --         --          --          --          --     216,000       254,344     208,519
Bruce M. Lupatkin..................          --     84,100          --      67,280     359,250      50,460       584,999      16,820
Raymond J. Minehan.................     102,828         --      92,328          --     242,130          --       308,470          --
Steven N. Machtinger...............     100,328         --      79,828          --     139,515      18,950       274,585      14,970
Patrick J. Allen...................          --         --          --          --     108,000      43,200       207,957      44,781
William E. Mayer...................          --         --          --          --          --          --        32,800          --


- ------------------------

(1) Mr. Case's and Mr. Hallingby's indebtedness is repayable in installments of 20% of their respective cash bonuses, if any.


SECURITIES TRADING FOR EMPLOYEES

    From time to time, directors, officers and other employees of the Company may buy or sell securities to or from H&Q LLC as principal or through H&Q LLC as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly-situated non-employee customers of the Company.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the completion of this offering, by (i) each Named Executive Officer, (ii) each director, (iii) each holder of more than 5% of the Company's Common Stock and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.



                                                                                         PERCENTAGE OF SHARES
                                                                                             BENEFICIALLY
                                                                             NUMBER OF        OWNED (1)
                                                                              SHARES     --------------------
                                                                            BENEFICIALLY  BEFORE      AFTER
DIRECTORS, NAMED EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS                 OWNED (1)   OFFERING   OFFERING
- --------------------------------------------------------------------------  -----------  ---------  ---------
William R. Hambrecht (2)..................................................   2,893,457       15.5%      13.1%
Daniel H. Case III (3)....................................................   2,000,777       10.7%       9.0%
William R. Timken (4).....................................................   1,564,686        8.4%       7.0%
Paul L. Hallingby (5).....................................................     639,587        3.4%       2.9%
Cristina M. Morgan (6)....................................................     404,959        2.2%       1.8%
William E. Mayer (7)......................................................     112,800           *          *
Howard B. Hillman (8).....................................................      80,320           *          *
Edmund H. Shea, Jr. (9)...................................................     524,583        2.8%       2.4%
Savings and Employee Stock Ownership Plan (10)............................   1,918,198       10.3%       8.7%
All executive officers and directors as a group (13 persons) (11).........   9,081,327       48.6%      41.0%


- ------------------------
*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is care of Hambrecht & Quist, One Bush Street, San Francisco, California 94104.


(2) Includes 27,601 shares held in trust by SESOP and in the Group Trust.


(3) Includes 18,185 shares held in trust by SESOP and in the Group Trust.


(4) Includes options to purchase 32,000 shares exercisable within 60 days of June 30, 1996 and 27,086 shares held in trust by SESOP and in the Group Trust.


(5) Includes options to purchase 16,000 shares exercisable within 60 days of June 30, 1996 and 27,587 shares held in trust by SESOP and in the Group Trust.


(6) Includes options to purchase 16,000 shares exercisable within 60 days of June 30, 1996 and 26,233 shares held in trust by SESOP and in the Group Trust.


(7) Includes options to purchase 8,000 shares exercisable within 60 days of June 30, 1996.


(8) Includes options to purchase 51,200 shares exercisable within 60 days of June 30, 1996.


(9) Includes options to purchase 1,600 shares exercisable within 60 days of June 30, 1996.


(10) Represents shares held by SESOP for the benefit of employees of the Company. See "Management-- Compensation Plans". The Trustee of the SESOP is BZW Barclays Global Investors located at 420 Montgomery Street, Third Floor, San Francisco, CA 94104. Each beneficiary is entitled to instruct the Trustee as to the voting or tendering of any full or partial shares of Company Stock held on his or her behalf. Excludes 230,184 shares held by Group Trust.


(11) Includes options to purchase 136,800 shares exercisable within 60 days of June 30, 1996 and 175,031 shares held in trust by SESOP and in the Group Trust.

                          DESCRIPTION OF CAPITAL STOCK


    Prior to the completion of this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share.


COMMON STOCK


    As  of  June  30,  1996,  there  were  18,669,064  shares  of  Common  Stock outstanding (after giving effect to the Restructuring) held of record by approximately 266 stockholders. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except as otherwise provided by law, the holders of shares of Common Stock vote as one class, together with any other class or series of stock conferred with general class voting rights by the Company's Certificate of Incorporation. After the completion of this offering, the officers and directors of the Company will beneficially own, in the aggregate, approximately 41.0% of the outstanding Common Stock. These persons may be able to elect all of the directors to be elected at each annual meeting and to cast a sufficient number of votes to control all other matters subject to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Dividend payments and advances to the Company by H&Q LLC are restricted by the provisions of the net capital rules of the NYSE, the SEC and the NASD. See "Net Capital Requirements." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the offering contemplated by this Prospectus will be fully paid and non-assessable.


PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock, none of which are outstanding. The Board of Directors has the authority to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any of the Preferred Stock.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws and applicable law, could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors more difficult. The Company's Certificate of Incorporation authorizes the Board of Directors to designate and issue Preferred Stock as described above.


    The Company's Bylaws permit the Board of Directors to establish by resolution the authorized number of directors, and the Company currently has six directors authorized. The Company's Bylaws also provide for a classified Board of Directors divided into three classes: Class I expires at the annual meeting of stockholders to be held in 1997; Class II expires at the annual meeting of the stockholders to be held in 1998; and Class III expires at the annual meeting of stockholders to be held in 1999. The Class I directors are Messrs. Hillman and Timken; the Class II directors are Messrs. Case and Shea; and the Class III directors are Messrs. Hambrecht and Mayer. At each annual meeting of stockholders beginning with the 1997 annual meeting, the successors to directors whose terms are expiring will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors.


    The Company's Bylaws also provide that a special meeting of stockholders may be called only by the Company's Chief Executive Officer, the Chairman of the Board, a majority of the members of the Company's Board of Directors or stockholders holding shares entitled to cast 10% or more of the votes at a meeting.


    The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of this offering, the Company will have outstanding 22,169,064 shares of Common Stock (assuming no exercise of options after June 30, 1996). Of these shares, the 3,500,000 shares sold in the offering will be freely tradeable without restriction, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), may generally only be sold in compliance with the volume limitations and other restrictions provided in Rule 144 promulgated under the Securities Act. In reliance upon "no-action" letters issued by the SEC relating to transactions under Section 3(a)(10) of the Securities Act, the 18,669,064 shares issued in the Restructuring will also be freely tradeable without restriction under the Securities Act due to the issuance of a permit qualifying the shares following a public hearing conducted before the California Commissioner of Corporations on the fairness of the terms and conditions of the Restructuring, except that any shares held by affiliates may generally only be sold in compliance with the volume limitations and other restrictions provided in Rule 144.



    The 18,669,064 shares issued in the Restructuring, and the shares issuable upon the exercise of options assumed in connection with the Restructuring, will be subject to lockup restrictions (the "Lockup"), unless released earlier by all of Hambrecht & Quist LLC, Morgan Stanley & Co. Incorporated and the Company. The Lockup prohibits the disposition of any such shares until the date 18 months after the date of this Prospectus ("Effective Date"); provided, however, that six months after the Effective Date each stockholder may sell the greater of 10,000 shares or 5% of such stockholder's shares outstanding on the Effective Date (an aggregate maximum of approximately 2,014,000 shares), and 12 months after the Effective Date each stockholder may sell an additional amount equal to the greater of 10,000 shares or 5% of the holder's shares outstanding on the Effective Date (an additional aggregate maximum of approximately 1,472,000 shares). Any shares subject to the Lockup may be released at any time with or without notice to the public.



    In addition to the Lockup, certain stockholders will be subject to volume limitations imposed by Rule 144 under the Securities Act, certain stockholders are subject to vesting provisions, and certain stockholders (including the SESOP and the Group Trust) are subject to other contractual restrictions on transfer.



    At June 30, 1996, options to purchase 5,697,520 shares of Common Stock were outstanding, and an additional 3,000,000 shares of Common Stock were reserved for issuance under the Company's 1996 Equity Plan. The Company intends to file a registration statement under the Securities Act approximately 180 days after the date of this Prospectus to register shares to be issued pursuant to the stock plans. Shares of Common Stock issued under the stock plans after the effective date of such registration statement will be freely tradeable in the public market, subject to lockup restrictions and subject in the case of sales by affiliates to the amount, manner of sale, notice and public information requirements of Rule 144.

    Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or, if developed, will be sustained following this offering. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, Morgan Stanley & Co. Incorporated and Smith Barney Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:



                                                                                    NUMBER OF
UNDERWRITER                                                                           SHARES
- ----------------------------------------------------------------------------------  ----------
Hambrecht & Quist LLC.............................................................
Morgan Stanley & Co. Incorporated.................................................
Smith Barney Inc..................................................................

                                                                                    ----------
      Total.......................................................................   3,500,000
                                                                                    ----------
                                                                                    ----------


    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may re-allow a
concession  not in  excess of  $       per share  to certain  other dealers. The
Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.


    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock during the 180-day period commencing on the date of this Prospectus, except that the Company may grant additional options under its stock option plans.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.


    Under the Rules of the NASD, when an NASD member such as H&Q LLC participates in the distribution of its parent company's securities, the public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Morgan Stanley & Co. Incorporated has agreed to serve in such role and to recommend a price in compliance with the Rules.


SUBSEQUENT RESTRICTIONS


    NYSE Rule 312(g) prohibits a member corporation, after the distribution of securities of its parent to the public, from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, any such security. Thus, following the offering of the shares, H&Q LLC and the Company's other subsidiaries will not be permitted to make recommendations regarding the purchase or sale of the Company's Common Stock.



    The current Rules of the NASD prohibit employees of the Company, their spouses and, under certain circumstances, other members of their immediate families who purchase any of the shares offered hereby from selling, pledging, assigning, hypothecating or transferring such shares for a period of six months following the date of the offering.


                                 LEGAL MATTERS


    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, San Francisco, California. Each of these firms has in the past represented, and continues to represent, the Company on a regular basis and in a variety of matters other than this offering. In addition, an investment fund associated with Cooley Godward Castro Huddleson & Tatum currently has approximately $200,000 invested in certain limited partnerships established by the Company to make venture capital investments.


                                    EXPERTS

    The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION


    The Company has filed with the SEC, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or document filed as an exhibit to the Registration Statement is qualified by reference to such exhibit as filed. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's World Wide Web site is http://www.sec.gov.

                     INDEX TO COMBINED FINANCIAL STATEMENTS


Selected Pro Forma Financial Data (unaudited).........................................        F-2
Pro Forma Combined Balance Sheet as of June 30, 1996 (unaudited)......................        F-3
Pro Forma Combined Statements of Operations for the nine months ended June 30, 1996
 and the year ended September 30, 1995 (unaudited)....................................        F-4
Notes to Pro Forma Combined Financial Statements--June 30, 1996 (unaudited)...........        F-6
Combined Balance Sheets as of September 30, 1995 and June 30, 1996 (unaudited)........        F-8
Combined Statements of Operations for the nine months ended June 30, 1995 and 1996
 (unaudited)..........................................................................        F-9
Combined Statements of Cash Flows for the nine months ended June 30, 1995 and 1996
 (unaudited)..........................................................................       F-10
Condensed Notes to Combined Financial Statements--June 30, 1996 (unaudited)...........       F-11
Report of Independent Public Accountants..............................................       F-15
Combined Balance Sheets as of September 30, 1994 and 1995.............................       F-16
Combined Statements of Operations for the years ended September 30, 1993, 1994 and
 1995.................................................................................       F-17
Combined Statements of Changes of Shareholders' Equity and Partners' Capital for the
 years ended September 30, 1993, 1994 and 1995........................................       F-18
Combined Statements of Cash Flows for the years ended September 30, 1993, 1994 and
 1995.................................................................................       F-19
Notes to Combined Financial Statements--September 30, 1995............................       F-21

                       SELECTED PRO FORMA FINANCIAL DATA


    The following Pro Forma Combined Balance Sheet as of June 30, 1996 presents the Restructuring (see "Restructuring") as if it occurred on June 30, 1996. The following Pro Forma Combined Statements of Operations for the nine months ended June 30, 1996 and the year ended September 30, 1995 present the results for the Company as if the Restructuring had occurred on October 1, 1994. The pro forma information is based on the historical combined financial statements after giving effect to the Restructuring. The pro forma adjustments are described in the accompanying Notes to Pro Forma Combined Financial Statements.



    These historical combined financial statements include the combined operations of H&Q and LP. The entities are presented on a combined basis without revaluation, as the entities have been operating under common ownership and common management and, in fiscal 1996, the entities will restructure their operations to result in one surviving holding company.



    The pro forma financial statements have been prepared by the Company's management. The pro forma financial statements do not indicate future results or the results that would have occurred if the Restructuring had occurred on the dates indicated. The pro forma financial statements should be read in conjunction with the audited combined financial statements of the Company as of September 30, 1994 and 1995, the notes thereto, and the unaudited combined financial statements as of September 30, 1995 and June 30, 1996, the notes thereto, and management's discussion thereof, contained elsewhere in this Prospectus. See "Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The distributions reflected in the pro forma financial statements primarily result from the desire to retain the tax efficiencies achieved to date with respect to portfolio investments held by non-taxable entities. Most of the security distributions relate to the distribution of remaining holdings of BISYS common stock, which securities have generated substantial income for the Company in recent periods.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                  (UNAUDITED)



                                                                                        PRO FORMA       PRO FORMA
                                                                         COMBINED      ADJUSTMENTS       COMBINED
                                                                        ----------  ------------------  ----------
                                                                                      (IN THOUSANDS)
                                                      ASSETS

Cash and cash equivalents.............................................  $   29,331  $   (2,400)(1)      $   19,983
                                                                                        (2,024)(2)
                                                                                        (4,090)(4)
                                                                                          (834)(6)
Receivables:
  Customers...........................................................     192,740                         192,740
  Lewco Securities Corp...............................................      60,337                          60,337
  Syndicate managers..................................................      21,369                          21,369
  Related parties.....................................................       9,103                           9,103
  Lease...............................................................       4,131                           4,131
  Other...............................................................      12,617                          12,617
Marketable trading securities, at market value........................      30,344                          30,344
Long-term investments, at estimated fair value........................      85,942         707(2)           66,007
                                                                                       (20,642)(3)
Deferred income taxes.................................................      27,495       6,255(5)           33,750
Furniture, equipment and leasehold improvements, net..................      10,095                          10,095
Leased assets, net....................................................       2,576                           2,576
Exchange memberships, at cost.........................................         656                             656
                                                                        ----------     -------          ----------
    Total assets......................................................  $  486,736  $  (23,028)         $  463,708
                                                                        ----------     -------          ----------
                                                                        ----------     -------          ----------

                            LIABILITIES AND SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL

Payables:
  Customers...........................................................  $  136,310                      $  136,310
  Compensation and benefits...........................................      89,117  $   (4,090)(4)          85,027
  Syndicate settlements...............................................      32,102                          32,102
  Income taxes payable................................................      14,418                          14,418
  Trade accounts payable..............................................       2,075                           2,075
  Accrued expenses and other..........................................      17,058                          17,058
Securities sold, not yet purchased, at market value...................       8,801                           8,801
Debt obligations......................................................      11,252                          11,252
Payable to partners of Hambrecht & Quist, L.P.........................         834        (834)(6)              --
                                                                        ----------     -------          ----------
    Total liabilities.................................................     311,967      (4,924)            307,043
Minority interest in Hambrecht & Quist Guaranty Finance, L.P..........       4,375      (1,317)(2)             940
                                                                                        (2,118)(3)
Shareholders' equity and partners' capital............................     170,394      (2,400)(1)         155,725
                                                                                       (18,524)(3)
                                                                                         6,255(5)
                                                                        ----------     -------          ----------
    Total liabilities and shareholders' equity and partners'
     capital..........................................................  $  486,736  $  (23,028)         $  463,708
                                                                        ----------     -------          ----------
                                                                        ----------     -------          ----------


             See Notes to Pro Forma Combined Financial Statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)



                                                                                         PRO FORMA      PRO FORMA
                                                                           COMBINED     ADJUSTMENTS     COMBINED
                                                                          ----------  ---------------  -----------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Principal transactions................................................  $   75,354                    $  75,354
  Agency commissions....................................................      29,094                       29,094
  Investment banking....................................................     130,522                      130,522
  Corporate finance fees................................................      31,947                       31,947
  Net investment gains from long-term investments.......................      19,087  $   (3,704)(3)       15,383
  Other.................................................................      26,358        (108)(1)       26,159
                                                                                             (91)(2)
                                                                          ----------     -------       -----------
    Total revenues......................................................     312,362      (3,903)         308,459
                                                                          ----------     -------       -----------
Expenses:
  Compensation and benefits.............................................     159,738                      159,738
  Brokerage and clearance...............................................      10,017                       10,017
  Occupancy and equipment...............................................       7,146                        7,146
  Communications........................................................       7,310                        7,310
  Interest..............................................................       1,041                        1,041
  Other.................................................................      19,717                       19,717
                                                                          ----------     -------       -----------
    Total expenses......................................................     204,969           0          204,969
                                                                          ----------     -------       -----------
Minority interest in income of subsidiary...............................         874        (510)(2)          364
                                                                          ----------     -------       -----------
  Income before income tax provision....................................     106,519      (3,393)         103,126
Income tax provision....................................................      36,493       8,881(7)        45,374
                                                                          ----------     -------       -----------
  Net income............................................................  $   70,026  $  (12,274)       $  57,752
                                                                          ----------     -------       -----------
                                                                          ----------     -------       -----------
Pro forma weighted average shares outstanding (8).......................                                   20,769
Pro forma earnings per share (8)........................................                                $    2.78


             See Notes to Pro Forma Combined Financial Statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)


                                                                                         PRO FORMA      PRO FORMA
                                                                           COMBINED     ADJUSTMENTS     COMBINED
                                                                          ----------  ---------------  -----------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Principal transactions................................................  $   53,425                    $  53,425
  Agency commissions....................................................      24,603                       24,603
  Investment banking....................................................      70,360                       70,360
  Corporate finance fees................................................      20,709                       20,709
  Net investment gains..................................................      33,852  $   (7,413)(3)       26,439
  Other.................................................................      17,074        (144)(1)       16,809
                                                                                            (121)(2)
                                                                          ----------     -------       -----------
    Total revenues......................................................     220,023      (7,678)         212,345
                                                                          ----------     -------       -----------
Expenses:
  Compensation and benefits.............................................     105,370                      105,370
  Brokerage and clearance...............................................      10,441                       10,441
  Occupancy and equipment...............................................       7,803                        7,803
  Communications........................................................       7,394                        7,394
  Interest..............................................................       1,266                        1,266
  Other.................................................................      15,131                       15,131
                                                                          ----------     -------       -----------
    Total expenses......................................................     147,405           0          147,405
                                                                          ----------     -------       -----------
Minority interest in income of subsidiary...............................         719        (419)(2)          300
                                                                          ----------     -------       -----------
  Income before income tax provision....................................      71,899      (7,259)          64,640
Income tax provision....................................................      22,461       5,981(7)        28,442
                                                                          ----------     -------       -----------
  Net income............................................................  $   49,438  $  (13,240)       $  36,198
                                                                          ----------     -------       -----------
                                                                          ----------     -------       -----------
Pro forma weighted average shares outstanding (8).......................                                   19,827
Pro forma earnings per share (8)........................................                                     1.83


             See Notes to Pro Forma Combined Financial Statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)



    (1) Immediately prior to the Offering, LP will make a pro rata cash distribution of $5,000 to a liquidating trust benefiting the partners of LP. From the proceeds of the distribution, the partners of LP will repay approximately $2,600 in notes receivable currently recorded as a reduction to partners' capital. The net reductions to cash and cash equivalents and shareholders' equity and partners' capital will be $2,400.



    Interest income earned at approximately 6 percent during the period ended June 30, 1996 and the year ended September 30, 1995, has been reduced by $108 and $144, respectively, to reflect the reduction in interest-earning cash equivalents.



    (2) Immediately prior to the Offering, H&Q will purchase an additional 17.5 percent of Guaranty Finance from other members (including 15 percent from H&Q's
CEO) for $2,024 cash. The amount paid represents the fair value of the 17.5 percent pro rata interest, which exceeds the pro rata carrying value of Guaranty Finance by $707. As a result of this transaction, cash and cash equivalents will be reduced by the amount of the $2,024 cash payment, minority interest liability will be reduced by the $1,317 carrying value of the 17.5 percent interest purchased and long-term investments carried at cost by Guaranty Finance will be increased by the $707 difference between the amount paid and the carrying value.



    Interest income earned at approximately 6 percent during the period ended June 30, 1996 and the year ended September 30, 1995, has been reduced by $91 and $121, respectively, to reflect the reduction in interest-earning cash equivalents.



    Minority interest expense recorded for the 30 percent minority interest in Guaranty Finance's net income for the period ended June 30, 1996 and the year ended September 30, 1995, has been reduced by $510 and $419, respectively, to reflect the purchase of an additional 17.5 percent interest in Guaranty Finance.



    (3) Immediately prior to the Offering, Guaranty Finance and LP will make pro rata distributions of securities totaling $20,642 to their partners.



    Guaranty Finance will distribute securities with a carrying and fair value of $7,061. As the 70 percent limited partner of Guaranty Finance, LP will receive $4,943 of securities and the 30 percent general partner of Guaranty Finance will receive $2,118 of securities.



    LP will distribute 519,107 shares of BISYS with a fair value and carrying value of $13,581 to a liquidating trust benefiting the partners of LP along with the $4,943 of securities distributed to LP by Guaranty Finance.



    Long-term investments will be reduced by the amount of the securities distributed by Guaranty Finance and LP as follows:



Securities distributed by Guaranty Finance:
  To Guaranty Finance's general partner....................  $   2,118
  To LP and then distributed to LP partners................      4,943
Securities distributed by LP...............................     13,581
                                                             ---------
                                                             $  20,642
                                                             ---------
                                                             ---------



    Minority interest liability will be reduced by the $2,118 of securities distributed to Guaranty Finance's minority interestholder. Shareholders' equity and partners' capital will be reduced by $18,524 of securities distributed by LP, including the $4,943 distributed to LP by Guaranty Finance.



    Net investment gains related to the securities distributed and recorded during the period ended June 30, 1996 and the year ended September 30, 1995 have been reduced by $3,704 and $7,413, respectively.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
          NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)



    (4) In June 1996, H&Q distributed its limited partner interest in LP to a liquidating trust benefiting certain current and former employees. In July 1996, H&Q will distribute cash of $4,090 to the recipients of the LP limited partner interest. Cash and cash equivalents and the recorded compensation payable for the distribution will be reduced by $4,090.



    (5) As a result of the merger of LP into H&Q, deferred income tax assets will increase by approximately $6,255 for the tax effect of LP's previously unrecorded temporary differences. As a partnership, LP was not subject to taxes that result in temporary differences. The related income tax benefit of $6,255 is not reflected in the Pro Forma Combined Statements of Operations but will increase net income reported in the Company's combined financial statements for the quarter including the merger.



    (6) Immediately prior to the Offering, the $834 liability to partners of LP will be paid in cash. Cash and cash equivalents and the liability to partners will be reduced by $834. An additional cash payment will be made to partners of LP equal to 50 percent of LP's net profits from July 1, 1996 to the date of the merger of LP into H&Q.



    (7) The income tax provision has been adjusted to reflect a combined effective income tax rate of 44 percent as applied to the pro forma results.



    (8) Pro forma earnings per share are calculated using pro forma combined net income divided by pro forma weighted average shares outstanding. Pro forma weighted average shares outstanding include the shares to be issued prior to the Offering related to the H&Q and LP merger.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                            COMBINED BALANCE SHEETS
                  AS OF SEPTEMBER 30, 1995, AND JUNE 30, 1996
                                  (UNAUDITED)


                                                              SEPTEMBER 30,      JUNE 30,       JUNE 30,
                                                                   1995            1996          1996(A)
                                                              --------------  --------------  -------------
                                                                               (UNAUDITED)     (PRO FORMA)

                                                                                                   (IN
                                                                                               THOUSANDS)
                                                  ASSETS

Cash and cash equivalents...................................  $   34,754,568  $   29,330,982   $    19,983
Receivables:
  Customers.................................................     100,435,213     192,740,427       192,740
  Lewco Securities Corp.....................................      41,990,309      60,336,730        60,337
  Syndicate managers........................................       9,538,902      21,369,191        21,369
  Related parties...........................................       3,340,955       9,102,834         9,103
  Lease.....................................................       3,255,635       4,130,773         4,131
  Other.....................................................       3,274,378      12,616,266        12,617
Marketable trading securities, at market value..............      26,224,167      30,343,943        30,344
Long-term investments, at estimated fair value..............      70,822,157      85,942,718        66,007
Deferred income taxes.......................................      10,627,856      27,495,034        33,750
Furniture, equipment and leasehold improvements, net of
 accumulated depreciation and amortization..................       6,009,696      10,094,740        10,095
Leased assets, net of accumulated depreciation..............       8,700,289       2,576,154         2,576
Exchange memberships, at cost...............................         656,000         656,000           656
                                                              --------------  --------------  -------------
    Total assets............................................  $  319,630,125  $  486,735,792   $   463,708
                                                              --------------  --------------  -------------
                                                              --------------  --------------  -------------

                        LIABILITIES AND SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL

Payables:
  Customers.................................................  $   71,654,381  $  136,310,364   $   136,310
  Compensation and benefits.................................      46,227,242      89,116,709        85,027
  Syndicate settlements.....................................      25,409,777      32,101,991        32,102
  Income taxes payable......................................       6,368,059      14,418,469        14,418
  Trade accounts payable....................................         944,775       2,074,472         2,075
  Customer lease deposits...................................         478,603        --             --
  Accrued expenses and other................................       9,848,303      17,058,007        17,058
Securities sold, not yet purchased, at market value.........      25,218,036       8,801,200         8,801
Debt obligations............................................      13,770,737      11,251,500        11,252
Payable to partners of Hambrecht & Quist, L.P...............      10,445,367         834,119       --
                                                              --------------  --------------  -------------
    Total liabilities.......................................     210,365,280     311,966,831       307,043
Minority interest in Hambrecht & Quist Guaranty Finance,
 L.P........................................................       3,802,762       4,375,247           940
Commitments and contingencies
Shareholders' equity and partners' capital..................     105,462,083     170,393,714       155,725
                                                              --------------  --------------  -------------
    Total liabilities and shareholders' equity and partners'
     capital................................................  $  319,630,125  $  486,735,792   $   463,708
                                                              --------------  --------------  -------------
                                                              --------------  --------------  -------------


- ------------------------

(a) Refer to the Pro Forma Combined Financial Statements and the notes thereto, contained elsewhere in this Prospectus.



        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                       COMBINED STATEMENTS OF OPERATIONS
                FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)



                                                                                     1995             1996
                                                                                ---------------  --------------
                                                                                          (UNAUDITED)
REVENUES:
  Principal transactions......................................................  $    36,315,833  $   75,354,041
  Agency commissions..........................................................       15,910,962      29,094,102
  Investment banking..........................................................       39,400,246     130,521,396
  Corporate finance fees......................................................       14,529,947      31,946,871
  Net investment gains from long-term investments.............................       18,541,835      19,087,264
  Other.......................................................................       11,988,004      26,358,141
                                                                                ---------------  --------------
      Total revenues..........................................................      136,686,827     312,361,815
                                                                                ---------------  --------------
EXPENSES:
  Compensation and benefits...................................................       68,750,392     159,738,075
  Brokerage and clearance.....................................................        6,678,314      10,017,157
  Occupancy and equipment.....................................................        5,510,580       7,145,896
  Communications..............................................................        5,533,161       7,309,838
  Interest....................................................................          726,594       1,041,166
  Other.......................................................................       10,789,510      19,716,814
                                                                                ---------------  --------------
      Total expenses..........................................................       97,988,551     204,968,946
                                                                                ---------------  --------------
      Income before minority interest and income tax provision................       38,698,276     107,392,869
MINORITY INTEREST IN INCOME OF SUBSIDIARY.....................................          454,154         873,742
                                                                                ---------------  --------------
      Income before income tax provision......................................       38,244,122     106,519,127
                                                                                ---------------  --------------
INCOME TAX PROVISION..........................................................       11,810,392      36,493,611
                                                                                ---------------  --------------
      Net income..............................................................  $    26,433,730  $   70,025,516
                                                                                ---------------  --------------
                                                                                ---------------  --------------



        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                       COMBINED STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)



                                                                                      1995            1996
                                                                                  -------------  --------------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES............................................  $  (1,175,314) $   10,974,359
                                                                                  -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of long-term investments............................................     (7,662,263)    (21,830,927)
  Proceeds from sales/distributions of long-term investments....................     10,758,032      25,797,630
  Purchases of furniture, equipment and leasehold improvements..................     (2,230,530)     (6,057,367)
  Purchases of leased assets....................................................     (4,283,650)       --
  Proceeds from sales of leased assets..........................................        627,357       7,725,273
  Increase in lease receivables.................................................       (966,781)       (875,138)
                                                                                  -------------  --------------
      Net cash and cash equivalents provided by (used in) investing
       activities...............................................................     (3,757,835)      4,759,471
                                                                                  -------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt obligations................................................      6,341,982      14,879,539
  Repayments of debt obligations................................................     (4,600,514)    (17,398,776)
  Proceeds from sales of common stock and partners' capital contributions.......      3,623,921      10,178,871
  Repurchases of common stock and partners' capital withdrawals.................     (1,228,337)     (4,031,157)
  Partners' capital distributions...............................................       (995,971)    (24,485,893)
  Distributions to minority interestholder......................................       (210,000)       (300,000)
                                                                                  -------------  --------------
      Net cash and cash equivalents provided by (used in) financing
       activities...............................................................      2,931,081     (21,157,416)
                                                                                  -------------  --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................................     (2,002,068)     (5,423,586)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD................................      6,782,335      34,754,568
                                                                                  -------------  --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......................................  $   4,780,267  $   29,330,982
                                                                                  -------------  --------------
                                                                                  -------------  --------------



        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                                  (UNAUDITED)



NOTE 1 -- GENERAL


    The information contained in the following notes to the combined financial statements is condensed from that which would appear in the annual combined financial statements; accordingly, the accompanying combined financial statements should be read in conjunction with the 1995 combined financial statements and related notes thereto and the proforma combined financial statements and notes thereto contained elsewhere in this Prospectus. Any capitalized terms used but not defined have the same meaning given to them in the 1995 combined financial statements. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.



    The combined financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company at June 30, 1996, and the combined results of operations and cash flows for the nine months ended June 30, 1995 and 1996.



NOTE 2 -- RECEIVABLES FROM RELATED PARTIES


    Receivables from related parties include receivables of $2,912,333 and $1,398,799 at September 30, 1995, and June 30, 1996, respectively, from Asia Pacific. On April 1, 1996, H&Q entered into an agreement (the Recapitalization) with Asia Pacific to reduce H&Q's ownership of Asia Pacific from 50 percent to 15 percent. Such reduction in ownership will be accomplished through the issuance of shares to individual shareholders of Asia Pacific in consideration of $850,000. H&Q will lend the $850,000 required for such share purchases. Also, as part of the Recapitalization, H&Q's receivables from Asia Pacific will be restructured into interest- and noninterest-bearing term notes receivable.



    Also included in receivables from related parties at June 30, 1996, are receivables of $6,781,883 for profit participation distributions and $922,152 for advances made to employees.



NOTE 3 -- MARKETABLE TRADING SECURITIES AND SECURITIES SOLD, NOT YET PURCHASED


    At September 30, 1995, and June 30, 1996, marketable trading securities and securities sold, not yet purchased, consisted of the following:



                                                                         SEPTEMBER 30,    JUNE 30,
                                                                             1995           1996
                                                                         -------------  -------------
Marketable trading securities--
  Equity securities....................................................   $21,385,307   $  19,253,193
  Convertible bonds....................................................     3,941,812       9,655,170
  Options..............................................................       897,048       1,435,580
                                                                         -------------  -------------
                                                                          $26,224,167   $  30,343,943
                                                                         -------------  -------------
                                                                         -------------  -------------
Securities sold, not yet purchased--
  Equity securities....................................................   $24,532,549   $   8,496,991
  Options..............................................................       685,487         304,209
                                                                         -------------  -------------
                                                                          $25,218,036   $   8,801,200
                                                                         -------------  -------------
                                                                         -------------  -------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
          CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1996
                                  (UNAUDITED)



NOTE 4 -- LONG-TERM INVESTMENTS


    At   September  30,  1995,  and  June  30,  1996,  the  Company's  long-term investments at estimated fair value consisted of the following:



                                                                         SEPTEMBER 30,    JUNE 30,
                                                                             1995           1996
                                                                         -------------  -------------
Marketable equity securities available for sale by Guaranty Finance....   $10,120,625   $  15,831,087
Marketable equity securities--other....................................    10,182,058      21,296,481
BISYS Group, Inc. common stock--unrestricted...........................     6,000,000              --
                                                                         -------------  -------------
    Total marketable investments.......................................    26,302,683      37,127,568
                                                                         -------------  -------------
BISYS Group, Inc. common stock--restricted.............................    21,481,390      21,260,040
Nonmarketable securities and investment partnership interests..........    14,906,421      19,844,154
Affiliated venture capital funds.......................................     4,790,144       4,694,917
Venture capital funds managed by others................................     1,231,240         905,761
Lewco Securities--
  Equity ownership.....................................................     1,810,279       1,810,278
  Subordinated note receivable.........................................       300,000         300,000
                                                                         -------------  -------------
    Total nonmarketable investments....................................    44,519,474      48,815,150
                                                                         -------------  -------------
    Total long-term investments........................................   $70,822,157   $  85,942,718
                                                                         -------------  -------------
                                                                         -------------  -------------



    The cost of the Company's long-term investments at September 30, 1995, and June 30, 1996, was $32,432,684 and $50,926,831, respectively.



    Following is an analysis of the net investment gains for the periods ended June 30, 1995 and 1996:



                                                                             1995           1996
                                                                         -------------  -------------
Realized gains.........................................................  $   1,994,000  $  22,942,603
Change in unrealized gains and losses, net.............................     16,547,835     (3,855,339)
                                                                         -------------  -------------
    Net investment gains from long-term investments....................  $  18,541,835  $  19,087,264
                                                                         -------------  -------------
                                                                         -------------  -------------



    At June 30, 1996, both H&Q and H&Q LLC own restricted shares of BISYS Group Inc. (BISYS) common stock (which represents approximately 3.3 percent of the total BISYS common stock outstanding at June 30, 1996). BISYS is a publicly traded company subject to the Securities Act of 1933 which requires the public filing of quarterly and annual financial statements on Form 10-Q and Form 10-K, respectively. H&Q owns shares with a carrying value of $7,678,903 and H&Q LLC owns shares with a carrying value of $13,581,137. Included in net investment gains are realized and unrealized gains on BISYS holdings of $13,140,497 and $14,687,227 at June 30, 1995 and 1996, respectively.



    The cost and estimated fair values of investments in marketable equity securities available for sale by Guaranty Finance at September 30, 1995 and June 30, 1996 are as follows:



                                                                            SEPTEMBER 30,    JUNE 30,
                                                                                1995           1996
                                                                            -------------  -------------
Cost......................................................................   $ 7,239,834   $  12,864,732
Gross unrealized gains....................................................     3,497,951       4,110,129
Gross unrealized losses...................................................      (617,160)     (1,143,774)
                                                                            -------------  -------------
Estimated fair value......................................................   $10,120,625   $  15,831,087
                                                                            -------------  -------------
                                                                            -------------  -------------



    Gross proceeds and gross realized gains from sales of investments of marketable equity securities available for sale by Guaranty Finance for the period ended June 30, 1996 total $3,499,294 and $1,558,405, respectively. There were no realized losses during the period.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
          CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1996
                                  (UNAUDITED)



NOTE 5 -- LEASED ASSETS


    On May 1, 1996, Guaranty Finance sold its leased land and building with a net book value of $4,296,990 to a third party. Proceeds of $8,208,945 were used to repay the $5,000,000 nonrecourse loan. A $3,298,246 gain was recognized on the sale.



NOTE 6 -- RELATED-PARTY TRANSACTIONS



INVESTMENT TRANSACTIONS



    Included in other revenues are asset management fees that include management fees from closed-end mutual funds and venture capital funds, and profit participation distributions from venture capital funds of $4,812,738 and $12,443,646 for the periods ended June 30, 1995 and 1996, respectively.



EMPLOYEE NOTES RECEIVABLE



    As of September 30, 1995, and June 30, 1996, H&Q's notes receivable from employees for their stock purchases were $7,659,714 and $10,464,219, respectively, and LP's notes receivable from partners for their capital contributions were $2,232,013 and $8,307,513, respectively.



NOTE 7 -- STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL


    During the period ended June 30, 1996, 2,080,348 shares of H&Q common stock were issued to employees at either the employees' option exercise price or fair market value in exchange for cash and notes receivable (see Note 6) totaling $11,379,384. Also during the period ended June 30, 1996, 608,368 shares were repurchased from terminated employees at fair market value for $3,610,813.



    Also during the period, LP partners' capital contributions and withdrawals totaled $11,223,568 and $420,344, respectively. Included in the LP partners' capital contributions of $11,223,568 are contributions by H&Q of LP limited partner units to a liquidating trust benefiting certain current and former employees. Such LP limited partner units were valued at $3,692,129. Partners' capital distributions of $14,874,645 were accrued as partners' capital distribution payable and as a deduction to partners' capital. Approximately $21,023,733 in partners' capital distributions were made during the nine months ended June 30, 1996.



NOTE 8 -- EMPLOYEE BENEFIT PLANS



STOCK OPTION PLANS



    During the period ended June 30, 1996, the Company amended the 1995 stock plan to provide for the granting of 4,972,000 options to purchase Company stock.



    Details of stock options are as follows:



                                                                         NUMBER OF
                                                                          SHARES     EXERCISE PRICE
                                                                        -----------  ---------------
Outstanding at September 30, 1994.....................................    3,372,276  $2.04 - $ 4.53
  Granted.............................................................      904,636  $4.60 - $ 5.54
  Exercised...........................................................   (1,326,484) $2.10 - $ 2.88
  Canceled............................................................      (16,000)      $2.10
                                                                        -----------
Outstanding at September 30, 1995.....................................    2,934,428  $2.04 - $ 5.54
  Granted.............................................................    4,530,320  $6.52 - $13.75
  Exercised...........................................................   (1,609,628) $2.10 - $ 4.74
  Canceled............................................................     (157,600) $2.62 - $ 5.54
                                                                        -----------
Outstanding at June 30, 1996..........................................    5,697,520  $2.04 - $13.75
                                                                        -----------
                                                                        -----------



    During the nine months ended June 30, 1996, 625,988 options were granted at an exercise price below fair market value on the date of grant, resulting in a $1,165,903 charge to compensation expense.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
          CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1996
                                  (UNAUDITED)



NOTE 8 -- EMPLOYEE BENEFIT PLANS (CONTINUED)


STOCK APPRECIATION RIGHTS



    Effective October 1, 1995, 2,859,520 SARs were awarded to employees for the fiscal 1996 service period. Effective March 31, 1996, modifications were made to some employees' awards. Of the 2,859,520 SARs issued for the fiscal 1996 service period, 180,000 SARs were canceled in exchange for issuances of stock and approximately 2,179,520 were revised to a six-month service period ended March 31, 1996, from a fiscal year period ending September 30, 1996. The remaining SARs stay in effect with their original terms. For the nine months ended June 30, 1995 and 1996, compensation expense recorded for SARs awards was $2,715,216 and $6,120,078, respectively.



    The total SARs liability at June 30, 1996, included in compensation and benefits payable, will be paid out as follows:



Fiscal 1997............................................  $4,266,633
Fiscal 1998............................................   3,878,588
Fiscal 1999............................................   2,632,826
                                                         ----------
    Total..............................................  $10,778,047
                                                         ----------
                                                         ----------



NOTE 9 -- NET CAPITAL REQUIREMENTS


    At September 30, 1995, and June 30, 1996, H&Q LLC's regulatory net capital of $30,286,118 and $40,205,520, respectively, was 28 percent and 20 percent, respectively, of aggregate debit items, and its net capital in excess of the minimum required was $28,191,905 and $36,095,837, respectively.



NOTE 10 -- CONTINGENCIES


    Lewco Securities Corp. (Lewco) conducts a stock borrow/stock lending business. On behalf of Lewco, the Company has agreed to guarantee its proportional share of secured loans resulting from this business. The Company's contingent liability relating to its net unsecured position under this indemnity agreement was $4,285,536 at June 30, 1996.



    The Company has contingent liabilities, including contractual commitments arising in the normal course of business, the resolution of which, in management's opinion, will not have an adverse effect on the Company's financial position.



    As is the case with many firms in the securities industry, the Company is a defendant or codefendant in a number of lawsuits that seek substantial and usually unspecified damages. These suits have arisen in the normal course of the Company's business and are incidental to the securities and investment banking business. Most of the proceedings relate to public underwritings of securities in which H&Q LLC participated as a manager, comanager or member of the underwriting syndicate. These cases involve claims under federal and state securities laws and seek compensatory and other monetary damages. It is possible that H&Q and/or H&Q LLC may be called upon as a member of a class of defendants or under the terms of the underwriting, indemnification or other agreements to contribute to settlements or judgments arising out of these cases. The Company is contesting the complaints in all cases and believes that there are meritorious defenses in each of these lawsuits. Although the ultimate outcome of such litigation cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these actions and others will not have a material adverse effect on the Company's financial statements taken as a whole.



    H&Q has indemnified certain of its officers, directors and agents, and certain of its affiliates, as permitted under California law. Under these provisions, H&Q itself is and will be subject to indemnification assertions by officers, directors, agents or certain of its affiliates who are or may become defendants in litigation that may result in the normal course of business. Although the ultimate outcome of indemnification assertions outstanding as of June 30, 1996, cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these assertions will not have a material adverse effect on the Company's financial statements taken as a whole.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Hambrecht & Quist Group:

    We have audited the accompanying combined balance sheets of Hambrecht & Quist Group (a California corporation) and Hambrecht & Quist, L.P. (a California limited partnership) as of September 30, 1994 and 1995, and the related combined statements of operations, changes in shareholders' equity and partners' capital and cash flows for the years ended September 30, 1993, 1994 and 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Hambrecht & Quist Group and Hambrecht & Quist, L.P. as of September 30, 1994 and 1995, and the results of their operations and their cash flows for the years ended September 30, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

    As discussed in Notes 2 and 6 to the combined financial statements, long-term investments include nonmarketable investments amounting to $24,579,237 and $44,519,474 (39 and 42 percent of total shareholders' equity and partners' capital) as of September 30, 1994 and 1995, respectively, which have been valued at fair value as determined by management. We have reviewed the procedures applied by management in valuing such investments and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, management's estimate of fair values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.

                                          ARTHUR ANDERSEN LLP

San Francisco, California,
January 11, 1996

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                            COMBINED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1994 AND 1995

                                                                                        1994            1995
                                                                                   --------------  --------------
                                                     ASSETS
Cash and cash equivalents........................................................  $    6,782,335  $   34,754,568
Receivables:
  Customers (net of allowance of $177,166 and $170,254, respectively)............      42,840,120     100,435,213
  Lewco Securities Corp..........................................................      17,240,020      41,990,309
  Syndicate managers.............................................................         421,658       9,538,902
  Related parties................................................................       2,417,360       3,340,955
  Lease..........................................................................       1,750,153       3,255,635
  Other..........................................................................       4,470,852       3,274,378
Marketable trading securities, at market value...................................      23,914,140      26,224,167
Long-term investments, at estimated fair value...................................      34,819,316      70,822,157
Deferred income taxes............................................................       9,421,662      10,627,856
Furniture, equipment and leasehold improvements, net of accumulated depreciation
 and amortization................................................................       5,308,337       6,009,696
Leased assets, net of accumulated depreciation...................................       5,117,841       8,700,289
Exchange memberships, at cost (market value--$916,000 and $1,018,100,
 respectively)...................................................................         656,000         656,000
                                                                                   --------------  --------------
      Total assets...............................................................  $  155,159,794  $  319,630,125
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                           LIABILITIES AND SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL
Payables:
  Customers......................................................................  $   24,089,348  $   71,654,381
  Compensation and benefits......................................................      21,334,648      46,227,242
  Syndicate settlements..........................................................       1,735,621      25,409,777
  Income taxes payable...........................................................         223,920       6,368,059
  Trade accounts payable.........................................................       2,067,448         944,775
  Customer lease deposits........................................................       2,670,363         478,603
  Accrued expenses and other.....................................................       4,223,073       9,848,303
Securities sold, not yet purchased, at market value..............................      17,359,122      25,218,036
Debt obligations.................................................................      12,683,532      13,770,737
Payable to partners of Hambrecht & Quist, L.P....................................       2,679,918      10,445,367
                                                                                   --------------  --------------
      Total liabilities..........................................................      89,066,993     210,365,280
                                                                                   --------------  --------------
Minority interest in Hambrecht & Quist Guaranty Finance, L.P.....................       2,502,081       3,802,762
                                                                                   --------------  --------------
Commitments and contingencies
Shareholders' equity and partners' capital:
  Common stock (no par value--40,000,000 shares authorized in 1994 and 1995,
   12,475,188 and 14,609,188 shares issued and outstanding in 1994 and 1995,
   respectively).................................................................      13,078,867      25,412,585
  Notes receivable from employees for purchases of common stock..................        (966,315)     (7,659,714)
  Retained earnings..............................................................      50,929,131      72,205,112
                                                                                   --------------  --------------
      Total shareholders' equity.................................................      63,041,683      89,957,983
  Hambrecht & Quist, L.P. partners' capital......................................         549,037      15,504,100
                                                                                   --------------  --------------
      Total shareholders' equity and partners' capital...........................      63,590,720     105,462,083
                                                                                   --------------  --------------
      Total liabilities and shareholders' equity and partners' capital...........  $  155,159,794  $  319,630,125
                                                                                   --------------  --------------
                                                                                   --------------  --------------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                       COMBINED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                                                                        1993            1994            1995
                                                                   --------------  --------------  --------------
REVENUES:
  Principal transactions.........................................  $   30,045,592  $   36,410,993  $   53,424,647
  Agency commissions.............................................      14,220,782      14,241,964      24,602,992
  Investment banking.............................................      42,959,978      29,234,148      70,359,967
  Corporate finance fees.........................................       9,992,668      18,561,517      20,709,345
  Interest and dividends.........................................       2,793,020       3,361,970       3,157,489
  Asset management fees..........................................       5,183,960       4,984,956      10,067,390
  Net investment gains from long-term investments................       3,523,810      10,269,641      33,852,073
  Leasing and other..............................................       1,826,941       2,265,037       3,848,687
                                                                   --------------  --------------  --------------
      Total revenues.............................................     110,546,751     119,330,226     220,022,590
                                                                   --------------  --------------  --------------
EXPENSES:
  Compensation and benefits......................................      54,916,825      60,175,102     105,370,141
  Brokerage and clearance........................................       6,891,548       7,367,023      10,441,253
  Occupancy and equipment........................................       6,045,172       6,678,675       7,802,859
  Communications.................................................       4,377,354       6,244,066       7,394,101
  Professional services..........................................       3,006,635       3,700,241       5,347,739
  Travel, entertainment and conference...........................       2,941,736       4,234,523       6,145,108
  Interest.......................................................       1,464,298         987,456       1,265,966
  Other..........................................................       4,306,643       3,380,554       3,637,374
                                                                   --------------  --------------  --------------
      Total expenses.............................................      83,950,211      92,767,640     147,404,541
                                                                   --------------  --------------  --------------
      Income before minority interest and income tax provision...      26,596,540      26,562,586      72,618,049
MINORITY INTEREST IN INCOME OF SUBSIDIARY........................         352,092         525,934         718,651
                                                                   --------------  --------------  --------------
      Income before income tax provision.........................      26,244,448      26,036,652      71,899,398
INCOME TAX PROVISION.............................................      10,940,013      10,119,459      22,461,147
                                                                   --------------  --------------  --------------
      Net income.................................................  $   15,304,435  $   15,917,193  $   49,438,251
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
  COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                                                       HAMBRECHT & QUIST GROUP
                                    --------------------------------------------------------------
                                    NUMBER OF
                                      COMMON      COMMON        NOTES      RETAINED     SUBTOTAL
                                      SHARES       STOCK     RECEIVABLE    EARNINGS     H&Q GROUP
                                    ----------  -----------  -----------  -----------  -----------
BALANCE, SEPTEMBER 30, 1992.......  11,817,908  $ 9,817,433  $(1,153,443) $24,555,009  $33,218,999
  Sales of common stock...........  1,467,408     3,721,365   (1,677,273)          --   2,044,092
  Reductions of notes received for
   purchases of common stock......         --            --    1,188,824           --   1,188,824
  Repurchases of common stock.....   (524,980 )  (1,336,515)          --     (129,974) (1,466,489)
  Net income......................         --            --           --   15,304,435  15,304,435
                                    ----------  -----------  -----------  -----------  -----------
BALANCE, SEPTEMBER 30, 1993.......  12,760,336   12,202,283   (1,641,892)  39,729,470  50,289,861
  Sales of common stock or
   partners' capital additions....    901,472     3,342,896     (295,093)          --   3,047,803
  Reductions of notes received for
   purchases of common stock......         --            --      970,670           --     970,670
  Repurchases of common stock or
   partners' capital
   withdrawals....................  (1,186,620)  (2,466,312)          --   (2,524,238) (4,990,550)
  Net income......................         --            --           --   13,723,899  13,723,899
  Partners' capital distributions
   payable........................         --            --           --           --          --
                                    ----------  -----------  -----------  -----------  -----------
BALANCE, SEPTEMBER 30, 1994.......  12,475,188   13,078,867     (966,315)  50,929,131  63,041,683
  Adoption of SFAS 115 by Guaranty
   Finance........................         --            --           --           --          --
  Sales of common stock or
   partners' capital additions....  2,963,892    14,406,194   (7,935,534)          --   6,470,660
  Reductions of notes received for
   purchases of common stock......         --            --    1,242,135           --   1,242,135
  Repurchases of common stock or
   partners' capital
   withdrawals....................   (829,892 )  (2,072,476)          --   (2,396,760) (4,469,236)
  Net income......................         --            --           --   23,672,741  23,672,741
  Partners' capital
   distributions..................         --            --           --           --          --
  Partners' capital distributions
   payable........................         --            --           --           --          --
  Net change in unrealized
   investment gains of leasing
   subsidiary.....................         --            --           --           --          --
                                    ----------  -----------  -----------  -----------  -----------
BALANCE, SEPTEMBER 30, 1995.......  14,609,188  $25,412,585  $(7,659,714) $72,205,112  $89,957,983
                                    ----------  -----------  -----------  -----------  -----------
                                    ----------  -----------  -----------  -----------  -----------

                                                          HAMBRECHT & QUIST, L.P.
                                    -------------------------------------------------------------------
                                                                               UNREALIZED
                                     PARTNERS'      NOTES     DISTRIBUTIONS    GAINS, NET  SUBTOTAL H&Q    COMBINED
                                      CAPITAL    RECEIVABLE      PAYABLE        (NOTE 2)        LP          TOTAL
                                    -----------  -----------  --------------   ----------  ------------  ------------
BALANCE, SEPTEMBER 30, 1992.......                                                                       $ 33,218,999
  Sales of common stock...........                                                                          2,044,092
  Reductions of notes received for
   purchases of common stock......                                                                          1,188,824
  Repurchases of common stock.....                                                                         (1,466,489)
  Net income......................                                                                         15,304,435
                                    -----------  -----------  --------------   ----------  ------------  ------------
BALANCE, SEPTEMBER 30, 1993.......                                                                         50,289,861
  Sales of common stock or
   partners' capital additions....  $ 1,322,324  $   (69,526) $          --    $      --   $  1,252,798     4,300,601
  Reductions of notes received for
   purchases of common stock......           --           --             --           --             --       970,670
  Repurchases of common stock or
   partners' capital
   withdrawals....................     (217,137)          --             --           --       (217,137)   (5,207,687)
  Net income......................    2,193,294           --             --           --      2,193,294    15,917,193
  Partners' capital distributions
   payable........................           --           --     (2,679,918)          --     (2,679,918)   (2,679,918)
                                    -----------  -----------  --------------   ----------  ------------  ------------
BALANCE, SEPTEMBER 30, 1994.......    3,298,481      (69,526)    (2,679,918)          --        549,037    63,590,720
  Adoption of SFAS 115 by Guaranty
   Finance........................           --           --             --    2,134,458      2,134,458     2,134,458
  Sales of common stock or
   partners' capital additions....    2,557,915   (2,162,487)            --           --        395,428     6,866,088
  Reductions of notes received for
   purchases of common stock......           --           --             --           --             --     1,242,135
  Repurchases of common stock or
   partners' capital
   withdrawals....................   (1,241,100)          --             --           --     (1,241,100)   (5,710,336)
  Net income......................   25,765,510           --             --           --     25,765,510    49,438,251
  Partners' capital
   distributions..................   (4,186,804)          --      4,186,804           --             --            --
  Partners' capital distributions
   payable........................           --           --    (11,952,253)          --    (11,952,253)  (11,952,253)
  Net change in unrealized
   investment gains of leasing
   subsidiary.....................           --           --             --     (146,980 )     (146,980)     (146,980)
                                    -----------  -----------  --------------   ----------  ------------  ------------
BALANCE, SEPTEMBER 30, 1995.......  $26,194,002  $(2,232,013) $ (10,445,367)   $1,987,478  $ 15,504,100  $105,462,083
                                    -----------  -----------  --------------   ----------  ------------  ------------
                                    -----------  -----------  --------------   ----------  ------------  ------------


        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                                                                            1993          1994          1995
                                                                        ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................................  $ 15,304,435  $ 15,917,193  $ 49,438,251
                                                                        ------------  ------------  ------------
  Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities--
    Depreciation and amortization.....................................     2,624,400     3,229,208     5,664,070
    Net investment gains from long-term investments...................    (3,523,810)  (10,269,641)  (33,852,073)
    Net gain on sales of leased assets................................            --        (1,613)     (407,436)
    Deferred tax provision (benefit)..................................    (1,499,721)    2,005,896    (1,206,194)
    Minority interest in income of subsidiary.........................       352,092       525,934       718,651
    Net decrease in allowance for losses on guarantees, loans and
     leases...........................................................            --       (92,627)     (610,837)
    Changes in operating assets and liabilities--
      Customers, net..................................................     7,006,114    (1,264,519)  (10,030,060)
      Lewco Securities Corp...........................................    (8,465,211)   (2,666,093)  (24,750,289)
      Syndicate managers..............................................    (3,815,234)    4,969,031    (9,117,244)
      Related parties and other receivables...........................    (3,554,384)       57,131    (1,296,032)
      Marketable trading securities, net..............................    (1,896,495)    1,194,830     1,262,314
      Compensation and benefits payable...............................     5,158,694     2,186,557    27,533,054
      Syndicate settlements...........................................     2,786,531    (4,764,232)   23,674,156
      Income taxes payable............................................     2,208,932    (1,176,471)    6,144,139
      Trade accounts payable..........................................            --     2,067,448    (1,122,673)
      Customer lease deposits.........................................            --     2,670,363    (2,191,760)
      Accrued expenses and other payables.............................    (2,291,167)   (1,945,820)    5,625,230
      Other, net......................................................       (73,705)      732,684      (150,606)
                                                                        ------------  ------------  ------------
        Total adjustments.............................................    (4,982,964)   (2,541,934)  (14,113,590)
                                                                        ------------  ------------  ------------
        Net cash and cash equivalents provided by operating
         activities...................................................    10,321,471    13,375,259    35,324,661
                                                                        ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of long-term investments..................................    (2,298,867)   (7,844,120)  (10,690,049)
  Proceeds from sales/distributions of long-term investments..........     8,486,587     5,432,665    15,843,334
  Purchases of furniture, equipment and leasehold improvements........    (1,944,937)   (2,776,824)   (3,060,061)
  Purchases of leased assets..........................................            --    (2,180,943)   (6,504,911)
  Sales of leased assets..............................................         6,831            --       638,002
  Increase in lease receivables.......................................            --    (1,714,108)   (1,505,482)
  Proceeds from payments of lease receivables.........................            --     2,947,756     1,568,911
                                                                        ------------  ------------  ------------
        Net cash and cash equivalents provided by (used in) investing
         activities...................................................     4,249,614    (6,135,574)   (3,710,256)
                                                                        ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt obligations......................................            --     1,100,000    19,738,066
  Repayments of debt obligations......................................   (15,029,367)   (5,328,968)  (18,650,861)
  Proceeds from sales of common stock.................................     3,360,748     3,257,770     5,072,335
  Repurchases of common stock.........................................    (1,466,489)   (4,990,550)   (4,469,236)
  Partners' capital contributions.....................................            --     1,252,798       395,428
  Partners' capital withdrawals.......................................            --      (217,137)   (1,241,100)
  Partners' capital distributions.....................................            --            --    (4,186,804)
  Distributions to minority interestholder............................            --       (90,000)     (300,000)
                                                                        ------------  ------------  ------------
        Net cash and cash equivalents used in financing activities....   (13,135,108)   (5,016,087)   (3,642,172)
                                                                        ------------  ------------  ------------
INCREASE IN CASH AND CASH EQUIVALENTS.................................     1,435,977     2,223,598    27,972,233
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................     3,122,760     4,558,737     6,782,335
                                                                        ------------  ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............................  $  4,558,737  $  6,782,335  $ 34,754,568
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                 COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995


                                                                            1993          1994          1995
                                                                        ------------  ------------  ------------
SCHEDULE OF SUPPLEMENTAL INFORMATION:
  Taxes paid to taxing authorities....................................  $  9,900,000  $  9,174,792  $ 14,841,855
  Interest paid.......................................................     1,104,883     2,121,126     4,617,047
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  H&Q long-term investments, net, were reclassified from/(to)
   marketable securities..............................................            --      (656,084)    4,286,573
  H&Q common stock sales and LP partners' capital contributions were
   made with notes receivable from employees..........................     1,677,273       364,619    10,098,021
  H&Q common stock was issued to employees in exchange for reductions
   in compensation and benefits payable...............................            --     1,355,290     3,055,280
  Reductions to LP partners' capital were made via accruals of
   distributions payable to partners..................................            --     2,679,918    11,952,253
  Unrealized gains, net, on long-term investments held by Guaranty
   Finance were recorded as increases in equity and minority
   interest...........................................................            --            --     2,880,791
  Subordinated notes payable were issued by RvR Securities in exchange
   for subordinated notes receivable of the same amount...............            --     1,800,000            --
  A line of credit receivable was converted into preferred stock of
   the issuer.........................................................     2,000,000            --            --


        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

NOTE 1 -- ORGANIZATION AND NATURE OF OPERATIONS

    The financial statements include the combined operations of Hambrecht & Quist Group, a California corporation (H&Q, Hambrecht & Quist or the Company), and Hambrecht & Quist L.P., a California limited partnership (LP). The entities are presented on a combined basis without revaluation, as the entities have been operating under common ownership and common management and, in fiscal 1996, H&Q and LP will make distributions and restructure their operations, which will result in one surviving holding company, Hambrecht & Quist Group, a Delaware corporation (Group Delaware).


PRIOR TO RESTRUCTURING


    H&Q is owned primarily by its key employees. As of September 30, 1995, approximately 13.70 percent of H&Q is owned by the Hambrecht & Quist Employee Savings and Employee Stock Ownership Plan (see Note 12). As a privately held company, all of H&Q's stock transactions are recorded pursuant to the terms of the Hambrecht & Quist Group Shareholders' Agreement (the Agreement). Since inception, all stock issuances and repurchases and all stock option grants have been recorded using a formula value, as determined by management and required by the Agreement. The formula value results in transactions being recorded at premiums over the Company's GAAP net book value. The formula value approximates fair market value. There is no public market for the Company's stock. As such, selling shareholders are required to offer their shares to the Company first before seeking an independent buyer. Historically, the Company has repurchased all selling shareholders' shares.



    H&Q operates primarily as a holding company with the following consolidated operating subsidiaries. Hambrecht & Quist LLC, a Delaware limited liability company (H&Q LLC), is a 70 percent owned investment banking subsidiary and securities broker-dealer that primarily services companies in the technology, healthcare, services and branded consumer products industries. RvR Securities Corp., a California corporation (RvR Securities), is a wholly owned registered broker-dealer serving companies with smaller capitalizations than H&Q LLC's typical underwriting clients. Hambrecht & Quist Capital Management Incorporated, a California corporation (Capital Management), is a wholly owned registered investment adviser. Capital Management is the investment adviser to two publicly traded closed-end mutual funds, H&Q Healthcare Investors and H&Q Life Sciences Investors. Hambrecht & Quist Venture Partners, a California Limited Partnership (Venture Partners), is a wholly owned venture capital fund management partnership.



    Other affiliates of the Company are not consolidated. H&Q owns a 50.0 percent interest in Hambrecht & Quist Asia Pacific, Ltd., a British Virgin Islands limited liability company (Asia Pacific). Asia Pacific provides financial advisory and fund management services in the Asia Pacific region. The Company's investment in Asia Pacific is accounted for on a fair market value basis. H&Q LLC owns a 20 percent interest in Lewco Securities Corporation, a Delaware corporation (Lewco). Lewco is a clearing broker and depository for H&Q LLC and Schroder Wertheim & Co. (Schroder), which owns the remaining 80 percent interest. All expenses, net of certain revenues, are reimbursed proportionately by both owners based on the volume of transactions processed on their behalf. These costs are reported as expenses in the combined statement of operations. H&Q LLC carries its investment in Lewco at H&Q LLC's interest in Lewco's net assets, which approximates fair value. Other less significant affiliated investment and venture capital partnerships are recorded in long-term investments at their estimated fair value (see Note 2).



    LP operates primarily as a holding partnership for certain current and prior operating affiliates of H&Q. H&Q is the 1 percent general partner of LP, and the same shareholders of H&Q are the limited partners. As of September 30, 1995, H&Q also owns a 14.76 percent limited partnership interest. Similar to H&Q, all partnership unit sales and repurchases have been recorded at the partnership's formula value, as defined in the Hambrecht & Quist Limited Partnership Agreement.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 1 -- ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

    LP owns  the remaining  30 percent  interest of  H&Q LLC  and a  70  percent limited partner interest in Hambrecht & Quist Guaranty Finance, L.P., a California limited partnership (Guaranty Finance). Guaranty Finance is consolidated in the combined financial statements. The 30 percent general partner interest is owned by Guaranty Finance Management Corp., a California corporation, which is owned almost equally by the CEO of H&Q and an independent third party and is reported as minority interest in the combined financial statements. Guaranty Finance provides secured, asset-based financings that include tenant improvement and real estate leases, equipment leases, accounts receivable and inventory financing, and loan guarantees for emerging technology, biotechnology and healthcare companies. LP's other investments in public and private companies are recorded in long-term investments at their market or estimated fair value (see Note 2).


DISTRIBUTIONS AND RESTRUCTURING ACTIVITIES


    H&Q plans to sell shares of its stock in an initial public offering (the Offering) that will result in new shareholders owning a portion of the Company. Prior to the Offering, the Company will make distributions and restructure (the Transactions) in order to simplify its structure.



    Guaranty Finance will distribute securities on a pro rata basis to its partners. Guaranty Finance will merge into Hambrecht & Quist Guaranty Finance, LLC (H&Q GF LLC), a new Delaware limited liability company. H&Q will purchase an additional 17.5 percent of H&Q GF LLC from other members (including 15 percent from H&Q's CEO).



    H&Q will distribute its limited partnership interest in LP primarily to a liquidating trust benefiting certain current and former employees. H&Q LLC will distribute cash and securities to LP, resulting in a reduction in LP's ownership in H&Q LLC. LP will distribute cash and securities to a liquidating trust benefiting the partners of LP.



    All shares of H&Q will be exchanged for four shares of Group Delaware, a new Delaware holding company, and H&Q will become a subsidiary of Group Delaware. All references to the number of shares and per-share amounts have been restated to reflect the effect of the four-for-one exchange of shares.



    LP will be merged into Group Delaware and the partners of LP who do not perfect their statutory dissenters' rights under the California Corporations Code will receive shares of the Company's common stock. Group Delaware will transfer H&Q LLC and H&Q GF LLC to H&Q.


POST-TRANSACTIONS STRUCTURE


    As a consequence of the foregoing and other Transactions, Group Delaware will consolidate H&Q LLC and H&Q GF LLC. Its ownership of and accounting for other subsidiaries and affiliates will be the same as H&Q and will be unaffected by the Transactions listed above. LP will cease to exist.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND COMBINATION

    All significant intercompany accounts and transactions have been eliminated in consolidation and combination.

USE OF ESTIMATES

    The preparation of these combined financial statements require the use of certain estimates by management in determining the entity's assets, liabilities, revenue and expenses. The most significant estimates with regard to these financial statements relate to long-term investments, as discussed below. Actual results could differ from those estimates.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, demand deposits with banks, money market accounts and U.S. Treasury bills totaling $6,782,335 and $34,754,568 at September 30, 1994 and 1995, respectively. Cash equivalents have original maturities of 90 days or less.

SECURITIES TRANSACTIONS

    Customers' securities transactions are recorded on a settlement-date basis, with related commission income and expenses recorded on a trade-date basis. Marketable securities owned and securities sold, not yet purchased are recorded on a trade-date basis. Final underwriting settlements are recorded when received.

MARKETABLE TRADING SECURITIES

    Marketable trading securities and securities sold, not yet purchased are reported at prevailing market prices. Realized and unrealized gains and losses on market trading securities and securities sold, not yet purchased are included in revenues from principal transactions.

LONG-TERM INVESTMENTS


    Long-term investments include marketable equity securities and nonmarketable equity and debt securities (which include restricted securities of publicly traded companies, securities of private companies and investment partnership and other venture capital interests).



    H&Q and H&Q LLC own marketable equity securities and nonmarketable investments. Marketable equity securities are reported at prevailing market prices. Discounts are applied for holdings in excess of typical daily trading volumes. Nonmarketable investments are not registered for public sale or carry restrictions on sale and are reported at estimated fair value as determined by management. Factors considered by management in valuing nonmarketable investments include the type of investment, purchase cost, marketability, restrictions on disposition, subsequent purchases of the same or similar investments by other investors, and current financial position and operating results of the investee entities. Warrants and other rights to purchase nonmarketable investments are valued at cost, which approximates estimated fair value. Realized and unrealized gains and losses on long-term investments owned by H&Q and H&Q LLC are included in revenues from net investment gains from long-term investments.



    Also included in long-term investments are investments owned by Guaranty Finance. Guaranty Finance primarily owns marketable equity securities available for sale. Effective October 1, 1994, Guaranty Finance adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." As required by SFAS 115, Guaranty Finance revalued its available-for-sale securities at market value and recorded $3,049,227 as an increase to its partners' capital as of October 1, 1994. LP's recorded portion of the unrealized net holding gain was $2,134,458 and is recorded in LP's partners' capital. At September 30, 1995, Guaranty Finance's unrealized net holding gain was $2,880,791. LP's recorded portion of the unrealized net holding gain was $1,987,478 and is recorded in LP's partners' capital. The minority interest holder's recorded portion of the unrealized net holding gain was $893,313 and is recorded in Minority Interest in Guaranty Finance. Prior to October 1, 1994, Guaranty Finance recorded its long-term investments at the lower of cost or market.


FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Furniture, equipment and leasehold improvements are recorded at cost. Depreciation of furniture and equipment is provided using accelerated and
straight-line    methods.   These   assets    are   depreciated   over   periods

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ranging from five to seven years based on estimated useful lives. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the lease. Expenditures for repairs and maintenance that do not significantly increase the life of the asset are charged to operations as incurred.

LEASE RECEIVABLES AND LEASED ASSETS


    Guaranty Finance leases land, a building, equipment and tenant improvements under operating leases and direct financing leases. Assets leased under operating leases are recorded at cost and are included in leased assets. Depreciation of the building and tenant improvements is provided using straight-line methods over 31.5 years and accelerated methods over 15 years. Depreciation of leased equipment is provided using accelerated methods over five to seven years. Direct financing leases are included in lease receivables and are carried at the total of the future minimum lease payments less unearned income.


INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No 109, "Accounting for Income Taxes" (SFAS 109). Under this method, the Company recognizes taxes payable or refundable for the current year and deferred tax liabilities and assets for future consequences of events that have been recognized in the Company's financial statements or tax returns.


    No provision has been made in the financial statements for income taxes related to the operations of LP. Pursuant to applicable federal and state income tax regulations, all income or loss of LP is reportable by each partner directly to the taxing authority.


PARTNERS' CAPITAL DISTRIBUTIONS PAYABLE


    In accordance with the terms of the LP partnership agreement, an accrual has been made for distributions to LP partners to satisfy their federal and state income tax obligations for partnership taxable income. The accrual was $2,679,918 and $10,445,367 at September 30, 1994 and 1995, respectively.


FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all of the Company's financial assets and liabilities are carried at market or estimated fair value or are carried at amounts that approximate current fair value because of their short-term nature. Estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.

EARNINGS PER SHARE

    Earnings per share are not presented, as they would not be meaningful because of the impact of the Transactions (see Note 1).

STOCK OPTION PLANS

    The Company uses the intrinsic value method to account for stock option plans. Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 permits companies to adopt a new fair value based method to account for stock option plans or to continue using the intrinsic value method. If the intrinsic value method is used, information concerning the pro forma effects on net earnings and earnings per share of adopting the fair value based method is required to be presented in the notes to the financial statements. The Company intends to continue using the intrinsic value method and will provide the pro forma disclosures in its 1997 financial statements, as required by SFAS 123.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

NOTE 3 -- RECEIVABLES FROM AND PAYABLES TO CUSTOMERS
    Receivables from and payables to customers include amounts due to or from customers as a result of cash and margin transactions. Securities owned by customers are held as collateral for these receivables. Such collateral is not reflected in the combined financial statements.

NOTE 4 -- RECEIVABLES FROM RELATED PARTIES

    Receivables from related parties include receivables of $2,176,299 and $2,912,333 at September 30, 1994 and 1995, respectively, from Asia Pacific (see Notes 1 and 11).


NOTE 5 -- MARKETABLE TRADING SECURITIES AND SECURITIES SOLD, NOT YET PURCHASED At September 30, 1994 and 1995, marketable trading securities and securities sold, not yet purchased, consisted of the following:

                                                                                1994           1995
                                                                            -------------  -------------
Marketable trading securities--
  Equity securities.......................................................  $  13,352,773  $  21,385,307
  Convertible bonds.......................................................     10,320,641      3,941,812
  Options.................................................................        240,726        897,048
                                                                            -------------  -------------
                                                                            $  23,914,140  $  26,224,167
                                                                            -------------  -------------
                                                                            -------------  -------------
Securities sold, not yet purchased--
  Equity securities.......................................................  $  16,855,598  $  24,532,549
  Convertible bonds.......................................................        257,500             --
  Options.................................................................        246,024        685,487
                                                                            -------------  -------------
                                                                            $  17,359,122  $  25,218,036
                                                                            -------------  -------------
                                                                            -------------  -------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 6 -- LONG-TERM INVESTMENTS
    At September 30, 1994 and 1995, the Company's long-term investments at estimated fair value consisted of the following:


                                                                                1994           1995
                                                                            -------------  -------------
Marketable equity securities available for sale by Guaranty Finance.......  $   4,921,645  $  10,120,625
Marketable equity securities--other.......................................      5,318,434     10,182,058
BISYS Group, Inc. common stock--unrestricted..............................             --      6,000,000
                                                                            -------------  -------------
    Total marketable investments..........................................     10,240,079     26,302,683
                                                                            -------------  -------------
BISYS Group, Inc. common stock--restricted................................      5,580,000     21,481,390
Nonmarketable securities and investment partnership interests.............      7,653,982     14,906,421
Affiliated venture capital funds..........................................      6,829,447      4,790,144
Venture capital funds managed by others...................................      2,405,529      1,231,240
Lewco Securities--
  Equity ownership........................................................      1,810,279      1,810,279
  Subordinated note receivable............................................        300,000        300,000
                                                                            -------------  -------------
    Total nonmarketable investments.......................................     24,579,237     44,519,474
                                                                            -------------  -------------
    Total long-term investments...........................................  $  34,819,316  $  70,822,157
                                                                            -------------  -------------
                                                                            -------------  -------------



    The cost of the Company's long-term investments at September 30, 1994 and 1995, were $26,935,646 and $32,432,684, respectively.


    Following is an analysis of the net investment gains for the years ended September 30, 1993, 1994 and 1995:

                                                                  1993          1994           1995
                                                              ------------  -------------  -------------
Realized gains..............................................  $  4,165,589  $   5,360,747  $   3,346,270
Change in unrealized gains and losses, net..................      (641,779)     4,908,894     30,505,803
                                                              ------------  -------------  -------------
  Net investment gains from long-term investments...........  $  3,523,810  $  10,269,641  $  33,852,073
                                                              ------------  -------------  -------------
                                                              ------------  -------------  -------------


    Both H&Q and H&Q LLC own shares of BISYS Group, Inc. (BISYS) common stock (which represents approximately 6.1 percent of the total BISYS common stock outstanding at September 30, 1995). BISYS is a publicly traded company subject to the Securities Act of 1933 which requires the public filing of quarterly and annual financial statements on Form 10-Q and Form 10-K, respectively. As of September 30, 1995, H&Q owns restricted shares with a carrying value of $5,136,390 and H&Q LLC owns both restricted and unrestricted shares with carrying values of $16,345,000 and $6,000,000, respectively. Included in net investment gains are realized and unrealized gains on investments in BISYS common stock of $2,190,000, $5,457,500 and $19,948,390 for 1993, 1994 and 1995,
respectively.



    The cost and estimated fair values of investments in marketable equity securities available for sale by Guaranty Finance at September 31, 1995 are as follows:



                                                                                               1995
                                                                                           -------------
Cost.....................................................................................  $   7,239,834
Gross unrealized gains...................................................................      3,497,951
Gross unrealized losses..................................................................       (617,160)
                                                                                           -------------
Estimated fair value.....................................................................  $  10,120,625
                                                                                           -------------
                                                                                           -------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 6 -- LONG-TERM INVESTMENTS (CONTINUED)

    Gross proceeds, gross realized gains, and gross realized losses from sales of investments in marketable equity securities available for sale by Guaranty Finance for the year ended September 30, 1995 total $2,926,358, $1,943,374 and $73,373, respectively.


NOTE 7 -- FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
    The following summarizes the Company's furniture, equipment and leasehold improvements as of September 30, 1994 and 1995:

                                                                                1994           1995
                                                                            -------------  -------------
Furniture and equipment...................................................  $  12,615,904  $  15,142,026
Leasehold improvements....................................................      4,420,588      4,949,524
Less--Accumulated depreciation and amortization...........................    (11,728,155)   (14,081,854)
                                                                            -------------  -------------
                                                                            $   5,308,337  $   6,009,696
                                                                            -------------  -------------
                                                                            -------------  -------------

    For the years ended September 30, 1993, 1994 and 1995, occupancy and equipment expense included depreciation and amortization expense on furniture, equipment and leasehold improvements of $1,865,774, $2,052,512 and $2,358,337, respectively.

NOTE 8 -- LEASING ACTIVITIES

    Guaranty Finance negotiates lease lines, purchases equipment, property and leasehold improvements for lease to customers under the lines and administers them. Guaranty Finance also negotiates and guarantees secured loans and lines of credit for customers, which are generally funded and administered by a financial partner, such as a bank or other financial institution. Guaranty Finance's customers are primarily emerging technology companies.


    At September 30, 1994 and 1995, lease receivables consist of direct financing capital leases with terms ranging from three to four years of $1,750,153 and $3,255,635, respectively. At September 30, 1994 and 1995, lease receivables related to noncancelable operating leases are not material and are included in other receivables. Future minimum rentals to be received under direct financing leases and operating leases in effect at September 30, 1995, are as follows:

                                                                      DIRECT
                                                                    FINANCING    NONCANCELABLE
                                                                      LEASE        OPERATING
                                                                   RECEIVABLES      LEASES
                                                                   ------------  -------------
1996.............................................................  $  1,502,136   $ 4,019,471
1997.............................................................     1,309,677     3,356,766
1998.............................................................       778,626       108,333
                                                                   ------------  -------------
    Total minimum lease payments.................................     3,590,439   $ 7,484,570
                                                                                 -------------
                                                                                 -------------
Less--Unearned income............................................      (334,804)
                                                                   ------------
Present value of net minimum lease payments......................  $  3,255,635
                                                                   ------------
                                                                   ------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 8 -- LEASING ACTIVITIES (CONTINUED)
    At September 30, 1994 and 1995, leased assets subject to noncancelable operating leases consist of:

                                                                      1994          1995
                                                                  ------------  -------------
Land and building...............................................  $  5,000,000  $   5,000,000
Equipment.......................................................     2,876,694      8,287,004
                                                                  ------------  -------------
                                                                     7,876,694     13,287,004
Less--Accumulated depreciation..................................    (2,758,853)    (4,586,715)
                                                                  ------------  -------------
                                                                  $  5,117,841  $   8,700,289
                                                                  ------------  -------------
                                                                  ------------  -------------


    Guaranty Finance's depreciation expense on leased assets was $758,626, $1,176,696 and $3,305,733 for the years ended September 30, 1993, 1994 and 1995, respectively.


NOTE 9 -- DEBT OBLIGATIONS
    Debt obligations consist of the following:


                                                                                          1994           1995
                                                                                      -------------  -------------
Lines of credit--
  $7,500,000 bank line of credit (H&Q); interest at prime plus 1 percent (9.75 percent at September 30, 1995); collateralized in full by marketable securities and certain customer receivables; average balance outstanding in 1994 and 1995
   was $362,500 and $2,014,951, respectively; advances due December 31, 1995          $   1,100,000  $   3,823,790
  $20,000,000 bank line of credit ($5,000,000 in 1994) (H&Q); interest at prime plus
   2 percent (10.75 percent at September 30, 1995); unsecured; no amounts drawn in
   1994 or 1995; advances payable within seven days; expires May 1996                            --             --
  $11,000,000 bank line of credit ($7,000,000 in 1994) (Guaranty Finance); interest at prime plus 0.50 percent (9.25 percent at September 30, 1995); collateralized in full by Guaranty Finance's assets, except for cash and marketable securities;
   due December 10, 1995                                                                         --      3,515,000
Notes payable--
  Bank note payable (H&Q); interest at prime plus 1 percent (8.75 percent at
   September 30, 1994); collateralized by H&Q LLC shares; repaid in 1995                  5,000,000             --
  Bank note payable (H&Q); noninterest-bearing; collateralized by nonmarketable securities valued at $3,574,380 at September 30, 1994, and U.S. Treasury bills valued at $636,659 at September 30, 1995; $687,500 due September 30, 1995;
   $637,500 due September 30, 1996                                                        1,325,000        637,500
Other--
  Bank nonrecourse loan (Guaranty Finance); interest at 9 percent, payable monthly;
   collateralized by land and a building leased to a customer; principal payments of
   $63,338 due beginning in 1997 through 2007                                             5,000,000      5,000,000
  Other                                                                                     258,532        794,447
                                                                                      -------------  -------------
                                                                                      $  12,683,532  $  13,770,737
                                                                                      -------------  -------------
                                                                                      -------------  -------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 9 -- DEBT OBLIGATIONS (CONTINUED)
    The average prime rate for 1994 and 1995 was 6.61 percent and 8.68 percent, respectively.

    The scheduled repayment of debt obligations is as follows:

1996...........................................  $8,834,075
1997...........................................      63,338
1998...........................................      63,338
1999...........................................      63,338
2000...........................................      63,338
Thereafter.....................................   4,683,310
                                                 ----------
                                                 $13,770,737
                                                 ----------
                                                 ----------

    Interest expense on debt obligations was $1,420,294, $932,974 and $960,353 during fiscal 1993, 1994 and 1995, respectively.

NOTE 10 -- INCOME TAXES
    The income tax provision consisted of the following components for the years ended September 30, 1993, 1994 and 1995:

                                                                   STATE AND
                                                     FEDERAL         CITY           TOTAL
                                                  -------------  -------------  -------------
1993--
  Current.......................................  $   8,989,372   $ 3,450,362   $  12,439,734
  Deferred......................................       (673,418)     (826,303)     (1,499,721)
                                                  -------------  -------------  -------------
    Total.......................................  $   8,315,954   $ 2,624,059   $  10,940,013
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
1994--
  Current.......................................  $   5,833,636   $ 2,279,928   $   8,113,564
  Deferred......................................      1,418,775       587,120       2,005,895
                                                  -------------  -------------  -------------
    Total.......................................  $   7,252,411   $ 2,867,048   $  10,119,459
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
1995--
  Current.......................................  $  15,702,697   $ 7,964,644   $  23,667,341
  Deferred......................................     (1,152,901)      (53,293)     (1,206,194)
                                                  -------------  -------------  -------------
    Total.......................................  $  14,549,796   $ 7,911,351   $  22,461,147
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    The net deferred income tax asset as of September 30, 1994 and 1995, is composed of the following:


                                                                      1994           1995
                                                                  -------------  -------------
Deferred income tax asset--
  Bonus accruals................................................  $   6,042,535  $  11,879,290
  Litigation accruals...........................................      4,720,403      2,043,238
  Other.........................................................        273,829        780,205
                                                                  -------------  -------------
                                                                     11,036,767     14,702,733
Gross deferred income tax liabilities...........................     (1,615,105)    (4,074,877)
                                                                  -------------  -------------
    Net deferred income tax asset...............................  $   9,421,662  $  10,627,856
                                                                  -------------  -------------
                                                                  -------------  -------------


    There was no valuation allowance against deferred tax assets at September 30, 1994 and 1995.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 10 -- INCOME TAXES (CONTINUED)
    The following is a reconciliation of the income tax expense to the amount computed by applying the federal statutory rate to income before income tax expense:


                                                1993                      1994                      1995
                                      ------------------------  ------------------------  ------------------------
                                         AMOUNT        RATE        AMOUNT        RATE        AMOUNT        RATE
                                      -------------  ---------  -------------  ---------  -------------  ---------
Tax expense computed at statutory
 rate...............................  $   9,119,945       34.7% $   9,112,828       35.0% $  25,164,789       35.0%
State and local tax provision, net
 of federal income tax benefit......      1,961,708        7.5      1,735,734        6.7      5,244,299        7.3
Federal income tax rate change......       (182,388)      (0.7)       (66,993)      (0.3)            --         --
Nondeductible expenses..............         40,748        0.2        105,543        0.4        155,164        0.2
LP income not subject to tax........             --         --       (767,653)      (2.9)    (8,103,105)     (11.3)
                                      -------------        ---  -------------        ---  -------------  ---------
                                      $  10,940,013       41.7% $  10,119,459       38.9% $  22,461,147       31.2%
                                      -------------        ---  -------------        ---  -------------  ---------
                                      -------------        ---  -------------        ---  -------------  ---------


NOTE 11 -- RELATED-PARTY TRANSACTIONS

INVESTMENT TRANSACTIONS


    The Company makes investments in private companies directly and through the venture capital funds it manages. Venture Partners manages the majority of the Company's venture capital funds (see Note 1) and earns management fees and profit participation distributions. Included in asset management fees are management fees and profit participation distributions from venture capital funds of $3,067,286, $2,768,287 and $7,653,320 for 1993, 1994 and 1995,
respectively.



    Directors, officers and employees of H&Q or its subsidiaries may have additional interests in such private companies directly or through various affiliated venture capital or other investment entities. Such parties may also be operating officers of and serve on the boards of directors of companies in which the Company has invested.



    Guaranty Finance provides lease financing to companies in which H&Q, its subsidiaries and its affiliates have equity investments.


OPERATING ADVANCES


    H&Q pays operating expenses on behalf of certain affiliates, primarily Asia Pacific (see Notes 1 and 4) and is reimbursed for those expenses. Operating expenses that have not yet been reimbursed are included in receivables from related parties (see Note 4).


EMPLOYEE NOTES RECEIVABLE

    In connection with sales of the Company's common stock, the Company received notes from employees, which, at September 30, 1994 and 1995, had principal balances of $966,315 and $7,659,714, respectively, and are treated as a reduction of shareholders' equity. These notes bear interest at rates ranging from 6 percent to 8 percent and have maturity dates ranging from 1996 through 2000.


    Receivables from LP partners represent amounts due from partners, including H&Q, for their capital contributions to LP. Such amounts are recorded as a reduction of partners' capital. Receivables from LP partners were $69,526 and $2,232,013 at September 30, 1994 and 1995, respectively.


LEWCO SECURITIES CORP.

    H&Q LLC is a co-owner of Lewco (see Note 1), a securities clearing firm that is a registered broker-dealer and member of each major stock exchange. H&Q LLC holds a subordinated note for $300,000 issued by Lewco.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 11 -- RELATED-PARTY TRANSACTIONS (CONTINUED)

The interest on this note is paid quarterly at the prime rate, with the principal balance due December 31, 1999. The subordinated note receivable and H&Q LLC's investment in Lewco are carried in long-term investments (see Note 6). H&Q LLC uses Lewco, which renders its services to its owners on a cost-sharing basis, to process its securities transactions and all other related clearing services. Lewco also maintains the Company's customer and broker accounts.



    Amounts receivable from Lewco result from customer and H&Q LLC proprietary transactions. Interest on amounts receivable from Lewco is earned at a fluctuating rate (5 percent at September 30, 1993, and 6.5 percent at September 30, 1994 and 1995) that generally corresponds to the broker call rate.


NOTE 12 -- EMPLOYEE BENEFIT PLANS

SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST


    Under a Savings and Employee Stock Ownership Trust (or SESOT), the Company established an Employee Stock Ownership Plan (ESOP) and a profit-sharing plan
(PSP) with an employee salary deferral (or 401(k)) feature. Collectively, the ESOP and PSP are referred to as the Hambrecht & Quist Group Savings and Employee Stock Ownership Plan (the Plan or SESOP). Substantially all full-time employees of H&Q and its subsidiaries and certain affiliates are eligible to participate in the Plan.


    Under the Plan, the Company matches employees' 401(k) PSP contributions up to $4,000 per employee per year by making Company common stock contributions to the ESOP. The Company may also make discretionary cash contributions to the PSP. For 1993, 1994 and 1995, the Company recorded compensation expense of $799,565, $1,059,812 and $1,246,645, respectively, to the ESOP under the matching provision. No discretionary contributions were made to the PSP in 1993, 1994 or 1995.

STOCK OPTION PLANS

    The Company has two stock option plans, a 1985 Plan and a 1995 Plan. Additionally, the Company has granted stock options outside the 1985 and 1995 plans.

    The Company's 1985 Plan, which provided for the granting of nonqualified options to purchase 4,000,000 shares of the Company's common stock, expired September 30, 1994, except as to the options then outstanding. The Company's
1995 Plan provides for the granting of incentive options and nonqualified options to purchase 2,000,000 shares of the Company's common stock to officers and key employees at a price not less than fair market value at the date the option is granted. Outside the 1985 and 1995 plans, 1,448,020 options have been granted to certain officers and directors. Such options were granted with an exercise price equal to fair market value (see Notes 1 and 2), at the date of grant.

    Options become exercisable as determined at the date of grant by a committee of the Board of Directors. Options expire 10 years after the date of grant unless an earlier expiration date is set at the time of grant.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 12 -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    Details of stock options are as follows:

                                                                   NUMBER OF
                                                                    SHARES     EXERCISE PRICE
                                                                  -----------  --------------
Outstanding at September 30, 1992...............................    4,459,288  $ 2.04 - $3.08
  Granted.......................................................      172,168  $         2.81
  Exercised.....................................................     (932,796) $ 2.04 - $2.81
  Canceled......................................................      (90,084) $ 2.10 - $2.81
                                                                  -----------
Outstanding at September 30, 1993...............................    3,608,576  $ 2.04 - $3.08
  Granted.......................................................      301,216  $ 3.84 - $4.53
  Exercised                                                          (475,516) $ 2.10 - $2.88
  Canceled......................................................      (62,000) $ 2.10 - $2.88
                                                                  -----------
Outstanding at September 30, 1994                                   3,372,276  $ 2.04 - $4.53
  Granted                                                             904,636  $ 4.60 - $5.54
  Exercised.....................................................   (1,326,484) $ 2.10 - $2.88
  Canceled......................................................      (16,000) $         2.10
                                                                  -----------
Outstanding at September 30, 1995...............................    2,934,428  $ 2.04 - $5.54
                                                                  -----------
                                                                  -----------

    Of the outstanding options at September 30, 1995, 1,668,404 had vested. As of September 30, 1995, options to purchase 1,392,000 shares were available for grant under the 1995 Plan.


    No compensation expense was recorded in 1993, 1994 and 1995 because all options were granted at H&Q's fair market value (see Notes 1 and 2).


STOCK APPRECIATION RIGHTS

    In fiscal 1993, 1994 and 1995, the Company awarded Stock Appreciation Rights
(SARs) to key employees and executives. These SARs have a service period of one year and result in additional cash compensation to the individuals based on the increase in the Company's formula value (see Note 1) during the service period to which the SARs relate. The SARs vest and are paid over three years, with immediate cancellation of vesting upon employment termination. Compensation expense recorded for SARs awards was $361,050, $785,258 and $4,210,216 for 1993, 1994 and 1995, respectively.

    The following summarizes SARs as of September 30, 1993, 1994 and 1995:

                                                   1993        1994        1995
                                                ----------  ----------  ----------
Initial grant.................................   1,044,000   1,260,000   1,794,000
Canceled......................................    (196,000)   (142,000)   (146,000)
                                                ----------  ----------  ----------
SARs remaining................................     848,000   1,118,000   1,648,000
                                                ----------  ----------  ----------
                                                ----------  ----------  ----------
SARs issuance price...........................  $     2.81  $     3.84  $     4.98

    The total SARs liability at September 30, 1995, included in compensation and benefits payable, will be paid out as follows:

Fiscal 1996.....................................  $2,117,425
Fiscal 1997.....................................  1,824,159
Fiscal 1998.....................................  1,398,364
                                                  ---------
  Total.........................................  $5,339,948
                                                  ---------
                                                  ---------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 12 -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    Subsequent to September 30, 1995, the Company issued 2,859,520 SARs that will result in additional compensation to the awardees based on the increase in the Company's net book value in the 1996 fiscal year. These SARs have a service period of one year and vest and are paid over three years.

NOTE 13 -- NET CAPITAL REQUIREMENTS

    As a registered broker-dealer, H&Q LLC is subject to the Securities and Exchange Commission's Uniform Net Capital Rule 15c3-1 (the Rule) and the capital rules of the New York Stock Exchange, Inc., of which H&Q LLC is a member. H&Q LLC has elected to compute its net capital requirement under the "alternative" method, which requires minimum net capital to be the greater of $1,000,000 or 2 percent of aggregate debit balances arising from customers' transactions, as defined. The Rule also provides that equity capital may not be withdrawn or cash distributions paid if the resulting net capital would be less than the amounts required under the Rule. Accordingly, the payment of distributions and advances to H&Q by H&Q LLC is limited to excess net capital under the most restrictive of these requirements. At September 30, 1994 and 1995, H&Q LLC's regulatory net capital of $14,994,039 and $30,286,118, respectively, was 38 percent and 28 percent, respectively, of aggregate debit items and its net capital in excess of the minimum required was $13,994,039 and $28,191,905, respectively.



    As a registered broker-dealer, RvR Securities is also subject to the Rule. RvR Securities has also elected to compute its net capital requirement under the alternative method. RvR Securities' minimum net capital requirement is $250,000. At September 30, 1994 and 1995, RvR Securities had regulatory net capital under Rule 15c3-1 of $895,904 and $345,010, respectively, and its net capital in excess of the minimum required was $645,904 and $95,010, respectively.


NOTE 14 -- COMMITMENTS AND CONTINGENCIES
    Aggregate annual rentals for office space under noncancelable operating leases are as follows:

FISCAL YEARS
ENDING SEPTEMBER 30
- -----------------------------------------------------------
1996.......................................................  $   4,897,824
1997.......................................................      4,926,256
1998.......................................................      4,686,662
1999.......................................................      1,818,796
Thereafter.................................................        151,158
                                                             -------------
                                                             $  16,480,696
                                                             -------------
                                                             -------------

    Certain of these leases have escalation clauses. Rental expense, net of sublease income, charged to occupancy and equipment expense for the years ended September 30, 1993, 1994 and 1995, was $3,588,776, $3,731,112 and $4,297,622,
respectively.

    Lewco Securities Corp. conducts a stock borrow/stock lending business. On behalf of Lewco, the Company has agreed to guarantee its proportional share of secured loans resulting from this business. The Company's contingent liability relating to its net unsecured position under this indemnity agreement was $72,211 and $3,796,907 at September 30, 1994 and 1995, respectively.

    The Company has contingent liabilities, including contractual commitments arising in the normal course of business, the resolution of which, in management's opinion, will not have an adverse effect on the Company's financial position.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 14 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

    As is the case with many firms in the securities industry, the Company is a defendant or co-defendant in a number of lawsuits that seek substantial and usually unspecified damages. These suits have arisen in the normal course of the Company's business and are incidental to the securities and investment banking business. Most of the proceedings relate to public underwritings of securities in which H&Q LLC participated as a manager, co-manager or member of the underwriting syndicate. These cases involve claims under federal and state securities laws and seek compensatory and other monetary damages. It is possible that H&Q and/or H&Q LLC may be called upon as a member of a class of defendants or under the terms of the underwriting, indemnification or other agreements to contribute to settlements or judgments arising out of these cases. The Company is contesting the complaints in all cases and believes that there are meritorious defenses in each of these lawsuits. Although the ultimate outcome of such litigation cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these actions and others will not have a material adverse effect on the Company's financial statements taken as a whole.



    H&Q has indemnified certain of its officers, directors, agents and certain of its affiliates as permitted under California law. Under these provisions, H&Q itself is and will be subject to indemnification assertions by officers, directors, agents or certain of its affiliates who are or may become defendants in litigation that may result in the normal course of business. Although the ultimate outcome of indemnification assertions outstanding as of September 30, 1995, cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these assertions will not have a material adverse effect on the Company's financial statements taken as a whole.


NOTE 15 -- FINANCIAL INSTRUMENTS WITH MARKET RISK AND CONCENTRATIONS OF CREDIT RISK
    In the normal course of business, H&Q LLC enters into various financial transactions with off-balance-sheet risk in connection with its proprietary trading activities. These transactions primarily include purchases and sales of index and equity options. H&Q LLC records its options at market value. H&Q LLC's options are primarily executed to minimize its market risk exposure of its underlying trading positions as well as to benefit from changing market conditions. All options transacted by H&Q LLC are exchange-traded in organized markets and have terms of less than one year. H&Q LLC's exposure to market risk is determined by a number of factors, including the size, composition and diversification of positions held and market volatility. Management actively monitors its market risk exposure by reviewing the effectiveness of hedging strategies and setting market risk limits. H&Q LLC's exposure to market risk is immaterial.

    The market values of options included in the balance sheets are as follows:

                                                                 1994        1995
                                                              ----------  ----------
Options included in--
  Marketable securities.....................................  $  240,726  $  897,048
  Securities sold, not yet purchased........................     246,024     685,487

    In the normal course of business, H&Q LLC's customer and correspondent clearance activities involve the execution, settlement and financing of various customer securities transactions. These activities may expose H&Q LLC to off-balance-sheet credit risk in the event that the customer is unable to fulfill its contracted obligations. H&Q LLC's customer securities activities are transacted on either a cash or margin basis. In margin transactions, H&Q LLC extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. H&Q LLC monitors collateral and required margin levels daily and,
pursuant  to  such   guidelines,  requests  customers   to  deposit   additional

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 15 -- FINANCIAL INSTRUMENTS WITH MARKET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED) collateral or reduce securities positions when necessary. H&Q LLC is also exposed to credit risk when its margin accounts or a margin account is collateralized by a concentration of a particular security and when that security decreases in value.

    In addition, H&Q LLC executes and clears customer short-sale transactions. Such transactions may expose H&Q LLC to off-balance-sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers may incur. In the event that the customer fails to satisfy its obligations, H&Q LLC may be required to purchase financial instruments at prevailing market prices in order to fulfill the customer's obligations.

    In accordance with industry practice, H&Q LLC records customer transactions on a settlement-date basis, which is generally three business days after trade date. H&Q LLC is therefore exposed to risk of loss on these transactions in the event of the customers' or brokers' inability to meet the terms of their contracts, in which case H&Q LLC may have to purchase or sell financial instruments at prevailing market prices. Settlement of these transactions is not expected to have a material effect on H&Q LLC's balance sheet.

    As a securities broker-dealer, H&Q LLC provides services to diverse groups of corporations and institutional and individual investors. A substantial portion of H&Q LLC's transactions is executed with and on behalf of institutional investors, including other broker-dealers, commercial banks, insurance companies, pension plans, mutual funds and other financial institutions. H&Q LLC's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets.

    As   of  September   30,  1995,  the   Company  did   not  have  significant
concentrations of credit risk with any single counterparty or with any single security.

NOTE 16 -- INDUSTRY SEGMENT AND GEOGRAPHIC AREA DATA
    The Company is primarily engaged in a single line of business as a securities firm, which comprises several types of services, such as principal and agency transactions, underwriting and investment banking and long-term equity investing. These activities constitute a single business segment.

    The assets and revenues related to the company's foreign operations are not significant.

- ----------------------------------------------
                                  ----------------------------------------------
- ----------------------------------------------
                                  ----------------------------------------------

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                   -----
Summary.......................................           3
Risk Factors..................................           5
The Company...................................          16
Restructuring.................................          17
Use of Proceeds...............................          18
Dividend Policy...............................          18
Capitalization................................          19
Dilution......................................          20
Selected Combined Financial Data..............          21
Management's Discussion and Analysis of
 Financial Condition and
 Results of Operations........................          23
Business......................................          31
Regulation....................................          50
Net Capital Requirements......................          53
Management....................................          55
Certain Transactions..........................          63
Principal Stockholders........................          67
Description of Capital Stock..................          68
Shares Eligible for Future Sale...............          69
Underwriting..................................          71
Legal Matters.................................          72
Experts.......................................          72
Additional Information........................          72
Index to Financial Statements.................         F-1


      UNTIL          , 1996 (25 DAYS  AFTER THE DATE OF THIS PROSPECTUS),  ALL
  DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                3,500,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------


                             HAMBRECHT & QUIST LLC


                              MORGAN STANLEY & CO.
                                  INCORPORATED

                               SMITH BARNEY INC.

                                        , 1996

- ----------------------------------------------
                                  ----------------------------------------------
- ----------------------------------------------
                                  ----------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered.


                                                                                            AMOUNT TO BE
                                                                                              PAID BY
                                                                                              COMPANY
                                                                                            ------------
SEC registration fee......................................................................   $   27,587
NASD filing fee...........................................................................        8,500
New York Stock Exchange listing fee.......................................................       81,100
Pacific Stock Exchange listing fee........................................................       10,000
Printing and engraving....................................................................       75,000
Legal fees and expenses...................................................................      300,000
Accounting fees and expenses..............................................................      200,000
Blue sky fees and expenses................................................................       15,000
Transfer agent and registrar fees and expenses............................................        5,000
Miscellaneous.............................................................................       77,813
                                                                                            ------------
    Total.................................................................................   $  800,000
                                                                                            ------------
                                                                                            ------------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Article Eight of the registrant's Certificate of Incorporation (Exhibit 3.01 hereto) and Article VI of the registrant's Bylaws (Exhibit 3.02 hereto) provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.19 hereto) with its officers and directors. Reference is also made to the Underwriting Agreement contained in Exhibit 1.01 hereto, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


    During the three year period ended June 30, 1996, the Registrant and its predecessor entities, Hambrecht & Quist Group, a California corporation ("Group California") and Hambrecht & Quist L.P., a California limited partnership ("LP") sold the following securities without registration under the Securities Act:



(1) Group California sold a total of 5,730,012 shares of its Common Stock to consultants, employees and directors of the Registrant and its subsidiaries in a series of transactions, for aggregate consideration of $23,296,064 in the form of cash and promissory notes.



(2)  Group California granted options to purchase a total of 4,325,640 shares of
    Common  Stock  to  employees  and  directors  of  the  Registrant  and   its
    subsidiaries in a series of transactions under stock plans.



(3) Group California granted options to purchase 1,410,532 shares of Common Stock to officers outside of stock plans.



(4) LP sold limited partnership units to each person holding stock or options of the Company under a unit plan, with one LP unit issued for each 50 shares of outstanding stock or stock subject to outstanding options.



(5) In addition, Registrant issued one share of Common Stock to an officer for $1.00 cash.


    There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to the compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the certificates issued in such transactions. All recipients had adequate access to information about the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS


  EXHIBIT
  NUMBER                                                             EXHIBIT TITLE
- -----------             -------------------------------------------------------------------------------------------------------
      1.01          --  Form of Underwriting Agreement.*
      2.01          --  Agreement and Plan of Reorganization by and among Hambrecht & Quist Group, Hambrecht & Quist Group,
                         Inc., H & Q Reorganization Subsidiary, Inc., and Hambrecht & Quist, L.P., with exhibits, dated June
                         10, 1996.
      3.01          --  Registrant's Certificate of Incorporation, dated June 6, 1996.+
      3.02          --  Form of Registrant's Bylaws to be effective upon the closing of this offering.
      4.01          --  Form of Specimen Certificate for Registrant's Common Stock.*
      5.01          --  Opinion of Wilson Sonsini Goodrich & Rosati, A Professional Corporation.
     10.01          --  Registrant's 1996 Equity Plan.
     10.02          --  Hambrecht & Quist Group 1995 Restricted Stock Plan, 1995 Stock Option Plan, and Hambrecht & Quist, L.P.
                         1995 Limited Partnership Unit Plan.+
     10.03          --  Form of Hambrecht & Quist Group 1995 Stock Option Plan Nonstatutory Stock Option Agreement.+
     10.04          --  Hambrecht & Quist Group Savings and Employee Stock Ownership Plan, effective as of October 1, 1994.+
     10.05          --  Lease between The Equitable Life Assurance Society of the United States and Hambrecht & Quist L.L.C.
                         dated January 27, 1988, as amended.
     10.06          --  Assignment of Lease from Apple Computer, Inc. to Hambrecht & Quist L.L.C. dated March 27, 1996.
     10.07          --  Lease between Hambrecht & Quist L.L.C. and Rowes Wharf Associates dated June 22, 1987, as amended.
     10.08          --  Lease, Riders, and Addenda between 230 Park Avenue Associates and Hambrecht & Quist L.L.C. dated
                         December 1, 1995.
     10.09          --  Line of Credit Agreement between The Bank of California, N.A. and Hambrecht & Quist Group, dated
                         October 29, 1993.+
     10.10          --  Amended and Restated Line of Credit Agreement between The Bank of California, N.A., and Hambrecht &
                         Quist Group, dated March 21, 1996.+
     10.11          --  Line of Credit Note between The Bank of California, N.A., and Hambrecht & Quist Group, dated March 21,
                         1996.+
     10.12          --  Continuing Guaranty by Hambrecht & Quist Group in favor of The Bank of California, N.A., dated March
                         21, 1996.+
     10.13          --  Employment Agreement between Hambrecht & Quist Group and Daniel H. Case III, dated June 17, 1996.+
     10.14          --  Hambrecht & Quist L.L.C.'s Operating Agreement, dated March 6, 1995.+
     10.15          --  Hambrecht & Quist 1996 Bonus and Deferred Sales Compensation Plan.*
     10.16          --  Master Agreement between Hambrecht & Quist Incorporated, Wertheim Schroder & Co. Incorporated, WSCI
                         Limited Partnership and Lewco Securities Corp., dated December 23, 1991, as amended.+
     10.17          --  Clearing and Other Services Agreement between Hambrecht & Quist Incorporated, Wertheim Schroder & Co.
                         Incorporated, WSCI Limited Partnership and Lewco Securities Corp., dated December 23, 1991, as amended.+

  EXHIBIT
  NUMBER                                                             EXHIBIT TITLE
- -----------             -------------------------------------------------------------------------------------------------------
     10.18          --  Letter Agreement between Hambrecht & Quist Group and H&Q Asia Pacific, Ltd., dated April 1, 1996.+
     10.19          --  Form of Indemnification Agreement.
     10.20          --  Lease between The Equitable Life Assurance Society of the United States and Hambrecht & Quist LLC dated
                         November 9, 1988, as amended.
     21.01          --  List of Subsidiaries of the Registrant.+
     23.01          --  Consent of Independent Public Accountants.
     23.02          --  Consent of Counsel (included in Exhibit 5.01).
     24.01          --  Power of Attorney.+


- ------------------------


 +  Previously filed.


 *  To be provided by amendment.

    (b) FINANCIAL STATEMENT SCHEDULES


    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment Number 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 25th day of July 1996.



                                          HAMBRECHT & QUIST GROUP, INC.,
                                          a Delaware corporation
                                          By: /s/_DANIEL H. CASE III____________
                                             Daniel H. Case III,
                                             President and Chief Executive
                                          Officer



    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                      SIGNATURE                                           TITLE                         DATE
- ------------------------------------------------------  -----------------------------------------  --------------
               /s/WILLIAM R. HAMBRECHT*
                (William R. Hambrecht)                  Chairman of the Board of Directors         July 25, 1996
                /s/DANIEL H. CASE III                   President, Chief Executive Officer and
                 (Daniel H. Case III)                   Director (Principal Executive Officer)     July 25, 1996
                /s/WILLIAM R. TIMKEN*
                 (William R. Timken)                    Vice Chairman of the Board of Directors    July 25, 1996
                                                        Vice President and Chief Financial
                /s/RAYMOND J. MINEHAN*                  Officer (Principal Financial and           July 25, 1996
                 (Raymond J. Minehan)                   Accounting Officer)
                 /s/WILLIAM E. MAYER*
                  (William E. Mayer)                    Director                                   July 25, 1996
                /s/HOWARD B. HILLMAN*
                 (Howard B. Hillman)                    Director                                   July 25, 1996
               /s/EDMUND H. SHEA, JR.*
                (Edmund H. Shea, Jr.)                   Director                                   July 25, 1996
               /s/LAWRENCE J. STUPSKI*
                (Lawrence J. Stupski)                   Director                                   July 25, 1996
             * By: /s/DANIEL H. CASE III
                  Daniel H. Case III
                   Attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                             EXHIBIT TITLE
- -----------             -------------------------------------------------------------------------------------------------------
      2.01          --  Agreement  and Plan of  Reorganization by and among  Hambrecht & Quist Group,  Hambrecht & Quist Group,
                         Inc., H & Q Reorganization  Subsidiary, Inc., and Hambrecht &  Quist, L.P., with exhibits, dated  June
                         10, 1996.

      3.02          --  Form of Registrant's Bylaws to be effective upon the closing of this offering.

      5.01          --  Opinion of Wilson Sonsini Goodrich & Rosati, A Professional Corporation.

     10.01          --  Registrant's 1996 Equity Plan.

     10.05          --  Lease  between The Equitable Life Assurance  Society of the United States  and Hambrecht & Quist L.L.C.
                         dated January 27, 1988, as amended.

     10.06          --  Assignment of Lease from Apple Computer, Inc. to Hambrecht & Quist L.L.C. dated March 27, 1996.

     10.07          --  Lease and Fifth Amendment between Hambrecht & Quist L.L.C. and Rowes Wharf Associates dated February 6,
                         1996.

     10.08          --  Lease, Riders,  and Addenda  between 230  Park Avenue  Associates and  Hambrecht &  Quist L.L.C.  dated
                         December 1, 1995.

     10.19          --  Form of Indemnification Agreement.

     10.20          --  Lease  between the Equitable Life Assurance  Society of the United States  and Hambrecht & Quist L.L.C.
                         dated November 9, 1988, as amended.

     23.01          --  Consent of Independent Public Accountants.

     23.02          --  Consent of Counsel (included in Exhibit 5.01).